   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1997



                                            REGISTRATION STATEMENT NO. 333-37821

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 APOLLON, INC.
             (Exact name of registrant as specified in its charter)

                   PENNSYLVANIA                                         23-2681961
           (State or other jurisdiction                    (IRS Employer Identification Number)
        of incorporation or organization)

                            ------------------------

                            ONE GREAT VALLEY PARKWAY

                          MALVERN, PENNSYLVANIA 19355

                                 (610) 647-9452

          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                        VINCENT R. ZURAWSKI, JR., PH.D.

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 APOLLON, INC.

                            ONE GREAT VALLEY PARKWAY

                          MALVERN, PENNSYLVANIA 19355

                                 (610) 647-9452

       (Name, address, including zip code and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

       MORRIS CHESTON, JR., ESQUIRE                 DONALD J. MURRAY, ESQUIRE
    Ballard Spahr Andrews & Ingersoll                  Dewey Ballantine LLP
      1735 Market Street, 51st Floor               1301 Avenue of the Americas
     Philadelphia, Pennsylvania 19103                   New York, NY 10019
              (215) 665-8500                              (212) 259-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1997

P R O S P E C T U S

                                2,500,000 SHARES


                                     [LOGO]
                                  COMMON STOCK
                                   ---------

    All of the shares of Common Stock (the "Common Stock") offered hereby (the "Offering") are being sold by Apollon, Inc. ("Apollon" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application will be made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "APLN".

    In October 1997, A.H. Investments Ltd., an affiliate of American Home Products Corporation, invested $3.0 million in the Company in exchange for a convertible promissory note in the principal amount of $3.0 million and a warrant to purchase 68,910 shares of the Company's Common Stock at a price equal to 115% of the initial public offering price. The promissory note will be converted into shares of Common Stock upon the closing of the Offering at a conversion price equal to the initial public offering price.


    The Underwriters have reserved 83,333 shares (assuming a public offering price of $12.00 per share) of the Common Stock offered hereby for possible sale at the initial public offering price to Biogen, Inc., a licensor of certain intellectual property to the Company, which has expressed an interest in purchasing such shares.


    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           UNDERWRITING
                         PRICE TO         DISCOUNTS AND        PROCEEDS TO
                          PUBLIC          COMMISSIONS(1)        COMPANY(2)
Per Share                   $                   $                   $
Total(3)                    $                   $                   $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $         .

(3) The Company has granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions
    and Proceeds to Company will be $         , $         and $         ,
    respectively. See "Underwriting."
                                 --------------

    The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
         , 1997 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                                 --------------
SMITH BARNEY INC.

                             GENESIS MERCHANT GROUP
                                   SECURITIES

                                                                 CRUTTENDEN ROTH
                                                                    INCORPORATED

       , 1997

[Four groups of photos including: five photos of scientists working in laboratories; three photos of vialed/ encapsulated products; five photos of close ups of laboratory work; two photos of microscope images; and one photo of vaccine administration. One graph of product development time lines.]

------------------------

    APOLLON-REGISTERED TRADEMARK-, THE APOLLON LOGO,
GENEVAX-REGISTERED TRADEMARK- AND GENEVAX-HIV-REGISTERED TRADEMARK- ARE REGISTERED TRADEMARKS OF APOLLON, INC. GENEVAX-HSV-TM-, GENEVAX-HBV-TM-, GENEVAX-TCR-TM-, GENEVAX-HPV-TM-, GENEVAX-HCV-TM- AND GENEVAX-MTB-TM- ARE TRADEMARKS OF APOLLON, INC. ALL OTHER BRAND NAMES OR TRADEMARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS. ALL REFERENCES IN THIS PROSPECTUS TO HIV REFER TO HIV-1 AND THE TERM AIDS INCLUDES ALL HIV-INDUCED DISEASE.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK INCLUDING BY OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS."

                                  THE COMPANY

    Apollon, Inc. ("Apollon" or the "Company") is a leader in the development of non-viral DNA-based vaccines and other DNA-based gene therapy products for the prevention and treatment of infectious and autoimmune diseases. Apollon's vaccine product candidates, which utilize its proprietary facilitated DNA delivery technology, are designed to stimulate an immune response by causing cells to express specific encoded antigenic proteins. The Company believes that its GENEVAX vaccine product candidates may have several positive attributes, including the ability to: (i) stimulate both humoral (antibody) and cellular (cytotoxic T-cell) immune responses; (ii) target different strains of the same pathogen, as well as multiple pathogens, with a single vaccine; (iii) be conveniently administered using conventional methods; (iv) demonstrate increased safety relative to live virus vaccines; and (v) be manufactured with relative ease. The Company believes that its technology represents a new paradigm for the development of preventive and therapeutic vaccines directed against a range of infectious diseases, including genital and oral/labial herpes, viral hepatitis, AIDS, genital warts and tuberculosis, as well as autoimmune diseases and cancer.

    In order to develop DNA-based vaccine products successfully, the Company is focusing a significant proportion of its resources on the advancement of its vaccine product candidates into human clinical trials, including both clinical trials of preventive product candidates in healthy adults and clinical trials of therapeutic product candidates in patients afflicted with a target disease. Using its facilitated DNA-based vaccine technology, the Company has demonstrated that its vaccines can stimulate humoral and cellular immune responses that have provided preventive and therapeutic outcomes in preclinical studies. Based on the results of these preclinical studies, Apollon has advanced multiple product candidates into human clinical trials.

    The Company believes that it initiated the first ever clinical trial of a therapeutic DNA-based vaccine in adults infected with human immunodeficiency virus ("HIV") in June 1995 and the first ever clinical trial of a preventive DNA-based vaccine for HIV in healthy adults in March 1996. Apollon believes that it also commenced the first ever clinical trial in healthy adults of a DNA-based preventive vaccine for herpes simplex virus ("HSV") in September 1996 and the first ever clinical trial of a DNA-based therapeutic vaccine in HSV-infected, genital herpes patients in March 1997. The Company also initiated a clinical trial in healthy adults of its DNA-based vaccine for treatment of individuals persistently infected with hepatitis B virus ("HBV") in July 1997. In addition, the Company initiated a clinical trial in December 1995 with a T cell receptor-directed, therapeutic DNA vaccine for cutaneous T-cell lymphoma ("CTCL"), which is a part of the first phase of the Company's program to develop therapeutic vaccines for autoimmune diseases such as psoriasis.


    Apollon is currently conducting nine Phase I and Phase I/II clinical trials of its GENEVAX vaccine product candidates for the prevention or treatment of infection by HSV, HBV and HIV, as well as the treatment of CTCL. As of September 30, 1997, 163 people have been enrolled in these clinical trials. To date, Apollon's vaccine product candidates have been safe and well tolerated in its clinical trials. In addition to evaluating safety, an objective of the ongoing clinical trials is to evaluate the ability of Apollon's DNA-based vaccine product candidates to stimulate immune responses. The Company is currently reviewing the results of its June 1995 HIV clinical trial, and has observed increases in immune responses in HIV-infected patients. Subject to favorable clinical results, the Company expects to initiate Phase II clinical trials of its therapeutic HSV-, HBV- and HIV-directed vaccine product candidates within the next 15 months.

    The Company's goal is to develop and commercialize a portfolio of DNA-based vaccine and gene therapy products aimed at the prevention and treatment of infectious and autoimmune diseases and intends to achieve this goal by pursuing the following strategy: (i) developing a diversified product pipeline; (ii) expanding its DNA delivery technology platform; (iii) leveraging its corporate, governmental and academic collaborations; and (iv) enhancing its manufacturing capabilities.


    Apollon has entered into collaborative agreements with three corporate partners, Wyeth-Lederle Vaccines and Pediatrics ("Wyeth-Lederle"), a business unit of the Wyeth-Ayerst Division of American Home Products Corporation ("AHP"), as well as Centocor, Inc. ("Centocor"), and Biogen, Inc. ("Biogen"), both publicly traded biopharmaceutical companies. The collaborative agreements with Wyeth-Lederle were entered into in July 1995 between the Company and American Cyanamid Company, a business unit of AHP, and provide for the joint development, manufacture and marketing of preventive and therapeutic GENEVAX products directed against HSV, HIV and human papillomavirus ("HPV"). The activities of American Cyanamid Company under these agreements are performed by Wyeth-Lederle. Pursuant to the agreements, Wyeth-Lederle has made a number of payments to Apollon to fund development of the GENEVAX product candidates directed against the three viruses and is required to make additional payments subject to the achievement of certain milestones in connection with clinical trials. Apollon is primarily responsible for product development and clinical testing expenses through the completion of Phase II clinical trials and Wyeth-Lederle will assume all Phase III clinical trial expenses. As of September 30, 1997, the Company has received $15.1 million from Wyeth-Lederle pursuant to the agreements. Apollon has granted Wyeth-Lederle worldwide rights to market and sell these vaccine product candidates and has retained exclusive worldwide manufacturing rights.


    In October 1997, A.H. Investments Ltd., an affiliate of AHP, invested $3.0 million in the Company in exchange for a convertible promissory note in the principal amount of $3.0 million and a warrant to purchase 68,910 shares of the Company's Common Stock at a price equal to 115% of the initial public offering price. The promissory note will be converted into shares of Common Stock upon the closing of the Offering at a conversion price equal to the initial public offering price.

    Apollon's agreement with Centocor, executed in March 1995, grants Centocor exclusive worldwide rights to use the Company's facilitated DNA-based technology to develop products directed at most cancers. Under the terms of this agreement, Centocor is required to provide research funding, to make additional payments upon the achievement of specified milestones by Centocor and to pay royalties to Apollon on any sales of these products. In June 1997, Centocor initiated a Phase I/II clinical trial in colorectal cancer patients using the Company's GENEVAX technology.


    In November 1997, Biogen and the Company entered into a license and option agreement pursuant to which the Company received a license to Biogen's intellectual property related to DNA sequences encoding hepatitis B viral antigens. In addition, Biogen received an option to market and sell on an exclusive basis in Japan GENEVAX product candidates directed against HBV that are developed by Apollon and which incorporate Biogen's intellectual property.


    The Company is currently prosecuting 37 U.S. patent applications. A majority of these patent applications have foreign counterparts. These patent applications include specifications and claims regarding methods of facilitated DNA delivery and expression by target cells IN VIVO, methods of patient treatment and routes of administration, methods of discovery of novel vaccines and pharmaceutical agents, molecular targets and methods of utilizing these targets and compositions of matter for vaccines and pharmaceutical products. Apollon holds exclusive rights to a method patent which was issued to inventors at the University of Pennsylvania and The Wistar Institute of Anatomy and Biology (the "Wistar Institute") in January 1997. This patent describes an important portion of the Company's core technology using bupivacaine-facilitated DNA-based immunization.

                                  THE OFFERING


Common Stock being offered..................  2,500,000 shares (1)
Common Stock to be outstanding after the
  Offering..................................  8,145,568 shares(1) (2)
Use of proceeds.............................  To fund research and development, including preclinical and clinical studies, and for
                                              working capital. See "Use of Proceeds."
Proposed Nasdaq National Market symbol......  APLN


------------------------

(1) Excludes 375,000 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option. See "Underwriting."


(2) Based on the number of shares of Common Stock outstanding as of September 30, 1997. Includes 4,748,021 shares of Common Stock issuable upon the automatic conversion of all outstanding shares of the Company's Class A Convertible Preferred Stock, Class B Convertible Preferred Stock and Class C Convertible Preferred Stock (collectively, the "Convertible Preferred Stock"), upon completion of the Offering (the "Conversion") and 250,000 shares of Common Stock issuable upon the automatic conversion of the $3.0 million convertible promissory note issued to A.H. Investments Ltd. (the "AHP Financing"). Excludes 457,171 and 416,428 shares of Common Stock issuable upon the exercise of options and warrants, respectively, outstanding as of September 30, 1997, with a weighted average exercise price of $1.87 and $6.40, respectively.

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                               PERIOD FROM                                                      NINE MONTHS
                                            JANUARY 31, 1992                                                       ENDED
                                           (DATE OF INCEPTION)           YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                   TO           ------------------------------------------  --------------------
                                            DECEMBER 31, 1992     1993       1994       1995       1996       1996       1997
                                           -------------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Research, development and contract
  revenues...............................       $  --           $  --      $  --      $   7,825  $   8,249  $   4,039  $     711
Operating costs and expenses:
      Research and development...........           1,213           3,440      6,179      5,253      7,310      4,942      7,088
      General and administrative.........             529             947      1,538      2,193      3,050      2,120      2,852
                                                  -------       ---------  ---------  ---------  ---------  ---------  ---------
  Total operating costs and expenses.....           1,742           4,387      7,717      7,446     10,360      7,062      9,940
                                                  -------       ---------  ---------  ---------  ---------  ---------  ---------
(Loss) income from operations............          (1,742)         (4,387)    (7,717)       379     (2,111)    (3,023)    (9,229)
  Interest income........................             100              94         54        110        373        220        210
  Interest expense.......................              (6)            (35)       (89)      (415)      (123)      (116)       (22)
                                                  -------       ---------  ---------  ---------  ---------  ---------  ---------
Net (loss) income........................       $  (1,648)      $  (4,328) $  (7,752) $      74  $  (1,861) $  (2,919) $  (9,041)
                                                  -------       ---------  ---------  ---------  ---------  ---------  ---------
                                                  -------       ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net loss per share
  (unaudited)(1).........................                                                            $(.33)               $(1.59)
Shares used in computing pro forma net
  loss per share (unaudited)(1)..........                                                        5,608,888             5,687,791



                                                                                           SEPTEMBER 30, 1997
                                                                                       ---------------------------
                                                                                         ACTUAL     AS ADJUSTED(2)
                                                                                       -----------  --------------
                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and investments available for sale............................   $   1,746    $     32,046
Redeemable cumulative convertible preferred stock....................................      30,703         --
Accumulated deficit..................................................................     (28,153)        (28,153)
Total shareholders' (deficit) equity.................................................     (28,147)         32,856


------------------------

(1) Reflects the Conversion and the AHP Financing. See Note 2 of Notes to Financial Statements for discussion of the calculation of pro forma net loss per share.

(2) Gives effect to (i) the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share after deduction of estimated underwriting discounts, commissions and offering expenses; (ii) the AHP Financing; and (iii) the Conversion.
                            ------------------------


    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED; (II) HAS BEEN RETROACTIVELY ADJUSTED TO GIVE EFFECT TO A 0.4594-FOR-ONE REVERSE STOCK SPLIT (THE "REVERSE STOCK SPLIT") OF THE COMMON STOCK THAT WILL BE EFFECTED PRIOR TO COMPLETION OF THE OFFERING; AND (III) REFLECTS THE CONVERSION AND THE AHP FINANCING WHICH WILL AUTOMATICALLY OCCUR UPON COMPLETION OF THE OFFERING. ALL SHARE AMOUNTS CONTAINED HEREIN WITH RESPECT TO SHARES OF COMMON STOCK ISSUED IN THE AHP FINANCING AND THE EXERCISE PRICE OF THE WARRANT ISSUED TO A.H. INVESTMENTS LTD. IN SUCH FINANCING ASSUME AN INITIAL PUBLIC OFFERING PRICE OF $12.00 PER SHARE. UPON COMPLETION OF THE OFFERING, THE CONVERTIBLE PREFERRED STOCK OUTSTANDING WILL CONVERT TO COMMON STOCK SUCH THAT EACH SHARE OF CONVERTIBLE PREFERRED STOCK WILL BE CONVERTED INTO 0.4594 SHARES OF COMMON STOCK.

                                  RISK FACTORS

    AN INVESTMENT IN APOLLON INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE UNDERTAKEN UNLESS THE INVESTOR CAN SUFFER A COMPLETE LOSS OF THE INVESTMENT. THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

    DNA-based vaccination and gene therapy are new and rapidly evolving technologies. While many approaches to gene therapy are being pursued by pharmaceutical and biotechnology companies and academic institutions, there are currently no marketed DNA-based vaccine or gene therapy products and existing clinical data on the safety and efficacy of potential products is limited. Preclinical and clinical data relating to the Company's specific DNA-based vaccine and other gene therapy approaches is also limited. There can be no assurance that the Company will ultimately develop and commercialize safe and effective products.

    Each of the Company's potential products under development are either in research, preclinical development or early stage clinical trials. Potential products currently under development by the Company will require significant additional research and development efforts, including extensive preclinical and clinical testing and the receipt of regulatory approval, prior to commercial use. There can be no assurance that the Company's research and development efforts will be successful, that any of the potential products developed by the Company will prove to be safe and effective in clinical trials or that any commercially successful products utilizing the Company's technology will be developed by the Company or its collaborators. Even if successfully developed, these potential products may not receive regulatory approval, be successfully marketed at prices that would permit the Company to operate profitably or be accepted by the market. For these reasons, revenues from the sale of any products being developed by the Company may not be realized for the foreseeable future, if at all.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

    Before obtaining regulatory approvals for the commercial sale of any of its product candidates, the Company must undertake extensive, lengthy and costly preclinical studies and clinical trials to demonstrate that such product candidates, as biological drugs, are safe, potent, pure and efficacious. Existing preclinical and clinical data relating to the Company's specific DNA-based vaccine and other gene therapy approaches is limited. Further, results of preclinical studies do not predict safety or efficacy in humans and results from such tests or studies are not necessarily indicative of results that will be obtained in human clinical trials. Nor are results from early stage clinical trials necessarily indicative of results that will be obtained in subsequent clinical trials. Currently, Apollon is conducting Phase I and Phase I/II clinical trials of GENEVAX-HIV, GENEVAX-HBV, GENEVAX-HSV and GENEVAX-TCR. These clinical trials are being conducted in healthy volunteers or patients with disease, or both. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier clinical trials, including clinical trials involving diseases targeted by the Company's products which are currently in clinical trials. Further, there can be no assurance that the Company will be permitted by regulatory authorities to undertake additional clinical trials for its vaccines under development or currently in Phase I and Phase I/II clinical trials or to commence clinical trials for any of the Company's potential products currently in research or preclinical studies, either in the United States or elsewhere. If the Company is permitted to undertake further clinical trials or commence new clinical trials, there can be no assurance that its product candidates will not be toxic or not have undesirable side effects or other characteristics that prevent or limit further clinical studies or their commercial use or that results from such clinical trials will demonstrate the safety and efficacy of any product candidates necessary to permit further clinical studies or obtain regulatory approval. The failure to adequately demonstrate the safety, purity, potency and efficacy of a biological product candidate would delay or prevent regulatory approval of such product candidate and could have a material adverse effect on the Company. Even if the results of subsequent clinical trials are positive, products, if any, resulting from the Company's research and development programs are not likely to be commercially available for several years. Even if approved by the United States Food and Drug Administration (the "FDA") or foreign regulatory authorities, products may later exhibit adverse effects that prevent their widespread use or necessitate their withdrawal from the market.

    The rates of completion of the Company's human clinical trials, if permitted to continue, will be dependent upon, among other factors, the rate of accrual of patients entering into the clinical trials, which can in turn be dependent upon the nature of the protocol, the availability of alternative treatments, the proximity to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on the Company.

VARIABLE REVENUES; NO REVENUES FROM PRODUCT SALES; ACCUMULATED DEFICIT


    To date, the Company's revenues have been derived almost entirely from payments under its collaborative agreements with corporate partners. Such payments are made upon the Company's achievement of certain product development milestones and thus are recognized at irregular intervals. Prior to 1995, the Company had no revenues. In 1996, the Company's revenues were $8.2 million, approximately $6.9 million of which were earned in the second half of the year. In the nine months ended September 30, 1997, the Company's revenues were $711,000 and the Company expects to generate revenues of less than $500,000 during the remainder of 1997.



    Apollon has generated no revenues from product sales and will not generate sales revenues for the foreseeable future, if at all. At September 30, 1997, the Company had an accumulated deficit of approximately $28.2 million. These losses have resulted from expenses incurred in the Company's research and development programs and, to a lesser extent, from general and administrative expenses. The Company expects to incur substantial additional losses for the foreseeable future and expects that these losses will increase as the Company's research and development programs progress. The Company's ability to achieve profitability depends, in part, on its ability to successfully complete development of its proposed products, obtain regulatory approvals and manufacture and market its product candidates directly or through collaborative partners. There can be no assurance that the Company will ever generate revenues from product sales or achieve profitability.


FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING


    The amount and timing of the Company's expenditures and funding requirements will depend upon the progress of its research and development, results of preclinical studies and clinical trials, the cost and timing of regulatory approvals, general market conditions, relationships with current and potential collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, cost of manufacturing scale-up and other factors. The Company anticipates that its existing capital resources in combination with the net proceeds of the Offering and interest thereon, plus payments anticipated under existing collaborative agreements will enable the Company to fund its operations until mid-1999. In order to receive most of the anticipated funds from corporate collaborators, the Company must meet certain milestones in the development of its product candidates, and there can be no assurance that the Company will meet such milestones in a timely manner, if at all. The Company will require substantial additional capital to fund continued product development, conduct clinical trials and seek regulatory approvals, as well as establish manufacturing and marketing capabilities, prior to the commercialization of its first product.


    The Company currently has no committed sources of capital. The Company intends to seek additional funding through public or private equity or debt financing, when market conditions allow, and through arrangements with corporate collaborators and other sources. If additional funds are raised by issuing equity securities, dilution to existing shareholders may result. There can be no assurance that additional financing will be available on terms acceptable to the Company, if at all. Any shortfall in funding could require the Company to delay, scale back or eliminate some or all of its development programs and could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

DEPENDENCE ON THIRD PARTIES


    The Company's strategy for the research, development and commercialization of its products requires entering into various arrangements with academic collaborators and corporate partners, licensors, licensees and others and is dependent upon the subsequent success of these parties in performing their responsibilities. The Company's most significant collaborative arrangement is with Wyeth-Lederle, for the development of DNA-based vaccines for the prevention and treatment of diseases caused by HSV, HIV and HPV. Wyeth-Lederle has the right to terminate the agreements with the Company at any time unilaterally and without cause in their entirety or as to any specific product. In the event that Wyeth-Lederle were to terminate the agreements as a result of a change in control of the Company, the options and licenses granted to Wyeth-Lederle would vest or be retained, as appropriate, and Apollon would be required to assign all governmental approvals. There can be no assurance that Wyeth-Lederle will not terminate the collaborative arrangement and any such termination would have a material adverse effect on the Company. See "Business -- Strategic Alliances and Collaborations -- Corporate Collaborations."


    In addition, Apollon has several collaborative arrangements with other corporate partners, academic institutions and government entities. Internal time tables and policies of the Company's collaborators and the amount and timing of resources to be devoted to collaborative activities may not be within the control of the Company. There can be no assurance that the Company's collaborative partners will perform their obligations as expected or that the Company will derive any revenue from such arrangements. In addition, certain of the Company's collaborators may be pursuing alternative competing technologies as a means for developing treatments for the diseases targeted by these collaborative programs. Moreover, disputes could develop between Apollon and its collaborative partners, or its corporate collaborative partners could terminate the agreements with the Company. Such disputes or termination of the collaborative arrangements could have a material adverse effect on the Company.


    Certain of the clinical trials of the Company's HIV-related product candidates are sponsored by government funding. There can be no assurance, in the event such funding is withdrawn, that the Company could fund or otherwise maintain such research programs.


    Apollon intends to seek additional collaborative arrangements to develop and commercialize other product candidates in the future. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future or that its current or future collaborative arrangements will be successful.

PATENTS AND PROPRIETARY RIGHTS; ACCESS TO PROPRIETARY GENES AND PROTEINS

    The Company's success will depend, in part, on its ability to obtain patent protection for its future products, technology and processes both in the United States and other countries. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. The Company has filed or participated as licensee in the filing of a number of patent applications in the United States relating to the Company's technology, as well as foreign counterparts of certain of these applications in many countries. Apollon and its collaborators are actively prosecuting 37 U.S. patent applications. A majority of these patent applications have foreign counterparts. In the United States, two such patents have issued and notices of allowance have been received on sets of claims enumerated in four other patent applications. There can be no assurance that patents will issue from any of the other applications or, if patents do issue, that the claims allowed will be sufficient to protect the Company's technology. In addition, there can be no assurance that any patents issued to the Company or to licensors of the Company's technology will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company. Moreover, the Company believes that obtaining foreign patents in certain countries may be more difficult than obtaining domestic patents because of differences in patent laws and, accordingly, its patent position may be stronger in the United States than abroad. The Company intends to continue to file applications as appropriate for patents covering both its technology and processes.


    The commercial success of the Company will also depend in part on the Company not infringing patents issued to competitors and not breaching the technology licenses that might cover technology used in the Company's products. It is uncertain whether any third-party patents will require the Company to alter products it develops or processes, obtain licenses or cease certain activities. The Company is aware that other companies have filed patent applications covering technology used by or relating to the Company's technology and in the area of gene therapy, and if any such patents issue, the Company may be required to obtain licenses under such patents in order to test, use or market its potential products. There can be no assurance that the Company will be able to obtain any of such licenses or any further required licenses on commercially favorable terms, if at all. If such licenses are not obtained by the Company, it will not be able to commercialize the products requiring such licenses. Failure by the Company to obtain a license to any technology that it may require to test, use, manufacture or market its product candidates may have a material adverse effect on the Company. Further, if any such patents are issued to other companies with broad applications in the area, there could be a material adverse effect on the Company.


    Vical, Incorporated ("Vical"), controls Patent no. 5,580,589 - Delivery of Exogenous DNA Sequences in a Mammal ("Patent A") and Patent no. 5,589,466 - Induction of a Protective Immune Response in a Mammal By Injecting a DNA Sequence ("Patent B" and, with Patent A, the "Vical patents"). Patent A claims a method of delivering a physiologically active protein or peptide by injecting a DNA sequence into the muscle of a mammal, where the DNA sequence is free from association with transfection-facilitating proteins, viral particles, liposomal formulations, charged lipids and calcium phosphate precipitating agents. Patent B claims a method of inducing a protective immune response in a mammal by injecting into muscle or skin a DNA sequence encoding an immunogen linked to a promoter sequence in an amount sufficient to induce the protective immune response where the DNA sequence is free from transfection-facilitating proteins, viral particles, liposomal formulations or charged lipids. Vical has filed similar patent applications in Europe and Japan, although to the Company's knowledge no patents have yet been issued. Vical has licensed certain rights to these patents to Merck & Co., Inc. ("Merck") and to Pasteur-Merieux Serums & Vaccins ("PMC"). While the Company believes, after consultation with its scientists, consultants, advisors and patent counsel, that its potential products do not infringe any claim of the Vical patents, there can be no assurance that Vical, Merck or PMC, separately or in combination, will not assert a claim against the Company. There can be no assurance that if Vical sues on these patents, a court will not reach an unfavorable decision, notwithstanding the Company's belief. Furthermore, there can be no assurance that the Company will not become subject to any other patent infringement claims or litigation arising out of the above noted patents or pending applications, should they issue, including the Vical applications described above, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions.



    In addition, a number of the DNA sequences or proteins encoded by certain of the sequences that the Company is currently investigating in its preclinical studies and clinical trials or may use in the future are or may become patented by others. As a result, the Company will or may require licenses under such patents in order to test, use, manufacture or market products that contain proprietary DNA sequences or encode proprietary proteins. The Company has obtained, or has the right to obtain, certain licenses, including rights received from Wyeth-Lederle to the gene for HSV-2 glycoprotein D and a license received from Biogen to DNA sequences encoding hepatitis B viral antigens, and is currently negotiating certain other licenses. There can be no assurance that the Company will be able to obtain any further required licenses on commercially favorable terms, if at all. If such licenses are not obtained by the Company, it will not be able to commercialize the products requiring such licenses. Failure by the Company to obtain a license to any DNA sequences that it may require to test, use, manufacture or market its product candidates could have a material adverse effect on the Company.



    Litigation, which could result in substantial cost to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party patents. Should any of its competitors have prepared and filed patent applications in the United States which claim technology also invented by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office in order to determine priority of invention and, thus, the right to a patent for the technology in the United States, all of which could result in substantial cost to the Company to determine its rights. The Company also relies on protecting its proprietary technology in part through confidentiality agreements with its collaborators, employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently discovered by its competitors. Failure of the Company to protect its technology from use by other parties would have a material adverse effect on the Company. See "Business -- Patents and Proprietary Rights."


GOVERNMENT REGULATION; NO ASSURANCE OF FDA APPROVAL

    The FDA and comparable foreign regulatory authorities impose substantial requirements on the introduction of pharmaceutical products through detailed laboratory, preclinical and clinical testing and other costly and time-consuming procedures. Satisfaction of these requirements typically takes many years, varies substantially based upon the type, complexity and novelty of the pharmaceutical products and is subject to significant uncertainty. Government regulation also affects the manufacture and marketing of pharmaceutical products. In addition, as DNA-based vaccine and other gene therapy products are being developed using new technologies and have not been extensively tested in patients, the regulatory requirements governing such potential products and related clinical procedures are uncertain. Preclinical studies of the Company's product development candidates are subject to Good Laboratory Practices ("GLP") requirements and the manufacture of any products developed by the Company will be subject to Good Manufacturing Practices ("GMP") requirements prescribed by the FDA.

    The Company believes that its potential vaccine products will be regulated by the FDA and comparable foreign regulatory bodies as biological drug products and that any newly developed facilitating agents will be regulated as non-biological new drugs. Biological drugs generally are regulated more stringently than non-biological drugs. For example, traditionally, biologics are subject to separate product and manufacturing facility licensing requirements and to lot-by-lot release requirements. Although new requirements have been adopted for biologics that are well characterized, no assurances exist that any of the Company's biologics will be subject to these new procedures. Each product containing a particular gene will likely be regulated either as a biologic drug or non-biological drug depending on a variety of factors, including its precise nature and source and evolving FDA policy. The Company believes that its facilitating agents, which can be used to enhance DNA delivery and protein expression or can be used directly to augment the immune process, will be regulated as non-biological new drugs. The use of such facilitating agents in conjunction with the Company's vaccine products may result in their regulation as combination products that are subject both to the new drug or biologics approval processes. The Company may need to, under FDA regulations, file a designation request in such cases to seek clarification of whether the FDA's Center for Drug Evaluation and Research ("CDER") or its Center for Biologics Evaluation and Research ("CBER") will have primary jurisdiction for the regulation of such combination drug products. Moreover, the use of facilitating agents to help augment the immune process in conjunction with the Company's DNA-based vaccine products may require the design of clinical trials to demonstrate that the facilitating agent and DNA-based vaccine each contribute to the efficacy of the product, and that neither adversely affects the safety of the product. The treatment of the Company's vaccine products containing facilitating agents as combination products can substantially increase the time and costs associated with obtaining regulatory approvals.



    In order to commercialize any drug products, the Company must file an Investigational New Drug ("IND") application for each proposed product, which must become effective before clinical studies can begin to demonstrate the safety, purity, efficacy and potency that are necessary to obtain FDA approval of any biological drug product. The FDA regulatory process, which includes preclinical studies, clinical trials and post-marketing testing of each product candidate takes many years and requires the expenditure of substantial resources. Delays may also be encountered and substantial costs incurred in obtaining approval to market the Company's products in foreign countries. Data obtained from preclinical and clinical activities are subject to varying interpretations which could delay, limit or prevent regulatory approval by the FDA or other regulatory agencies. The Company, an independent Institutional Review Board organized by an institution conducting a clinical trial, the FDA or other regulatory agency may suspend clinical trials at any time if participants in such clinical trials are being exposed to unacceptable health risks. Product approvals, if granted, may contain significant limitations on the indicated uses for which products may be marketed. There can be no assurance that, even after passage of many years and expenditure of significant resources, FDA or other comparable regulatory approval will be obtained for any drug products developed by the Company, in a timely manner, if at all. The Prescription Drug User Fee Act ("PDUFA"), which imposes certain fees on the drug industry, has helped reduce the time necessary to obtain FDA approval, including FDA marketing application review times. PDUFA has expired and legislation to reauthorize PDUFA has been passed separately by the House and Senate. It must now be reconciled in a House-Senate conference and signed by the President to become law. The failure to extend PDUFA, or the failure to obtain regulatory approval, or the occurrence of any significant delays in obtaining such approval for one or more of the Company's products currently under development, would have a material adverse effect on the Company.


    Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions. FDA policy may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's potential products. In addition, a marketed drug and its manufacturer are subject to continual review and subsequent discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and withdrawal of the right to manufacture the product. In addition, many academic institutions and companies doing research in the gene therapy field are using a variety of approaches and technologies similar to the Company's technology. Any adverse results obtained by such researchers in preclinical studies or clinical trials could adversely affect the regulatory environment for gene therapy products in general, possibly leading to delays in the approval process for the Company's potential products. All of the foregoing regulatory matters also will be applicable to development, manufacturing and marketing undertaken by any collaborative partners or licensees of the Company. See "Business -- Government Regulation."

COMPETITION; RAPID TECHNOLOGICAL CHANGE

    Competitors of the Company in the United States and other countries are numerous and include, among others, pharmaceutical and chemical companies, biotechnology firms, universities and other research institutions. These competitors are engaged in developing products for human prophylactic and therapeutic applications of DNA-based vaccines, other gene therapies, traditional drugs and viral vaccines, which are competitive with the Company's technologies and product candidates. Some of these competitors have potential products in clinical trials. Many of the Company's competitors have substantially greater financial, technical and human resources than the Company and significantly greater experience in pharmaceutical products and obtaining FDA and other regulatory approvals for such products. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products or in commercializing such products more rapidly than the Company. In addition, there are currently commercially available products for the treatment of certain of the diseases targeted by the Company. Furthermore, if the Company is permitted to commence commercial sales of its products, it may compete with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience. See "Business -- Competition."


    The Company believes that industry-wide interest in investigating the potential of DNA-based vaccine and other gene therapy technologies will continue and will accelerate as techniques which permit design and development of drugs based on such technologies become more widely understood. There can be no assurance that the Company's competitors will not succeed in developing products based on technologies similar to its own technologies, which are more effective than any that are being developed by the Company, or which would render Apollon's product candidates obsolete and noncompetitive. The development of such products would have a material adverse effect on the Company.


DEPENDENCE ON KEY PERSONNEL AND CONSULTANTS

    Apollon is highly dependent on the principal members of its scientific staff and management. In addition, the Company relies on consultants and advisors to assist in formulating its research and development strategy. Attracting and retaining qualified scientists, personnel, consultants and advisors will be critical to the Company's success. Further, in order to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development as well as personnel with expertise in clinical testing, government regulation, manufacturing, sales and marketing. Expansion in product development will also require the addition of management personnel and the development of additional expertise by current management. The Company faces intense competition for qualified individuals in these areas from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all. The Company's inability to attract and retain such individuals on acceptable terms would have a material adverse effect on the Company.

    The lack of continued involvement by the principal members of the Company's management and scientific staff, including, but not limited to Vincent R. Zurawski, Jr., Ph.D., the Company's President and Chief Executive Officer, in the development of the Company's proposed products, would have a material adverse effect on the Company.

LIMITED MANUFACTURING EXPERIENCE; NO SALES OR MARKETING CAPABILITIES

    The Company's product candidates are currently manufactured by Apollon employees in facilities owned by third parties. While the Company believes these facilities meet its standards of quality and availability, there can be no assurance that such facilities will continue to meet the Company's requirements of quality, availability and timeliness or that, if necessary, Apollon would be able to find alternative facilities on a timely basis or on acceptable terms. The Company plans to construct its own central manufacturing facilities to manufacture products on a scale sufficient for advanced clinical trials and commercialization. The establishment of manufacturing facilities requires substantial additional funds and personnel and compliance with extensive regulations applicable to such facilities. If the Company is unable to develop its own facilities on a timely basis, or at all, the Company will be required to contract for manufacturing facilities. There can be no assurance that the Company will be able to construct its own facilities or, alternatively, contract for such facilities on commercially acceptable terms, if at all. The inability of the Company to manufacture or provide for the manufacture of its products on a cost-effective basis would have a material adverse effect on the Company. See "Business -- Manufacturing."

    The Company has no experience in selling, marketing or distributing pharmaceutical products. In order to market its DNA-based vaccine and other gene therapy products, the Company must develop a sales and marketing capability or maintain or enter into collaborations with other parties. There can be no assurance that the Company will be able to maintain or enter into any arrangements for the marketing of its product candidates, that such arrangements will be successful or that the Company will be able to obtain additional capital and expertise to conduct such activities independently.

UNCERTAINTY OF HEALTHCARE REIMBURSEMENT AND RELATED MATTERS

    Apollon's success may depend in part on the extent to which reimbursement for the costs of its potential products will be available from third party payors, such as government entities, managed care organizations and private insurers. There can be no assurance that third party payor coverage will be adequate for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment. In addition, the Company's revenue and profitability may be affected by the continuing efforts of governmental and other third party payors to contain or reduce the cost of health care through various means. If purchasers or users of the Company's products are not entitled to adequate reimbursement, they may forego or reduce use of such products. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products and there can be no assurance that adequate third party coverage will be available. There can be no assurance that healthcare reforms or limited third party payor coverage will not have a material adverse effect on the Company.

PRODUCT LIABILITY

    The use of the Company's product candidates in clinical trials and the commercial sale of any products may expose the Company to liability claims. These claims might be made directly by consumers, healthcare providers or by pharmaceutical and biotechnology companies or others selling such products. In addition, the Company is obligated to indemnify certain of its licensors against product liability claims brought against them arising out of products developed by the Company under these licenses. Apollon has limited product liability insurance coverage and such coverage is subject to various deductibles. Such coverage is becoming increasingly expensive and no assurance can be given that the Company will be able to maintain or obtain such insurance at reasonable cost or in sufficient amounts to protect the Company against losses due to liability claims that could have a material adverse effect on the Company. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products developed by the Company. Product liability claims could have a material adverse effect on the Company.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

    Apollon's research and development activities involve the use of hazardous materials, such as chemicals, human bodily fluids, viruses, various radioactive compounds and microorganisms that can cause human disease (e.g. pathogenic viruses). The Company is subject to federal, state and local laws governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. The Company's operations, business or assets may be materially adversely affected by current or future environmental laws or regulations.

ABSENCE OF PUBLIC MARKET; DIVIDEND POLICY

    Prior to the Offering, there has been no public market for the shares of Common Stock offered hereby and there can be no assurance that an active trading market will develop or be sustained subsequent to the Offering. The initial public offering price of the Common Stock will be determined in negotiations among the Company and the representatives of the Underwriters and may not be indicative of the prices that may prevail in the public market. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. Additionally, the Company does not anticipate paying dividends on its Common Stock for the foreseeable future. See "Underwriting" and "Dividend Policy."

ANTI-TAKEOVER PROVISIONS


    The Company's Articles of Incorporation, as amended, employment agreements with certain executive officers and the Pennsylvania Business Corporation Law of 1988, as amended (the "1988 BCL"), contain certain provisions which could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such transaction would be beneficial to the interests of the shareholders, or could discourage a third party from attempting to acquire control of the Company. In particular, the Company has authorized 10,000,000 shares of undesignated capital stock, all of which will be unissued after consummation of the Offering, which the Company could issue without further shareholder approval and upon such terms and conditions and having such rights privileges and preferences, as the Board of Directors may determine. The Company has no current plans to issue any such capital stock. In addition, the collaborative agreements between Apollon and Wyeth-Lederle contain termination provisions in the event of a change in control of the Company, which could discourage a change in control and the license agreement with Biogen contains payment provisions which could discourage a change in control of the Company. See "Business -- Strategic Alliances and Collaborations -- Corporate Collaborations"; "Description of Capital Stock -- Anti-Takeover Provisions."


PRICE VOLATILITY

    The market price of the Common Stock is likely to be highly volatile and could be subject to significant fluctuations in response to results of preclinical studies and clinical trials of the Company or its competitors, technological set-backs of the Company or technological advancements of competitors, governmental regulatory actions, developments concerning patent or other proprietary rights of the Company or its competitors, including litigation, market conditions for life science stocks in general, other factors or for no identifiable reason. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

CONCENTRATION OF OWNERSHIP


    Upon completion of the Offering, the Company's directors and their affiliates will beneficially own approximately 48.8% of the Company's outstanding Common Stock. The Chairman of the Board of Centocor, which will hold 23.8% of the Company's outstanding Common Stock upon completion of the Offering, is Co-Chairman of the Executive Committee of the general partner of Technology Leaders, L.P. and Technology Leaders Offshore C.V., which will hold an aggregate of 9.1% of the Company's outstanding Common Stock upon completion of the Offering, assuming an initial public offering price of $12.00 per share. As a result, these shareholders, if acting together, will have the ability to influence significantly the outcome of corporate actions requiring shareholder approval. This concentration of ownership may have the effect of causing, delaying or preventing a change in control of the Company. See "Management" and "Principal Shareholders."

SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, the Company will have outstanding 8,145,568 shares of Common Stock. Of these shares, the Common Stock sold in the Offering will be freely tradable without restriction or limitation under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"). In addition, of the 5,645,568 shares of Common Stock previously issued by the Company, including shares of Common Stock issued in the Conversion and the AHP Financing, 5,271,064 shares (4,975,249 shares of which are subject to the lock-up agreements described below) will be eligible for sale in the public market, pursuant to Rule 144, beginning 90 days after the Offering, subject to the manner of sale, volume and other restrictions of Rule 144 and 50,254 shares (45,385 shares of which are subject to the lock-up agreements described below) will be eligible for sale in the public market immediately after the Offering pursuant to Rule 144(k) and without the restrictions of Rule 144. The remaining shares of Common Stock will become eligible for sale under Rule 144 at various times, and subject to certain limitations, and could be sold earlier by certain shareholders if they exercise their registration rights. The Company, its officers, directors and certain shareholders, have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to certain exceptions. The sale of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and/or impair the Company's ability in the future to raise additional capital through the sale of its equity securities. See "Description of Capital Stock -- Registration Rights."


DILUTION


    Investors in the Offering will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock purchased in the Offering of $8.05 per share (based on an assumed initial public offering price of $12.00 per share). See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to Apollon from the sale of the shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share) are estimated to be approximately $27,300,000 ($31,485,000 if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and offering expenses payable by the Company.

    The Company currently anticipates using substantially all of the net proceeds of the Offering to fund research and development, including preclinical and clinical studies of its product candidates. The cost, timing and amount of funds required for such uses by the Company cannot be precisely determined at this time and will be based on competitive developments, the rate of the Company's progress in research and development, results of preclinical studies and clinical trials, timing of regulatory approvals, payments under collaborative agreements and availability of alternate methods of financing. The Board of Directors has broad discretion in determining how the net proceeds of the Offering will be applied. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, interest-bearing obligations of investment grade. The Company anticipates that its existing resources, including net proceeds of the Offering, will enable the Company to fund its operations until mid-1999. The Company's capital requirements may vary, however, depending upon numerous factors, including those described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to fund its operations and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                  THE COMPANY

    Apollon was founded in January 1992. The Company's executive offices are located at One Great Valley Parkway, Malvern, Pennsylvania 19355 and its telephone number is (610) 647-9452.

                                 CAPITALIZATION


    The following table sets forth (i) the capitalization of the Company at September 30, 1997, and (ii) the capitalization of the Company on a pro forma as adjusted basis after giving effect to the Conversion, the AHP Financing and the sale by the Company of the shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share) and the receipt of the net proceeds therefrom, as if such transactions had occurred as of September 30, 1997. This table should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere in this Prospectus.



                                                                                             SEPTEMBER 30, 1997
                                                                                           -----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Cash, cash equivalents and investments available for sale................................  $    1,746   $  32,046
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Redeemable convertible preferred stock:

  Series A Convertible Preferred Stock, $.01 par value;
    3,900,000 shares authorized;
    3,900,000 shares issued and outstanding, actual; and
    no shares issued or outstanding, pro forma as adjusted...............................  $    9,102      --

  Series B Convertible Preferred Stock, $.01 par value;
    6,000,000 shares authorized;
    4,000,000 shares issued and outstanding, actual; and
    no shares issued or outstanding, pro forma as adjusted...............................      11,533      --

  Series C Convertible Preferred Stock, $.01 par value;
    3,000,000 shares authorized;
    2,435,286 shares issued and outstanding, actual; and
    no shares issued or outstanding, pro forma as adjusted...............................      10,068      --

Common shareholders' (deficit) equity:
  Common Stock, $.01 par value,
    50,000,000 shares authorized,
    647,547 shares issued and outstanding, actual;
    8,145,568 shares issued and outstanding,
    pro forma as adjusted(1).............................................................           6          81

Additional paid-in capital...............................................................          --      60,928
Accumulated deficit......................................................................     (28,153)    (28,153)
                                                                                           ----------  -----------
    Total shareholders' (deficit) equity.................................................     (28,147)     32,856
                                                                                           ----------  -----------
      Total capitalization...............................................................  $    2,556   $  32,856
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------


(1) Excludes 457,171 and 416,428 shares of Common Stock issuable upon the exercise of options and warrants, respectively, outstanding as of September 30, 1997, with a weighted average exercise price of $1.86 and $6.40, respectively.

                                    DILUTION


    The pro forma net tangible book value of the Company as of September 30, 1997 was $4,844,000, or $.86 per share. Pro forma net tangible book value per share is determined by dividing the net tangible book value of the Company (total assets less intangible assets and total liabilities) by the number of shares outstanding, after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into 4,748,021 shares of Common Stock and the sale and subsequent conversion of the $3.0 million convertible note held by A.H. Investments Ltd. into 250,000 shares of Common Stock. Without taking into account any changes in pro forma net tangible book value after September 30, 1997, other than to give effect to the sale of the shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts, commissions and offering expenses), the adjusted pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $32,144,000, or $3.95 per share. This represents an immediate increase in pro forma net tangible book value of $3.09 per share to existing shareholders and an immediate dilution of $8.05 per share to new shareholders. The following table illustrates this per share dilution.



Assumed initial public offering price per share.............................             $   12.00
      Pro forma net tangible book value per share as of September 30,
        1997................................................................  $     .86
      Increase per share attributable to new investors......................       3.09
                                                                              ---------
Adjusted pro forma net tangible book value per share after the Offering.....                  3.95
                                                                                         ---------
Dilution per share to new investors.........................................             $    8.05
                                                                                         ---------
                                                                                         ---------



    The following table summarizes, on a pro forma basis as of September 30, 1997 (after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into 4,748,021 shares of Common Stock and the conversion of the $3.0 million convertible note held by A.H. Investments Ltd. into 250,000 shares of Common Stock, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and new investors (based upon, in the case of new investors, an assumed initial public offering price of $12.00 per share and before deduction of estimated underwriting discounts, commissions and offering expenses).



                                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                                      -----------------------  --------------------------  AVERAGE PRICE
                                                        AMOUNT      PERCENT       AMOUNT        PERCENT      PER SHARE
                                                      ----------  -----------  -------------  -----------  -------------
Current shareholders................................   5,645,568        69.3%  $  29,930,000        49.9%    $    5.30
New investors.......................................   2,500,000        30.7      30,000,000        50.1         12.00
                                                      ----------       -----   -------------       -----
    Total...........................................   8,145,568       100.0%  $  59,930,000       100.0%
                                                      ----------       -----   -------------       -----
                                                      ----------       -----   -------------       -----



    The foregoing tables assume no exercise of options or warrants outstanding as of September 30, 1997. At such date, there were outstanding options to purchase 457,171 shares at a weighted average exercise price of $1.86 per share and warrants to purchase 416,428 shares at a weighted average exercise price of $6.40 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Management -- Executive Compensation and Note 11 of Notes to Financial Statements of the Company."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The selected financial data set forth below with respect to the Company's statements of operations for each of the three years in the period ended December 31, 1996 and, with respect to the balance sheets at December 31, 1995 and 1996, are derived from the financial statements that have been audited by Coopers & Lybrand L.L.P., independent accountants, which are included elsewhere in this Prospectus and are qualified by reference to such financial statements. The report on this audit includes an explanatory paragraph on the Company's ability to continue as a going concern. The statement of operations for the period from January 31, 1992 (date of inception) to December 31, 1992 and for the year ended December 31, 1993 and the balance sheet data at December 31, 1992, 1993 and 1994 are derived from financial statements that have been audited by Coopers & Lybrand L.L.P. but are not included in this Prospectus. Financial data for the nine months ended September 30, 1996 and September 30, 1997 are unaudited and, in the opinion of the Company's management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. Results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full 1997 fiscal year. The Company anticipates that its existing resources, including net proceeds of the Offering, will enable the Company to fund its operations until mid-1999. The Company's capital requirements may vary, however, depending upon numerous factors, including those described elsewhere in this Prospectus. The data set forth below should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                             PERIOD FROM
                                          JANUARY 31, 1992                                                      NINE MONTHS
                                         (DATE OF INCEPTION)           YEAR ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                                 TO           ------------------------------------------  ------------------------
                                          DECEMBER 31, 1992     1993       1994       1995       1996       1996         1997
                                         -------------------  ---------  ---------  ---------  ---------  ---------  -------------
                                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Research, development and contract
  revenues.............................       $  --           $  --      $  --      $   7,825  $   8,249  $   4,039   $       711
Operating costs and expenses:
  Research and development.............           1,213           3,440      6,179      5,253      7,310      4,942         7,088
  General and administrative...........             529             947      1,538      2,193      3,050      2,120         2,852
                                                -------       ---------  ---------  ---------  ---------  ---------  -------------
  Total operating costs and expenses...           1,742           4,387      7,717      7,446     10,360      7,062         9,940
                                                -------       ---------  ---------  ---------  ---------  ---------  -------------
(Loss) income from operations..........          (1,742)         (4,387)    (7,717)       379     (2,111)    (3,023)       (9,229)
  Interest income......................             100              94         54        110        373        220           210
  Interest expense.....................              (6)            (35)       (89)      (415)      (123)      (116)          (22)
                                                -------       ---------  ---------  ---------  ---------  ---------  -------------
Net (loss) income......................       $  (1,648)      $  (4,328) $  (7,752) $      74  $  (1,861) $  (2,919)  $    (9,041)
                                                -------       ---------  ---------  ---------  ---------  ---------  -------------
                                                -------       ---------  ---------  ---------  ---------  ---------  -------------
Accretion of redemption value
  attributable to redeemable cumulative
  convertible preferred stock..........                             260        609        999      1,517        876         1,413
                                                              ---------  ---------  ---------  ---------  ---------  -------------
Net loss allocable to common
  shareholders.........................                       $  (4,588) $  (8,361) $    (925) $  (3,378) $  (3,795)  $   (10,454)
                                                              ---------  ---------  ---------  ---------  ---------  -------------
                                                              ---------  ---------  ---------  ---------  ---------  -------------
Pro forma net loss per share
  (unaudited) (1)......................                                                            $(.33)                  $(1.59)
Shares used in computing pro forma net
  loss per share (unaudited) (1).......                                                        5,608,888                5,687,791



                                                                             DECEMBER 31,
                                                         -----------------------------------------------------  SEPTEMBER 30,
                                                           1992       1993       1994       1995       1996         1997
                                                         ---------  ---------  ---------  ---------  ---------  -------------
                                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and investments available for
  sale.................................................  $   5,044  $   4,961  $   1,120  $   2,456  $   9,720    $   1,746
Total assets...........................................      6,334      7,449      3,828      5,983     13,601        4,496
Total liabilities......................................      1,033      1,476      5,608      6,686      2,090        1,940
Redeemable cumulative convertible preferred stock......      6,500     11,760     12,369     14,368     29,290       30,703
Accumulated deficit....................................     (1,648)    (5,976)   (14,154)   (15,077)   (17,785)     (28,153)
Total shareholders' (deficit)..........................     (1,199)    (5,787)   (14,148)   (15,071)   (17,779)     (28,147)


------------------------
(1) Reflects the Conversion, the AHP Financing and the Reverse Stock Split. See
    Note 2 of Notes to Financial Statements for discussion of the calculation of pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Apollon was incorporated in 1992 and has devoted substantially all of its resources to the development of DNA-based vaccine and other DNA-based gene therapy product candidates for the prevention and treatment of infectious and autoimmune diseases. The Company has financed its operations primarily through the sale of Common Stock and Convertible Preferred Stock, the issuance of demand notes and through funds received under research and development agreements. To date, all of the Company's revenues have resulted from research funding provided by its collaborative partners. As of September 30, 1997, the Company had an accumulated deficit of $28.2 million.



    The Company incurred operating losses in each year from inception through 1994. In 1995, the Company generated operating income of $379,000. In 1996 and for the nine months ended September 30, 1997, the Company had losses from operations of $2.1 million and $9.2 million, respectively. The Company's losses have resulted principally from research and development and, to a lesser extent, general and administrative costs. These costs have exceeded the Company's revenues and interest income. The Company expects to incur substantial operating losses for the foreseeable future as a result of increases in its expenses for research and product development and expects that these losses will increase as the Company's research and development programs progress.


COLLABORATIVE AGREEMENTS

    In July 1995, the Company entered into research and development and supply agreements with Wyeth-Lederle for development of certain GENEVAX product candidates (the "Wyeth-Lederle Agreements"). Under the terms of these agreements, the Company has granted to Wyeth-Lederle worldwide rights to market and sell HSV, HIV and HPV products. In exchange for these rights, Wyeth Lederle has made a number of payments to Apollon to fund development of the GENEVAX product candidates directed against the three viruses and is required to make additional payments subject to the achievement of certain milestones in connection with clinical trials. The Company has retained exclusive worldwide manufacturing rights with respect to these products.

    In March 1995, the Company entered into a license and option agreement with Centocor (the "Centocor License and Option Agreement"). This agreement grants to Centocor exclusive worldwide rights to develop, use, market and sell GENEVAX products directed against most cancers. This agreement also grants Centocor the right to sublicense any of these rights with the prior written consent of Apollon. Under the terms of this agreement, Centocor is required to provide research funding, to make additional payments upon the achievement of specified milestones and to pay royalties on any sales of products.

    In August 1995, the Company entered into a manufacturing agreement with Centocor (the "Centocor Manufacturing Agreement"). Pursuant to this agreement, the Company assisted Centocor in the manufacture of a human carcinoembryonic antigen and hepatitis B surface antigen plasmid (the "Centocor Plasmid") for use in DNA-based vaccines and transferred to Centocor the know-how required to manufacture the Centocor Plasmid and similar plasmids.


    In November 1997, the Company entered into a license and option agreement pursuant to which the Company received a license to Biogen's intellectual property related to DNA sequences encoding hepatitis B viral antigens. In addition, Biogen received an option to market and sell on an exclusive basis in Japan the GENEVAX-HBV product candidates developed by Apollon incorporating Biogen's intellectual property.

    The Company receives research and development support payments under certain grants from various government agencies, including the Division of AIDS, National Institute of Allergy and Infectious Disease, and university-supported programs.

    The majority of these research and development payments are based upon the achievement of certain milestones. There can be no assurance that the Company will achieve these milestones in a timely manner, if at all. In any event, payments received under these agreements will not be adequate to support the research and development and operating expenses of the Company for the foreseeable future. See "Business -- Strategic Alliances and Collaborations" and "Risk Factors -- Variable Revenues; No Revenues from Product Sales; Accumulated Deficit," "-- Future Capital Requirements; Uncertainty of Additional Funding," "-- Government Regulation; No Assurance of FDA Approval."

RESULTS OF OPERATIONS


    NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996



    Revenues for the nine months ended September 30, 1997 decreased to $711,000 from $4.0 million for the nine months ended September 30, 1996. During the period ended September 30, 1997, the Company received $550,000 under the terms of the Wyeth-Lederle Agreements, $75,000 under the terms of the Centocor License and Option Agreement and $86,000 under a government sponsored research program. During the period ended September 30, 1996, the Company received $3.8 million under the terms of the Wyeth-Lederle Agreements, $50,000 under the terms of the Centocor License and Option Agreement and $239,000 under a government sponsored research program.



    Research and development expenses for the nine months ended September 30, 1997 increased to $7.1 million from $4.9 million during the same period in 1996. This increase was due to increases in license payments to third parties and increases in expenses for clinical trials and for contracted research services.



    General and administrative expenses for the nine months ended September 30, 1997 increased to $2.9 million from $2.1 million for the same period in 1996. This increase was due primarily to increases in legal and consulting expenses.



    Interest income for the nine months ended September 30, 1997 decreased to $210,000 from $220,000 for the same period in 1996. The decrease was due primarily to decreased average cash and cash equivalents in 1997.



    Interest expense for the nine months ended September 30, 1997 decreased to $22,000 from $116,000 for the same period in 1996. This decrease was due to the conversion of certain demand notes to Convertible Preferred Stock in March 1996.



    The net loss for the nine months ended September 30, 1997 was $9.0 million compared to the net loss of $2.9 million for the same period in 1996.


    FISCAL YEARS ENDED DECEMBER 31, 1996 AND 1995

    Revenues for the year ended December 31, 1996 increased to $8.2 million from $7.8 million for the year ended December 31, 1995. In 1996, the Company received $7.8 million under the terms of the Wyeth-Lederle Agreements. In 1996, the Company also received $50,000 under the terms of the Centocor License and Option Agreement and $399,000 under a government sponsored research program.

    In 1995, the Company received $6.7 million under the terms of the Wyeth-Lederle Agreements. These payments were for milestones achieved in advance of the execution of the Wyeth-Lederle Agreements and also included $2.5 million in research funding and $500,000 in option payments. In 1995, the Company also received an aggregate of $750,000 under the terms of the Centocor License and Option Agreement and $275,000 under a government sponsored research program.

    Research and development expenses for the year ended December 31, 1996 increased to $7.3 million from $5.3 million during the same period in 1995. The increase was due to an increase in staffing related to implementation of the research and development agreement with Wyeth-Lederle, as well as increases in expenses related to licenses with third parties.

    General and administrative expenses for the year ended December 31, 1996 increased to $3.1 million from $2.2 million for the same period in 1995. The increase was due primarily to increases in staffing as well as costs related to the sale of the Series C Convertible Preferred Stock in 1996.

    Interest income for the year ended December 31, 1996 increased to $373,000 from $110,000 for the same period in 1995. The increase was due primarily to increased average cash and cash equivalents in 1996.

    Interest expense for the year ended December 31, 1996 decreased to $123,000 from $415,000 for the same period in 1995. The reduction was due to the conversion of certain demand notes to Convertible Preferred Stock as of March 1995 which reduced the number of days outstanding for the demand notes.

    The net loss for the year ended December 31, 1996 was $1.9 million compared to net income of $74,000 for the same period in 1995.

    FISCAL YEARS ENDED DECEMBER 31, 1995 AND 1994

    Revenues for the year ended December 31, 1995 increased to $7.8 million from zero for the year ended December 31, 1994. This increase was due to the commencement in 1995 of research funding and other payments from Wyeth-Lederle and Centocor.

    Research and development expenses for the year ended December 31, 1995 decreased to $5.3 million from $6.2 million during the same period in 1994. This decrease was attributable primarily to a reduction in contracted laboratory expenses.

    General and administrative expenses for the year ended December 31, 1995 increased to $2.2 million from $1.5 million during the same period in 1994. The increase was attributable to increased facility costs, professional services and corporate development and staffing activities.

    Interest income for the year ended December 31, 1995 increased to $110,000 from $54,000 during the same period in 1994. The increase was attributable to increased cash balances from the increase in the principal amount of demand notes outstanding and the receipt of payments under the terms of the Wyeth-Lederle Agreements, the Centocor License and Option Agreement and the Centocor Manufacturing Agreement in 1995.

    Interest expense for the year ended December 31, 1995 increased to $415,000 from $89,000 during the same period in 1994 due to the increase in the principal amount of demand notes outstanding during 1994 from zero at January 1, 1994 to $2.8 million at December 31, 1994 and up to $4.0 million by December 31, 1995.

    The net income for the year ended December 31, 1995 was $74,000 compared to the net loss of $7.8 million for the same period in 1994.

LIQUIDITY AND CAPITAL RESOURCES


    As of September 30, 1997, the Company had cash, cash equivalents and investments available for sale of $1.7 million.



    Since inception, the Company has financed its operations through the sale of Common Stock and Convertible Preferred Stock, the issuance of demand notes and through funds received under research and development agreements. Through September 30, 1997, the Company had raised $25,000 through the sale of Common Stock, $21.2 million from the sale of Convertible Preferred Stock and $4.0 million from the issuance of demand notes. In addition, the Company has received $16.1 million from research and development agreements from inception to September 30, 1997, including $15.1 million under the terms of the Wyeth-Lederle Agreements.

    In October 1997, A.H. Investments Ltd., an affiliate of AHP, invested $3.0 million in the Company in exchange for a convertible promissory note in the principal amount of $3.0 million and a warrant to purchase 68,910 shares of Common Stock at a price equal to 115% of the initial public offering price. The promissory note will be converted into shares of Common Stock upon the closing of the Offering at a conversion price equal to the initial public offering price.

    In April 1996, $4.0 million of convertible demand notes was converted into 1,600,000 shares of Series B Convertible Preferred Stock and $511,000 in accrued interest on the notes was waived. In May 1996, the Company completed the sale of 2,435,286 shares of its Series C Convertible Preferred Stock for net proceeds to the Company of $9.4 million after deducting placement fees and expenses of the placement agent.

    Certain of the clinical trials of the Company's HIV-related product candidates are sponsored by government funding. Although the Company has no reason to believe such funding will be withdrawn, in the event it is withdrawn the Company would need to fund such clinical trials using internal or external sources.


    Since inception, the Company has invested $4.8 million in property and equipment, including purchases totalling $118,000 in the first nine months of 1997, $1.1 million in 1996, $557,000 in 1995, $554,000 in 1994 and $1.3 million in 1993. The Company intends to increase its expenditures substantially over the next several years to enhance its technologies and to develop its DNA-based vaccine and other gene therapy product candidates. The Company expects to incur additional expenses, resulting in significant losses, as it continues and expands its research and development activities and undertakes additional preclinical studies and clinical trials. The Company also expects to incur substantial administrative and manufacturing expenditures in the future as it seeks FDA approval for its products and establishes its manufacturing capability under GMP and substantial expenses related to the filing, prosecution, maintenance, defense and enforcement of patent and other intellectual property claims. The Company believes that its existing capital resources, together with the net proceeds from the Offering, will be sufficient to support its current and projected funding requirements until mid-1999. The Company's capital requirements may vary as a result of a number of factors, including the progress of its product development programs, competitive and technological developments, the continuation of its existing collaborative agreements, establishment of additional development agreements and progress of development efforts of the Company's corporate partners.


    The Company expects that it will require significant additional financing in the future, which it may seek to raise through public or private equity or debt financings, when market conditions allow and through arrangements with corporate collaborators and other sources. No assurance can be given that such additional financing will be available when needed or that, if available, such financing will be obtained on terms favorable to the Company. If adequate funds are not available, the Company will be required to delay, scale back or eliminate one or more of its research and development programs or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish some or all of its rights to certain of its intellectual property product candidates or products. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's shareholders. See "Risk Factors-- Future Capital Requirements; Uncertainty of Additional Funding."

    At December 31, 1996, the Company had tax net operating loss carryforwards of approximately $12.0 million which expire through 2011 as well as research and development tax credit carryforwards of approximately $710,000 which expire between 2007 and 2011. The Company's ability to utilize such net operating loss and research and development credit carryforwards may be subject to certain limitations due to ownership changes as defined by rules enacted with the Tax Reform Act of 1986.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"). This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock. This statement is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is not permitted. This statement requires restatement of all prior period EPS data presented. The Company will adopt SFAS 128 in the fourth quarter of the fiscal year ending December 31, 1997. The adoption of this accounting standard is not expected to have a material impact on the financial statements.

    During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE ("SFAS 129"). SFAS 129 requires entities to explain, in summary form within their financial statements, the pertinent rights and privileges of the various securities outstanding. Information that shall be disclosed should include dividend and liquidation preferences, participation rights, call prices and dates, conversion or exercise prices or rates and pertinent dates, sinking fund requirements, unusual voting rights, and significant terms of contracts to issue additional shares. SFAS 129 is effective for periods ending after December 15, 1997. The adoption of this accounting standard is not expected to have a material impact on the financial statements.

    During June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997 and reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of this accounting standard is not expected to have a material impact on the financial statements.

                                    BUSINESS

OVERVIEW

    Apollon is a leader in the development of non-viral DNA-based vaccines and other DNA-based gene therapy products for the prevention and treatment of infectious and autoimmune diseases. Apollon's vaccine product candidates, which utilize its proprietary facilitated DNA delivery technology, are designed to stimulate an immune response by causing cells to express specific encoded antigenic proteins. The Company believes that its GENEVAX vaccine product candidates may have several positive attributes, including the ability to: (i) stimulate both humoral (antibody) and cellular (cytotoxic T-cell) immune responses; (ii) target different strains of the same pathogen, as well as multiple pathogens, with a single vaccine; (iii) be conveniently administered using conventional methods; (iv) demonstrate increased safety relative to live virus vaccines; and (v) be manufactured with relative ease. The Company believes that its technology represents a new paradigm for the development of preventive and therapeutic vaccines directed against a range of infectious diseases, including genital and oral/labial herpes, viral hepatitis, AIDS, genital warts and tuberculosis, as well as autoimmune diseases and cancer.

    In order to develop DNA-based vaccine products successfully, the Company is focusing a significant proportion of its resources on the advancement of its vaccine product candidates into human clinical trials, including both clinical trials of preventive product candidates in healthy adults and clinical trials of therapeutic product candidates in patients affected with a target disease. Using its facilitated, DNA-based vaccine technology, the Company has demonstrated that its vaccines can stimulate humoral and cellular immune responses that have provided preventive and therapeutic outcomes in preclinical studies. Based on the results of these preclinical studies, Apollon has advanced multiple product candidates into human clinical trials.

    The Company believes that it initiated the first ever clinical trial of a therapeutic DNA-based vaccine in adults infected with human immunodeficiency virus ("HIV") in June 1995 and the first ever clinical trial of a preventive DNA-based vaccine for HIV in healthy adults in March 1996. Apollon believes that it also commenced the first ever clinical trial in healthy adults of a DNA-based preventive vaccine for herpes simplex virus ("HSV") in September 1996 and the first ever clinical trial of a DNA-based therapeutic vaccine in HSV-infected, genital herpes patients in March 1997. The Company also initiated a clinical trial in healthy adults of its DNA-based vaccine for treatment of individuals persistently infected with hepatitis B virus ("HBV") in July 1997. In addition, the Company initiated a clinical trial in December 1995 with a T cell receptor-directed, therapeutic DNA vaccine for cutaneous T-cell lymphoma ("CTCL"), which is a part of the first phase of the Company's program to develop therapeutic vaccines for autoimmune diseases such as psoriasis.


    Apollon is currently conducting nine Phase I and Phase I/II clinical trials of its GENEVAX vaccine product candidates for the prevention or treatment of infection by HSV, HBV and HIV, as well as the treatment of CTCL. As of September 30, 1997, 163 people have been enrolled in these clinical trials. To date, Apollon's vaccine product candidates have been safe and well tolerated in its clinical trials. In addition to evaluating safety, an objective of the ongoing clinical trials is to evaluate the ability of Apollon's DNA-based vaccine product candidates to stimulate immune responses. The Company is currently reviewing the results of its June 1995 HIV clinical trial, and has observed increases in immune responses in HIV-infected patients. Subject to favorable clinical results, the Company expects to initiate Phase II clinical trials of its therapeutic HSV-, HBV- and HIV-directed vaccine product candidates within the next 15 months.



    Apollon has entered into collaborative agreements with three corporate partners, Wyeth-Lederle, Centocor and Biogen. The collaborative agreements with Wyeth-Lederle, executed in July 1995, provide for the joint development, manufacture and marketing of preventive and therapeutic GENEVAX products directed against HSV, HIV and human papillomavirus ("HPV"). Pursuant to the agreements, Wyeth-Lederle has made a number of payments to Apollon to fund development of the GENEVAX product candidates directed against the three viruses and is required to make additional payments subject to the achievement of certain milestones in connection with clinical trials. Apollon is primarily responsible for product development and clinical testing expenses through the completion of Phase II clinical trials and Wyeth-Lederle will assume all Phase III clinical trial expenses. As of September 30, 1997, the Company has received $15.1 million from Wyeth-Lederle pursuant to the agreements. Apollon has granted Wyeth-Lederle worldwide rights to market and sell these vaccine product candidates and has retained exclusive worldwide manufacturing rights.

    Apollon's agreement with Centocor, executed in March 1995, grants Centocor exclusive worldwide rights to develop GENEVAX vaccine product candidates directed at most cancers. Under the terms of this agreement, Centocor is required to provide research funding, to make additional payments upon the achievement of specified milestones and to pay royalties on any sales of products. In June 1997, Centocor initiated a Phase I/II clinical trial in colorectal cancer patients using the Company's GENEVAX technology.


    In November 1997, Biogen and the Company entered into a license and option agreement pursuant to which the Company received a license to Biogen's intellectual property related to DNA sequences encoding hepatitis B viral antigens. The license granted to Apollon is subject to Biogen's right to grant a limited number of other licenses to this intellectual property. In addition, Biogen received an option to market and sell on an exclusive basis in Japan the GENEVAX-HBV product candidates developed by Apollon incorporating Biogen's intellectual property.


    The Company is currently prosecuting 37 U.S. patent applications. A majority of these patent applications have foreign counterparts. These patent applications include specifications and claims regarding methods of facilitated DNA delivery and expression by target cells IN VIVO, methods of patient treatment and routes of administration, methods of discovery of novel vaccines and pharmaceutical agents, molecular targets and methods of utilizing these targets and compositions of matter for vaccines and pharmaceutical products. Apollon holds exclusive rights to a method patent which was issued to inventors at the University of Pennsylvania and The Wistar Institute in January 1997. This patent describes an important portion of the Company's core technology using bupivacaine-facilitated DNA-based immunization.

THE IMMUNE SYSTEM AND VACCINES

    THE IMMUNE SYSTEM

    The human body's immune system fights both invading microorganisms, such as viruses, and cells that have been altered by malignant disease processes. The system has two dominant disease-fighting arms, the humoral arm and the cellular arm. The humoral arm fights disease by producing circulating antibodies that are directed against antigens, which are molecular structures the body perceives to be foreign. These antibodies are effective at specifically binding to free-floating antigenic proteins, particles or microbes, thereby targeting them for destruction by cells of the immune system. These antibodies, however, are less effective at targeting infected or abnormal cells. The cellular arm fights disease through the activation of specialized white blood cells known as cytotoxic T cells. These cytotoxic T cells destroy cells that display fragments of target antigenic proteins on their cell surface. A cytotoxic T-cell response is important in overcoming viral infection because viruses replicate inside host cells, where they are protected from a humoral immune response. Cytotoxic T cells are also thought to be important in the destruction of tumor cells.

    TRADITIONAL ANTIVIRAL VACCINES

    Historically, vaccines have been used to prevent infectious disease by stimulating an immune response to disease-causing microorganisms prior to infection. Such an immune response provides the vaccinee with the means to kill off and eliminate invading microorganisms thereby preventing disease. Currently, there are three basic types of antiviral vaccines: live attenuated virus vaccines, such as the oral polio or measles vaccine; killed virus vaccines, such as the injected polio or rabies vaccine; and protein-based vaccines, such as the HBV vaccine. Although these vaccine types have proven effective for PREVENTION of certain diseases such as smallpox, polio and measles, they have been generally ineffective for TREATMENT of other diseases including genital herpes, hepatitis and AIDS. Total annual revenues from the sale of vaccines worldwide have been projected to be approximately $2.7 billion for 1997.

    Several of the most effective antiviral vaccines have been live attenuated virus vaccines. These vaccines contain a weakened form of virus which replicates slowly and is designed to be nonpathogenic. Live attenuated virus vaccines stimulate both humoral and cellular immune responses directed at all antigenic proteins of the virus. However, because these vaccines contain live virus, they have the potential to infect a vaccinee persistently or to revert to a pathogenic form. Moreover, because the vaccines must be prepared in living tissue or cell culture, certain residual tissue components in the vaccine can cause allergic reactions.

    Killed virus vaccines are comprised of whole, chemically treated virus particles that are not infectious. These vaccines can stimulate a strong humoral immune response directed against several structural proteins of the virus; however, these vaccines are relatively poor stimulators of a cellular immune response. Moreover, the inactivation process used to make a killed virus vaccine may alter the structure of viral proteins. These altered proteins may stimulate an immune response directed against clinically irrelevant antigenic structures, thereby diminishing desired immune responses. As with live attenuated virus vaccines, allergic reactions to killed virus vaccines can also be a problem. Consequently, vaccination using killed virus vaccines may have limited application and have the potential to leave a vaccinee vulnerable to certain virus infections.

    Protein-based vaccines are comprised of one or two individual viral proteins, often mixed with an adjuvant that helps stimulate a strong immune response. These vaccines can stimulate a strong humoral immune response directed against the immunizing proteins. Like killed virus vaccines, protein-based vaccines are relatively poor stimulators of a cellular immune response. They also have the same potential to stimulate, in part, an immune response directed against clinically irrelevant antigenic structures and, because of surface protein mutation, may fail to stimulate some or all of a desired immune response.

    DNA-BASED VACCINES


    DNA-based vaccines have been developed to address some of the limitations associated with current vaccines and other therapies. DNA-based vaccines are formulated with DNA which contains genes that encode antigens. Following administration, DNA is taken up by cells of the vaccinee, which then synthesize antigenic proteins encoded by DNA. Fragments of these antigenic proteins are presented on the surface of the DNA-containing cells thereby stimulating an immune response characterized by both humoral and cytotoxic T cell components. See Figure 1 on the inside back cover of this Prospectus.


    DNA-based vaccines have the potential to stimulate a broader immune response than several other vaccine types because a single vaccine can be designed to stimulate an immune response directed against different strains of the same pathogen or against multiple antigenic protein targets. DNA-based vaccines may stimulate both antibody and cytotoxic T-cell immune responses thereby potentially producing a more effective immune response than either the killed virus vaccines or the protein-based vaccines. The Company believes that a clinically effective immune response requires only transient residence of the injected DNA in cells of the vaccinee. The injected DNA is designed in a way that prevents its replication and integration into existing human DNA contained within the cells, which may give DNA-based vaccines a better safety profile than live attenuated or killed virus vaccines. These attributes make it less likely that the target pathogen could escape an immune response by mutating and changing antigenic structures. Additionally, proteins produced IN VIVO inside cells of the vaccinee mimic exactly the structure of native proteins, thereby avoiding stimulation of irrelevant immune responses. DNA-based vaccines can also be designed to stimulate immune responses directed against the same proteins that are non-identical in structure in multiple strains of a virus.

APOLLON'S TECHNOLOGY

    Apollon's vaccine product candidates have been developed utilizing its proprietary facilitated DNA delivery technology. Apollon's facilitated DNA-based vaccines are formulated with DNA which contains genes that encode antigens and facilitating agents that enhance uptake of the DNA into cells. The Company's technology enables these vaccines to be administered to various sites by any of several delivery methods. DNA vaccines are produced in a process involving bacterial fermentation and chromatographic purification. The Company believes that this production method is both efficient and scalable, and will be cost competitive with other vaccine technologies.

    Apollon's product candidates are formulated with DNA in the form of plasmids, which are small, double-stranded, closed loops of DNA that contain the genes encoding antigens. The Company has designed and constructed proprietary plasmids that provide the machinery necessary for genes of interest to be transcribed efficiently and expressed as proteins. These DNA plasmids are also designed in a way that prevents their replication in cells of the body and their integration into existing DNA in these cells and do not introduce clinically irrelevant proteins as do other vaccines. Furthermore, this technology obviates the need for virus-based gene transfer methods, such as retroviral, adenoviral or other viral vector gene delivery systems, thereby eliminating safety concerns associated with such viral-based transfer methods. A plasmid can also carry several different genes simultaneously. Consequently, each plasmid can carry genes that encode several antigenic proteins of single or multiple pathogens. Moreover, multiple plasmids may be incorporated into a product formulation thereby expanding the potential targets of a single product. Apollon is currently prosecuting a number of patent applications which incorporate its plasmid technology. See "-- Patents and Proprietary Rights."

    Apollon's technology also employs biomolecular and chemical agents which facilitate uptake of DNA into cells of the body. Adequate uptake of DNA into cells is required for expression of sufficient protein to stimulate a clinical effect. Biomolecular facilitating agents are often protein or lipid based. Chemical facilitating agents may be synthetic lipids or other organic substances. Apollon and its collaborators have identified several facilitating agents, including local anesthetics such as bupivacaine. Apollon believes its use of bupivacaine may enhance its ability to advance the Company's first facilitated product candidates through the regulatory approval process rapidly because it is an approved, readily available local anesthetic. Altogether, Apollon is evaluating the use of at least six classes of facilitating agents, including some proprietary synthetic lipids designed and synthesized by Apollon's chemists. Delivery of a vaccine to a specified site in the body may be enhanced by one or more classes of facilitating agents. For example, a facilitator that is useful for intramuscular or intradermal delivery may or may not be useful for oral delivery and vice versa. Some facilitating agents, in addition to enhancing DNA delivery and protein expression, may directly augment the immune response. Therefore, one or more facilitating agents may be selected for use in each vaccine. Apollon is currently prosecuting a number of patent applications related directly to its facilitation technology. See "-- Patents and Proprietary Rights."


    Apollon has also demonstrated in preclinical studies that its DNA-based vaccines stimulate an immune response when administered orally, intranasally, intrarectally or intravaginally and when injected into different tissues of the body, including muscle, skin and subcutaneous tissue, using both needle and needleless injection methods. See Figure 2 on the inside back cover of this Prospectus.

BUSINESS STRATEGY

    Apollon's goal is to develop and commercialize a substantial portfolio of DNA-based vaccine and gene therapy products aimed at the prevention and treatment of infectious and autoimmune diseases. In order to develop DNA-based vaccine products successfully, the Company is focusing a significant proportion of its resources on the advancement of its vaccine product candidates into human clinical trials including both clinical trials of preventive product candidates in healthy adults and clinical trials of therapeutic product candidates in infected patients. The Company's GENEVAX products incorporate its proprietary facilitated DNA delivery technology which the Company believes represents a new paradigm for the development of preventive and therapeutic vaccines directed against a wide range of diseases. The key elements of the Company's strategy are as follows:

    DEVELOP A DIVERSIFIED PRODUCT PIPELINE. Apollon is utilizing its technology to develop a portfolio of vaccine and gene therapy products that target a range of infectious diseases including genital and oral/ labial herpes, viral hepatitis, AIDS, genital warts and tuberculosis, as well as autoimmune diseases and cancer. By targeting multiple disease categories, the Company seeks to reduce its reliance on any single product development program. Apollon is focusing its vaccine development program on infectious disease targets and, in particular, on the prevention and treatment of viral infection by HSV, HBV, HIV and HPV, with research programs targeting bacterial infections, autoimmune diseases and gene therapy products.

    CONTINUE TO EXPAND ITS FACILITATED DNA DELIVERY TECHNOLOGY
PLATFORM. Apollon's proprietary facilitated DNA technology provides the Company with the ability to deliver DNA into cells efficiently. The Company's current product candidates use bupivacaine as a facilitating agent. The Company will continue to focus its resources on developing additional facilitating agents and determining the most efficacious routes of administration for each product candidate. The Company intends to continue to seek patent protection for each of its proprietary discoveries.


    LEVERAGE CORPORATE, GOVERNMENTAL AND ACADEMIC COLLABORATIONS. Apollon has established corporate partnerships with pharmaceutical and vaccine companies to help fund its research and development activities, reduce development risks associated with commercialization and provide for future marketing, sales and distribution capabilities. Existing partnerships include a commercial partnership with Wyeth-Lederle for DNA-based vaccines directed against HSV, HIV and HPV, a license arrangement with Centocor for DNA-based vaccines directed against most cancers and a license and option agreement with Biogen for DNA-based vaccines directed against HBV. The Company intends to continue working with government agencies in order to reduce its financial risk and gain access to additional research and clinical trial program opportunities. Apollon also intends to build upon its existing partnerships and seek to enter into new partnerships in order to leverage the infrastructure of its collaborative partners, while it continues to enhance its internal manufacturing and commercial capabilities. In addition, Apollon intends to continue to form collaborations with academic researchers in order to obtain know-how regarding specific genes, disease targets and DNA delivery and gene expression technologies that supplement the Company's internal expertise.


    CONTINUE TO ENHANCE MANUFACTURING CAPABILITIES. The Company is producing a variety of DNA-based vaccines using a single manufacturing process. The Company is refining its proprietary scalable manufacturing methods for the production of DNA-based vaccines of high purity and stability. By retaining control of its manufacturing processes, Apollon believes it will be able to maintain and enhance its leadership position in the development of DNA-based products and prepare for production at a scale required for commercialization. The Company's DNA-based vaccine products are currently manufactured by Apollon employees in two facilities owned by third parties.

PRODUCTS UNDER DEVELOPMENT


    Apollon believes that its DNA-based vaccine product candidates may be used to prevent or treat a variety of infectious diseases, autoimmune diseases and certain cancers. The Company is currently conducting nine Phase I and Phase I/II clinical trials of its GENEVAX vaccine product candidates for the prevention and treatment of infection by HSV, HBV and HIV, as well as treatment of CTCL. The Company's current strategy is to focus a significant proportion of its internal resources on its HSV, HBV and HPV product development programs while continuing to leverage its corporate and governmental collaborations to advance its HIV product development program. The Company has established a proprietary portfolio of patent applications and licenses to DNA sequences or proteins encoded by DNA sequences with respect to its product candidates. In connection with its product development programs, the Company will be required to seek licenses to additional DNA sequences or proteins encoded by DNA sequences. If such licenses are not obtained by the Company, it will not be able to commercialize the products requiring such licenses. See "-- Patents and Proprietary Rights."



                     SELECTED PRODUCT DEVELOPMENT PROGRAMS



                                                              CURRENT
                                                            DEVELOPMENT   FIRST CLINICAL
     PRODUCT                                 COMMERCIAL        STATUS         TRIAL
   CANDIDATES         DISEASE TARGETS        PARTNER (1)       (2)(3)       INITIATED
-----------------  ----------------------  ---------------  ------------  --------------
GENEVAX-HSV        Genital herpes          Wyeth-Lederle    Phase         September 1996
                                                            I/II(4)
                   Oral/labial herpes      Wyeth-Lederle    Research            --

GENEVAX-HBV        Viral hepatitis B             --         Phase I/II    July 1997

GENEVAX-HIV        HIV infection and AIDS  Wyeth-Lederle    Phase         June 1995
                                                            I/II(4)

GENEVAX-TCR        CTCL                          --         Phase         December 1995
                                                            I/II(5)
                   Psoriasis and other           --         Research            --
                   autoimmune diseases

GENEVAX-HPV        HPV infection, genital  Wyeth-Lederle    Research            --
                   warts and cervical
                   cancer

GENEVAX-HCV        Viral hepatitis C             --         Research            --

GENEVAX-MTB        Tuberculosis                  --         Research            --


 --------------------------

 (1) For a description of the Company's collaboration with Wyeth-Lederle, see "-- Strategic Alliances and Collaborations -- Corporate Collaborations."


 (2) The Company currently is conducting nine Phase I and Phase I/II clinical trials of its GENEVAX vaccine product candidates including two HSV trials, one HBV trial, five HIV trials and one CTCL trial.



 (3) For each product candidate, the Company is testing one or more plasmids containing one or more genes. Final products may include one or more of the genes being tested. For the GENEVAX-HIV vaccine product candidate, the Company is testing both an envelope-directed plasmid and a core-directed plasmid. See "-- HIV Infection and AIDS."



 (4) Both preventive and therapeutic clinical trials are being conducted related to this disease target.



 (5) A therapeutic clinical trial is being conducted related to CTCL as a part of the first phase of the Company's program to develop therapeutic vaccines for autoimmune diseases such as psoriasis.

    GENITAL AND ORAL/LABIAL HERPES

    It has been estimated that there are 30 million people in the United States infected for life with HSV as a result of sexually transmitted genital or anogenital herpes. Type 2 HSV is the dominant cause of genital herpes. In contrast, type 1 HSV is responsible for more than 90% of oral/labial HSV infections. There may be as many as 150 million people in the United States infected for life with the type 1 virus. It has been estimated that in the United States there are 500,000 new genital herpes infections each year and between five million and 20 million recurrent episodes of genital herpes. Antiviral drug treatment has been helpful in controlling recurrent disease, but it is expensive, not completely effective and drug resistant forms of HSV have begun to emerge.

    Apollon is developing both preventive and therapeutic DNA-based, HSV-directed vaccines. These vaccines carry the gene encoding a type 2 HSV envelope protein (glycoprotein D), but the Company believes the vaccines may have the potential to be effective against both type 1 and type 2 HSV. The Company has also identified and isolated additional HSV genes that may be used in later generation or multiple component vaccines.

    In September 1996, Apollon initiated a blinded, controlled Phase I/II clinical trial of the Company's HSV-directed vaccine in healthy, uninfected individuals using the intramuscular delivery method. As of September 30, 1997, the Company has enrolled 37 people in this 40-person clinical trial, which is being conducted at the Virology Research Clinic of the University of Washington in Seattle and is designed to test for both safety and immune responses. In February 1997, the Company initiated a second clinical trial at the University of Washington in patients with recurrent genital herpes. As of September 30, 1997, the Company has enrolled 31 people in this 36-person blinded, controlled Phase I/II clinical trial that will evaluate primarily safety and immune responses. To date, the Company's HSV-directed vaccine has been safe and well tolerated in both of these clinical trials.

    The GENEVAX-HSV program is being conducted in partnership with Wyeth-Lederle. Under the terms of this partnership, Wyeth-Lederle has been granted worldwide marketing and sales rights for GENEVAX-HSV product candidates and Apollon retains all manufacturing and supply rights.

    VIRAL HEPATITIS B

    Despite the availability of effective preventive vaccine products, it has been estimated that up to 300 million individuals worldwide are persistently infected with HBV and as many as 20 million new HBV infections are diagnosed each year. In the United States, it is estimated that there are approximately one million individuals persistently infected with HBV. Adults exposed to the virus usually develop acute hepatitis and in 90-95% of cases recover completely from the infection because their immune systems are generally able to limit the course of disease and prevent the virus from infecting them persistently. Persistently infected individuals can develop chronic hepatitis and have a substantially higher than normal risk of developing primary hepatocellular carcinoma, a fatal form of liver cancer. HBV infection in numerous countries in Asia is endemic. In these populations, IN UTERO or perinatal vertical infection is common. The risk for persistent HBV infection is 70% to 90% for infants who acquire the disease during the perinatal period.

    Because persistent HBV infection can lead to chronic active hepatitis and liver cirrhosis, therapy for persistent infection is needed. Immunotherapy for persistent HBV infection using alpha interferon is only effective in a minority of patients. Moreover, this therapy can lead to side effects including those which may require discontinuation of therapy. The Company believes facilitated DNA-based vaccination could represent an effective immunotherapy for individuals persistently infected with HBV, because such individuals typically have poor or absent cytotoxic T-cell responses to the virus and this method of vaccination can stimulate a strong cytotoxic T-cell response which has the potential to eradicate HBV-infected cells from the vaccinee.

    Apollon is developing HBV-directed vaccines that contain genes encoding HBsAg and HBcAg. The Company has demonstrated in research and preclinical studies that these vaccines stimulate both humoral and cytotoxic T-cell responses directed against both of these HBV proteins. A discussion of this work was recently published in the April 1997 issue of GASTROENTEROLOGY.

    In November 1997, Apollon entered into a license and option agreement with Biogen pursuant to which the Company received a license to Biogen's intellectual property related to DNA sequences encoding hepatitis B viral antigens and Biogen received an option to market and sell on an exclusive basis in Japan the GENEVAX-HBV product candidates developed by Apollon incorporating Biogen's intellectual property. The license granted to Apollon is subject to Biogen's right to grant a limited number of other licenses to this intellectual property.


    In July 1997, a blinded, controlled Phase I/II clinical trial of the Company's HBV-directed DNA-based vaccine containing the gene that encodes HBsAg was initiated in uninfected adult volunteers at the University of Cincinnati, Children's Hospital Medical Center. This clinical trial will evaluate both safety and immune responses stimulated by the vaccine. As of September 30, 1997, the Company has enrolled 16 people in this 24-person clinical trial. To date, the Company's HBV-directed vaccine has been safe and well tolerated.

    Apollon is in various stages of discussion with several potential commercial partners for its HBV-directed product candidates.

    HIV INFECTION AND AIDS

    In the United States, there are estimated to be as many as one million individuals infected with HIV, with an estimated 40,000 new infections each year. Worldwide, it is estimated that more than 22 million people are infected with HIV. Although new combination drug therapy has been effective in temporarily improving the outlook for many individuals, most experts agree that this burdensome and expensive approach to treatment is not a final answer, nor is it a cure. Therefore, an effective preventive vaccine directed against HIV is needed. Moreover, an efficacious immunotherapeutic vaccine directed against HIV could augment or possibly replace drug treatment regimens to prolong disease-free survival in infected individuals.

    Apollon believes its HIV-directed vaccines will have advantages when compared with other HIV vaccines being tested. Most importantly, Apollon's vaccines are designed to target several HIV proteins simultaneously and produce cytotoxic T-cell and antibody responses that will be directed against cells infected with HIV. Apollon believes that because HIV is spread by both free virus and virus-infected cells, the Company's DNA-based vaccine methodology may provide a means to develop both safe and efficacious preventive and therapeutic vaccines for HIV.

    The Company is developing both preventive and therapeutic GENEVAX-HIV vaccine product candidates. The preventive vaccine product candidate is currently designed to have two components. The first component carries the genes for the envelope protein of HIV (the "envelope-directed" component). The second component carries the genes encoding the core protein (p24), several other HIV structural proteins and inactivated viral enzymes (the "core-directed" component). The therapeutic vaccine could include either the envelope-directed or core-directed components, or both. The Company is also evaluating the use of additional accessory genes which may be included in a final preventive or therapeutic vaccine. Apollon is testing these individual components separately before combining them into a final vaccine formulation.

    In June 1995, Apollon commenced a Phase I/II clinical trial of the envelope-directed component of GENEVAX-HIV in HIV-infected individuals at the University of Pennsylvania Medical Center. The Company believes that this clinical trial was the first human clinical trial of a DNA-based vaccine. The clinical trial was designed to evaluate both safety and immune responses. Enrollment is complete in this clinical trial with 20 people enrolled. The Company is currently reviewing the results of this clinical trial, and has observed increases in immune responses in patients in this clinical trial. Circulating virus levels did not change after 36 weeks of follow-up. The Company also conducted a related four-person clinical trial in Zurich, Switzerland. Immune response analysis from this clinical trial is currently being conducted at the University of Pennsylvania Medical Center. To date, the Company's HIV-directed vaccine has been safe and well tolerated in both clinical trials.

    In March 1996, the Company commenced enrollment into a blinded, controlled Phase I/II clinical trial of its envelope-directed vaccine component in uninfected individuals. This clinical trial is the first human clinical trial of a DNA-based vaccine in healthy volunteers and is being conducted at the National Institutes of Health ("NIH") Clinical Center in Bethesda, Maryland. As of September 30, 1997, the Company has enrolled 16 people in this 24-person clinical trial. It is designed to establish the safety and evaluate the immune responses stimulated by the vaccine. In February 1997, the Company also initiated a related unblinded Phase I/II clinical trial of its envelope-directed vaccine component in uninfected individuals using a needleless injection system. The clinical trial is being conducted at the University of Pennsylvania Medical Center. As of September 30, 1997, seven people have been enrolled in this 12-person clinical trial. To date, the Company's HIV-directed vaccine has been safe and well tolerated in both clinical trials.

    In July 1997, the Company began a Phase I clinical trial in collaboration with the NIH-supported AIDS Vaccine Evaluation Group ("AVEG") of the core-directed component of GENEVAX-HIV. This clinical trial of uninfected volunteers is being conducted by AVEG at four sites in the United States and is designed to test for both safety and immune responses. As of September 30, 1997, the Company has enrolled 27 people in this 40-person clinical trial. To date, the Company's HIV-directed vaccine has been safe and well tolerated in this clinical trial.


    In October 1997, the Company began a Phase I clinical trial of the envelope-directed component of GENEVAX-HIV in collaboration with the U.S. Army. In this clinical trial, uninfected volunteers are being injected intradermally with the formulated vaccine. The Company believes this human clinical trial is the first trial of a DNA-based vaccine in which this intradermal route of administration is being tested. The trial is designed to evaluate both the safety of the intradermal route of administration and immune responses stimulated by the vaccine.


    The Company expects to initiate additional Phase I/II clinical trials of both the envelope-directed and core-directed components of GENEVAX-HIV by the end of 1997.

    In separate preclinical studies, Apollon's investigators have vaccinated two HIV-infected and three uninfected chimpanzees. Both infected animals receiving the envelope-directed vaccine experienced an increase in immune response and a reduction in circulating virus levels. In one animal the levels became undetectable and have remained undetectable for more than two years. Apollon's investigators also vaccinated three uninfected chimpanzees. Two of these three were subsequently challenged intravenously with a high dose of HIV. Both resisted the challenge and appear to have been protected. At six months these protected animals had negative lymph nodes and nearly 24 months after the challenge, these protected animals do not have detectable circulating HIV in their blood plasma. In contrast, an unvaccinated control animal in the study was clearly infected with HIV. The results of the uninfected chimpanzee study were published in the May 1997 issue of NATURE MEDICINE.

    The HIV program is being conducted in partnership with Wyeth-Lederle. Under the terms of this partnership, Wyeth-Lederle has been granted worldwide marketing and sales rights for GENEVAX-HIV product candidates and Apollon retains all manufacturing and supply rights.

    PSORIASIS AND OTHER AUTOIMMUNE DISEASES AND CTCL

    It is estimated that between five percent and ten percent of the U.S. population is afflicted with an autoimmune disease such as psoriasis, rheumatoid arthritis or multiple sclerosis, and inadequate therapies make this a major area of unmet medical need. The objective of Apollon's GENEVAX-TCR program is to develop DNA-based vaccines for treatment of autoimmune diseases. The Company believes that certain autoimmune diseases are caused by abnormal activation of specific families or types of T cells. These T-cell families are defined in part by a protein on their surface called the T-cell receptor ("TCR"), and also by a protein chain of the TCR known as the variable region beta chain ("V-beta"). The Company's GENEVAX-TCR vaccines are being developed to target specific T cells through the V-beta chain. Apollon's strategy is first to evaluate its GENEVAX-TCR vaccine approach in patients with a rare T cell cancer known as CTCL in which the cancerous T cells develop with a specific V-beta subset. If the Company is successful in its clinical trials for CTCL, it intends to pursue a clinical program using this approach in people suffering from the autoimmune disease psoriasis vulgaris ("psoriasis"). As the Company proceeds with its psoriasis clinical program, it may be required to seek licenses under patents to DNA sequences or proteins encoded by certain of the DNA sequences related to psoriasis. If such licenses cannot be obtained by the Company, it will not be able to commercialize the products requiring such licenses.

    Approximately 6.4 million people in the United States suffer from the chronic dermatologic disease psoriasis. Individuals with moderate to severe psoriasis require lifelong therapy. Standard treatments such as phototherapy or drug therapies (such as retinoids or methotrexate) can be effective but are associated with a high risk for unacceptable complications. An improved psoriasis treatment would moderate or eliminate the underlying pathogenic process which is believed to include the activation of certain T-cell subsets or families. Recent published reports indicate that the V-beta-3 or V-beta-13.1 subsets are involved in the pathogenesis of psoriasis, although additional V-beta subsets of T cells might be involved. The Company believes that its TCR-directed DNA-based vaccines, which are designed to target T cells with a specific V-beta protein chain, may be effective in eliminating these activated T cells or altering their influence in the skin.

    In December 1995, Apollon commenced the first Phase I/II clinical trial of its T cell receptor-directed DNA-based vaccine program at the University of Pennsylvania Medical Center in a study of patients with CTCL. The objectives of the clinical trial are to evaluate the safety and tolerability of the GENEVAX-TCR vaccine and the clinical and immunological responses to the vaccine in CTCL patients. As of September 30, 1997, five patients have been enrolled in this clinical trial, and the vaccine has been safe and well tolerated. Two patients had clinical responses involving clearing of cutaneous lesions. One of these patients had a clinical response resulting in nearly complete clearance of the skin. This patient also responded to additional injections and his disease was controlled for over six months with vaccine therapy alone until relapse occurred. The other patient's clinical response was transient and involved 10% clearance of the skin. Apollon has obtained Orphan Drug status for this vaccine product candidate indication. For a description of Orphan Drug status, see "-- Government Regulation."

    Apollon has retained the commercial rights to its GENEVAX TCR-directed vaccines.

    HPV INFECTION, GENITAL WARTS AND CERVICAL CANCER

    The annual incidence of anogenital warts caused by certain strains of HPV in the U.S. has been estimated at 1.5 million and prevalent cases at four million. Other strains of HPV are the likely cause of laryngeal and cervical cancers. Cervical cancer is the second most common cancer among women worldwide. HPV is believed to be the cause of essentially all cervical cancer. Recent studies have demonstrated that at least 93% of cervical cancers and high-grade cervical lesions contain one or more cancer-causing types of HPV.

    No specific antiviral treatments are available for HPV infection, although topical creams have been used to treat warts at various sites. Typically, anogenital warts are treated with some combination of topical drug and surgery or with laser ablation therapy. Intralesional treatment with alpha interferon has also been somewhat effective in treating venereal warts. Recurrence of warts following local treatment is common. If detected in the precancerous stage, virtually all cases of cervical cancer are preventable. The treatment of cervical cancer after it reaches the invasive stage may require chemotherapy, radiation treatment or surgery, including hysterectomy. These treatments are expensive and often unsuccessful. To date, no preventive or therapeutic vaccines for HPV have been approved for clinical use.

    Apollon is developing both preventive and therapeutic DNA-based vaccines directed against HPV, which have been shown to stimulate immune responses in animals. Because cervical cancer is associated with HPV, an effective vaccine directed against the virus may help to reduce the risk of cervical cancer. Preclinical testing of the Company's HPV-directed vaccine product candidates is expected to begin by the end of 1997.

    The GENEVAX-HPV program is being conducted in partnership with Wyeth-Lederle. Under the terms of this partnership, Wyeth-Lederle has been granted worldwide marketing and sales rights for GENEVAX-HPV product candidates and Apollon retains all manufacturing and supply rights.

    VIRAL HEPATITIS C

    Worldwide, more than 100 million people are persistently infected with HCV. It has been estimated that up to 2.5 million in the United States and up to 3.4 million people in Europe are persistently infected with HCV. The virus is endemic in many parts of Asia. In Japan, for example, it has been estimated that two to three percent of the population is infected. Similar levels of infection have been reported in Taiwan, Korea and China. Alpha interferon, the only currently approved treatment for HCV in the United States, has been effective in only a minority of patients with chronic HCV infections.

    The Company believes that augmentation of the virus-specific immune response to HCV, especially the cytotoxic T-cell response, in HCV-infected individuals is a therapeutic strategy that provides a reasonable likelihood of success for the following reasons: (i) immunotherapy with alpha interferon has been successful in some infected patients; (ii) circulating virus levels in infected individuals are generally low and the proportion of liver cells infected is generally low, possibly leading to suboptimal cytotoxic T-cell responses in infected individuals which, if augmented, might lead to more effective killing of infected cells; and (iii) in the 50% of patients who appear to clear acute HCV infections completely, cytotoxic T cells directed against various viral proteins have been identified.

    Apollon believes that treatment with a therapeutic DNA-based vaccine directed against HCV provides the best opportunity for augmenting HCV-directed cytotoxic T-cell responses in infected patients. Apollon and its collaborators have demonstrated that DNA-based vaccine constructs containing the gene encoding the HCV core antigen can stimulate cytotoxic T-cell responses in animals. Moreover, Apollon's collaborators have cloned additional HCV viral genes that are now being tested, including genes encoding some of the non-structural proteins of the virus. All these genes have now been incorporated into Apollon's clinical plasmids and are being readied for clinical testing. As the Company proceeds with its HCV clinical program, it will be required to seek licenses under patents to DNA sequences or proteins encoded by certain of the DNA sequences related to the HCV core antigen. If such licenses cannot be obtained by the Company, it will not be able to commercialize the products requiring such licenses.

    Apollon has retained the commercial rights to its HCV-directed vaccines. Apollon is currently in discussions with potential commercial partners for these product candidates.

    TUBERCULOSIS

    It is estimated that one third of the world's population or approximately two billion people are infected with MYCOBACTERIUM TUBERCULOSIS ("MTB"), the bacteria that causes tuberculosis. Annually, MTB causes two to three million deaths, making it the pathogen responsible for the highest incidence of death and disease worldwide. In the United States, the annual incidence of tuberculosis cases increased about 20% from the period 1985 to 1992, and the population currently at risk for MTB infection includes the poor, the elderly, immuno-compromised patients and health care workers exposed to these individuals. Although MTB infection is effectively controlled with drugs such as isoniazid and rifampin, there has been an increased incidence of tuberculosis in AIDS patients and outbreaks of multidrug-resistant MTB strains.

    Due to the large number of individuals infected and the steady annual incidence of infections worldwide, control of MTB is unlikely to occur until an effective vaccine becomes available. The tuberculosis vaccine used for the past 75 years, known as bacillus Calmette Guerin ("BCG"), is a live-attenuated bacteria (M. BOVIS) related to MTB. The reported efficacy of this vaccine is less than 50% in controlled human studies.

    Apollon believes that a DNA-based vaccine for prevention of MTB infection might offer greater efficacy and increased safety in comparison to the live-attenuated BCG vaccine. The Company's current research program has produced prototype vaccine vectors containing genes isolated from the MTB bacteria. These vaccine vectors are designed to produce MTB-specific immune responses. Furthermore, the Company's MTB DNA-based vaccines are being designed to stimulate a strong, cell mediated immune response against MTB. This is important because the pathogenesis of MTB involves the establishment of infection within the lung and replication within alveolar macrophages. Since MTB replicates within human cells, it is a particularly attractive target for DNA vaccine technology, which is capable of inducing a strong, cell-mediated immune response to eradicate infected cells. In studies published by other researchers, DNA-based vaccines expressing MTB genes have induced cytotoxic T-cell responses and have protected mice from challenge with live MTB.

    Apollon has retained the commercial rights to its MTB-directed vaccines.

GENE THERAPY APPLICATIONS

    Gene therapy is the use of gene-containing products for prevention or treatment of inherited or acquired diseases. Gene therapy products encode biologically active molecules or proteins that interfere with replication of viruses or alter or augment a particular biological function and may be useful for replacing an inherited defective protein in order to prevent or treat inherited or acquired diseases such as cystic fibrosis or hemophilia. Using its facilitated DNA delivery technology platform as a foundation, Apollon is pursuing a research program in gene therapy. While Apollon's focus has been, and continues to be, on its DNA-based vaccine programs, the Company has also begun development of other gene therapy products that utilize the Company's proprietary facilitated DNA delivery technology. The Company is developing proprietary tissue-targeted facilitators, which are being designed to target injected DNA to specific cell types within the body. The direct facilitated delivery of DNA-based products could provide the physician with a straightforward approach to gene therapy that does not require the use of live viral vectors or treatment of cells outside the body.

    Apollon initially expects to develop gene therapy product candidates that will modify immune responses generated by existing GENEVAX vaccine product candidates. For example, some of these potential products may stimulate enhanced cytotoxic T-cell responses directed against antigenic proteins targeted by the Company's GENEVAX vaccine product candidates. The Company has active research programs evaluating DNA-based prototype products that encode various cytokines such as IL2, IL4 and IL12 and co-stimulatory molecules such as B7-1 and B7-2.

STRATEGIC ALLIANCES AND COLLABORATIONS

    CORPORATE COLLABORATIONS

    WYETH-LEDERLE. Apollon's corporate collaboration with Wyeth-Lederle is based on a Research and Development and License Agreement (the "R&D Agreement") and a Supply Agreement entered into in July 1995. The agreements provide that Apollon and Wyeth-Lederle will jointly develop, manufacture and market preventive and therapeutic GENEVAX products directed against HSV, HIV and HPV.

    Pursuant to the R&D Agreement, Wyeth-Lederle has made a number of payments to Apollon to fund the development of the preventive and therapeutic GENEVAX vaccine product candidates directed at the three viruses. The R&D Agreement provides for significant additional payments subject to the achievement of certain milestones in connection with clinical trials. Apollon is primarily responsible for product development and clinical testing expenses through the completion of Phase II clinical trials and Wyeth-Lederle will assume all Phase III clinical trial expenses. As of September 30, 1997, the Company has received $15.1 million from Wyeth-Lederle pursuant to the R&D Agreement. In return, Apollon has granted to Wyeth-Lederle worldwide rights to market and sell products directed at the three viruses. The R&D Agreement also provides Wyeth-Lederle an option to obtain sublicenses to technology that is covered by license agreements Apollon has with third parties. The R&D Agreement also provides Wyeth-Lederle a three-year option, in exchange for certain option payments, to obtain exclusive commercialization rights to develop DNA-based vaccines for other microorganisms. If the option is exercised, Wyeth-Lederle will make research and development and milestone payments to the Company under substantially similar terms as for other products developed under this collaboration. The R&D program is managed by a Steering Committee and an R&D Management Committee, each with equal representation from both companies.

    Apollon has retained the exclusive right to manufacture and supply GENEVAX products to Wyeth-Lederle under the terms of the Supply Agreement, which requires Apollon to sell such products exclusively to Wyeth-Lederle or its designated affiliates at a price based upon a percentage of Wyeth-Lederle's selling price.

    Both agreements will terminate as to any product upon the later of (a) the expiration date of the last patent covering that product and (b) the date that is ten years following the first commercial sale of that product. Wyeth-Lederle has the right to terminate both agreements in their entireties or as to any specific product unilaterally and without cause. In the event of termination unilaterally without cause by Wyeth-

Lederle, exclusive rights to the products and co-exclusive rights to the supporting technology will revert or vest to Apollon as appropriate and Wyeth-Lederle will be entitled to receive payments on sales of products commercialized by Apollon under the Supply Agreement based upon Wyeth-Lederle's contribution to the development costs of the respective product. In the event Wyeth-Lederle terminates because of a breach by, or change in control of, Apollon, the options and licenses granted to Wyeth-Lederle vest or are retained, as appropriate, any licenses granted to Apollon by Wyeth-Lederle terminate and Apollon is required to assign all governmental approvals. Apollon has similar rights if Apollon terminates because of a breach by, or change in control of, Wyeth-Lederle.

    CENTOCOR. Apollon and Centocor entered into the License and Option Agreement in March 1995, whereby Centocor obtained the rights to use the Company's facilitated DNA-based technology to develop, market and sell GENEVAX products directed at most cancers. The agreement gives Centocor the right to sublicense technology from Apollon which is licensed by the Company from certain third parties. This agreement excludes TCR-directed GENEVAX vaccine product candidates and any potential GENEVAX products which utilize antigen genes derived from viruses and other microorganisms. Subject to Centocor achieving various milestones, this agreement requires certain payments to be made to Apollon and establishes a royalty to be paid to Apollon based upon Centocor's product sales under certain circumstances, subject to an offset of the development payments previously made to Apollon by Centocor. Centocor has agreed to share any improvements it makes to facilitated DNA-based vaccine delivery technology with Apollon during the first three years of this collaboration, solely for application by Apollon outside of the fields in which Centocor acquired rights under the agreement. In June 1997, Centocor initiated a Phase I/II clinical trial in colorectal cancer patients using the Company's GENEVAX technology.

    The Company and Centocor entered into the Centocor Manufacturing Agreement in August 1995, whereby the Company assisted Centocor in the manufacture of the Centocor Plasmid for use in DNA-based vaccines and transferred to Centocor the know-how required to manufacture the Centocor Plasmid and similar plasmids.


    BIOGEN. Apollon and Biogen entered into a license and option agreement in November 1997 pursuant to which the Company received a license to Biogen's intellectual property related to DNA sequences encoding hepatitis B viral antigens. In addition, Biogen received an option to market and sell on an exclusive basis in Japan the GENEVAX-HBV product candidates developed by Apollon incorporating Biogen's intellectual property. The license granted to Apollon is subject to Biogen's right to grant a limited number of other licenses to this intellectual property. Apollon has retained the exclusive right to manufacture and supply GENEVAX products to Biogen for sale in Japan.



    In the event of a change of control of Apollon during the term of the license and option agreement, which results in control of Apollon by a "Fortune 500 Company" (as defined in the agreement), Apollon shall be required to make payments to Biogen upon obtaining both FDA and European regulatory approval for a product which uses Biogen's intellectual property.


    GOVERNMENTAL COLLABORATIONS

    Apollon has entered into collaborative arrangements with government agencies to supplement its internal product development and business capabilities. These include an agreement with the Division of AIDS, National Institute of Allergy and Infectious Disease ("NIAID") to collaborate in the preclinical evaluation of the pharmacological and toxicological properties of GENEVAX-HIV as well as the evaluation of the vaccine product candidate in certain animal models. The Company believes that this cooperative endeavor will provide an opportunity to accelerate the development of GENEVAX-HIV vaccine product candidates.

    Upon joint application, beginning in August 1994, the University of Pennsylvania and the Company have received a $4.2 million four-year grant from NIAID to support the Company's HIV-directed therapeutic vaccine research and development efforts. This grant was among the first awarded by NIAID in connection with its Strategic Program for Innovative Research in AIDS Treatment ("SPIRAT"). The University of Pennsylvania receives direct funding, portions of which are distributed to Apollon.

    The Company's HIV-directed vaccines are being tested in a Phase I clinical trial being conducted by AVEG at four sites in the United States and in a Phase I clinical trial being conducted by the U.S. Army.


    ACADEMIC COLLABORATIONS

    Apollon works closely with its academic collaborators in the research, development and clinical testing of its vaccine product candidates and, connected with such collaboration, funds continuing research efforts in laboratories at the University of Pennsylvania, the Massachusetts General Hospital, Loyola University (Chicago) and the University of Washington in Seattle.

    Apollon's academic collaborators include: Dr. David Weiner of the University of Pennsylvania on research and development projects developing basic gene delivery technology and HIV-directed vaccines; Dr. Lawrence Corey at the University of Washington on immunological and clinical research regarding development of the Company's HSV-directed vaccines; Dr. Jack Wands at the Massachusetts General Hospital on the development of DNA-based vaccines and gene therapy products directed against viral hepatitis and methods of DNA delivery; Dr. Martin Kast at Loyola University on the development of vaccines directed against HPV; and Dr. Harvey Rubin at the University of Pennsylvania, on the development of Apollon's vaccines directed against MTB.

MANUFACTURING

    The Company is producing a variety of DNA-based vaccines using the same manufacturing process and is refining proprietary scalable manufacturing methods for the production of DNA-based vaccines of high purity and stability. The Company manufactures plasmids using common bacterial fermentation methods and proprietary purification techniques. The Company believes that it has already developed production methods that are adequate to accommodate the commercialization of certain of its GENEVAX product candidates in therapeutic markets and intends to construct a manufacturing facility meeting Good Manufacturing Practices (GMP) requirements to implement these methods. The Company believes its manufacturing processes may also be used to manufacture DNA-based gene therapy products other than vaccines.

    The Company's DNA-based vaccine product candidates are currently manufactured by Apollon employees in two facilities owned by third parties, at a scale sufficient to support its current and future Phase I and Phase I/II clinical trials and projected Phase II and Phase III clinical trials. One facility, owned by Centocor, is dedicated to Apollon through August 1998 with automatic year-to-year renewals unless terminated by either party. In addition, Apollon is party to a Cooperative Research Agreement with Walter Reed Medical Center that provides the Company with availability, at designated intervals, to a GMP environment to perform microbial fermentation. The Company's current manufacturing capability includes an experienced internal staff of bioengineering, microbial fermentation and quality control scientists and manufacturing development scientists and operators. In addition, the Company has contracted with third parties for facilities in which the Company may manufacture bulk products in a GMP environment. Apollon conducts quality testing of its manufactured product candidates according to Good Laboratory Practices
(GLP) requirements using proprietary assays developed by the Company. Currently, the Company is manufacturing product candidates using a second generation process that allows for production of up to fifty thousand doses in each lot.

    The Company contracts with a third party manufacturer to perform the final sterilization, packaging and fill of its product candidates. The Company believes that, in the event of termination of its current arrangement, it will be able to negotiate an arrangement with another third party manufacturer without significant delay.

SALES AND MARKETING

    The Company's strategy is to market products directly, through its corporate collaborators or through licensing arrangements with large pharmaceutical or biotechnology companies. Implementation will depend, in large part, on the market potential of any products the Company develops, as well as on the Company's financial resources. The Company does not expect to establish a direct sales capability for at least the next several years. Centocor and Wyeth-Lederle each have the right to market worldwide future products, if any, resulting from their respective collaborations.

PATENTS AND PROPRIETARY RIGHTS

    Patents and other proprietary rights are important to the Company's business. The Company's policy is to file patent applications to protect technology, inventions and improvements to its inventions that are considered important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. To date, Apollon has established a proprietary portfolio of patent applications and has an exclusive royalty bearing license from the Trustees of the University of Pennsylvania, the Institute of Biotechnology and Advanced Molecular Medicine, Inc. and The Wistar Institute to make, sell and use products developed using the technology that is the subject matter of certain patent applications covered by the license. These patent applications include, among other things, specifications and claims regarding methods of facilitated DNA delivery and expression by target cells IN VIVO, methods of patient treatment and routes of administration, methods of discovery of novel vaccines and pharmaceutical agents, molecular targets and methods of utilizing these targets and compositions of matter for vaccines and pharmaceutical products. Apollon and its collaborators are actively prosecuting 37 U.S. patent applications, about half of which specifically support the Company's DNA injection and delivery technology and DNA-based vaccine program. Several such applications are pending in the United States and corresponding foreign applications have been filed. In the United States, two such patents have issued and notices of allowance have been received on sets of claims enumerated in several other patent applications. No assurance can be given that claims of the remaining applications will issue in their present form, if at all. See "Risk Factors -- Patents and Proprietary Rights; Access to Proprietary Genes and Proteins."

    The patent positions of pharmaceutical and biotechnology firms, including those of the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company does not know whether any of its unissued patent applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue or foreign counterparts, if any, publish and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications for such inventions. Moreover, the Company might have to participate in interference proceedings commenced by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome were favorable to the Company. There can be no assurance that the Company's patents, if issued, would be held valid or enforceable by a court or that a competitor's technology or product would be found to infringe such patents. See "Risk Factors -- Patents and Proprietary Rights; Access to Proprietary Genes and Proteins."

    A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. Such conflict could limit the scope of the patents, if any, that the Company may be able to obtain or result in the denial of the Company's patent applications. In addition, if patents that cover the Company's activities are issued to other companies, there can be no assurance that the Company would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology. The Company is aware of two patents controlled by Vical with claims relating to aspects of DNA-based vaccine technology. While the Company believes that its technology does not infringe the Vical patents, there can be no assurance that a claim will not be asserted against the Company. See "Risk Factors -- Patents and Proprietary Rights; Access to Proprietary Genes and Proteins." A number of the DNA sequences or proteins encoded by certain of these sequences that the Company is currently investigating in its preclinical studies and clinical trials or may use in other of its DNA-based product candidates are or may become patented by others. As a result, the Company will and may be required to obtain licenses under such patents in order to test, use or market products that contain proprietary DNA sequences or encode proprietary proteins. If such licenses are not obtained by the Company, it will not be able to commercialize the products requiring such licenses. The Company has obtained, or has the right to obtain, certain licenses to DNA sequences or encoded proteins and is currently negotiating certain other licenses. There can be no assurance that the Company will be able to obtain any of such licenses or any further required licenses on commercially favorable terms, if at all.

    In addition to patent protection, the Company also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology or that the Company can meaningfully protect its trade secrets.

    It is the Company's policy to require its employees, officers, consultants and collaborative partners to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with the Company. These agreements provide that all confidential information developed or made known during the course of the relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all invention resulting from work performed for the Company, utilizing property of the Company or relating to the Company's business and conceived or completed by the individual during employment, shall be the exclusive property of the Company to the extent permitted by applicable law. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

GOVERNMENT REGULATION

    Any drug products developed by the Company will require regulatory authorization prior to clinical trials and additional regulatory clearances prior to commercialization. New human DNA-based vaccine and other gene therapy product candidates are expected to be subject to extensive regulation by the FDA as biological drugs and comparable agencies in other countries. The precise regulatory requirements with which the Company must comply are uncertain at this time due to the novelty of the human gene products, vaccines and therapies currently under development. The Company believes that its potential vaccine products will be regulated as biological drugs and that any newly developed facilitating agents will be regulated as non-biological new drugs. New drugs are subject to regulation under the Federal Food, Drug and Cosmetic Act, and biological drug products, in addition to being subject to certain provisions of that act, are regulated under the Public Health Service Act. Both statutes and the regulations promulgated thereunder govern, among other things, the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising and other promotional practices involving biologics or non-biological new drugs, as the case may be. FDA authorization must be obtained before clinical testing and approval must be obtained before manufacturing and marketing of biologics or new drugs. At the FDA, CBER is responsible for the regulation of biological drugs and CDER is responsible for the regulation of non-biological new drugs. Biological drugs generally are regulated more stringently than non-biological drugs. Drugs that contain biological and non-biological components that both contribute to the efficacy of a product may be regulated more onerously as combination products. The use of facilitating agents in the Company's vaccine or other DNA-based products could result in combination drug status. See "Risk Factors -- Government Regulation: No Assurance of FDA Approval."

    Obtaining FDA approval of a drug has historically been a costly and time consuming process. Generally, in order to gain FDA premarket approval, a developer first must conduct preclinical studies in the laboratory and in animal models in accordance with GLP requirements to gain preliminary information about the potential efficacy of a product candidate and to identify any major safety concerns. The results of these studies are submitted as a part of an Investigational New Drug ("IND") application, which must become effective before human clinical trials of an investigational drug can start. The IND also includes a detailed description of the clinical investigations to be undertaken. See "Risk Factors -- Government Regulation; No Assurance of FDA Approval."

    The Company must file an IND for each product candidate and for each preventive or therapeutic vaccine indication it intends to study in the clinic. Clinical studies must usually be conducted in accordance with FDA informed conduct and institutional review board requirements. The Company is responsible for initiating and overseeing the clinical studies to demonstrate the safety, purity, efficacy and potency that are necessary to obtain FDA approval of any such product candidates as biological drugs. Clinical trials are normally done in three phases. In Phase I, clinical trials are conducted with a small number of either healthy volunteers or patients afflicted with the target disease to determine the safety profile and immunogenicity of the product candidate. In Phase II, clinical trials are conducted with a larger group of either healthy volunteers or patients afflicted with the target disease in order to determine preliminary efficacy, optimal dosages and vaccination schedule and expanded evidence of safety. In Phase III, large-scale, multi-center, comparative clinical trials are conducted with either healthy volunteers or patients afflicted with the target disease in order to provide enough data for the statistical proof of safety and efficacy required by the FDA and other regulatory authorities. In the case of DNA-based products, the initial human testing is generally done to assess both safety and immune responses, as well as preliminary efficacy issues either in healthy volunteers or patients afflicted with the target disease. Such clinical trials are referred to herein as Phase I/II clinical trials.

    The FDA receives reports on the progress of each phase of clinical testing, and it may require the modification, suspension or termination of clinical trials if an unwarranted risk is presented to patients or healthy volunteers. DNA-based vaccine and other gene therapy products are a new category of potential preventive and therapeutic products. There can be no assurance as to the length of the clinical trial period or the number of patients or healthy volunteers the FDA will require to be enrolled in the clinical trials in order to establish to its satisfaction the safety, purity, efficacy and potency of DNA-based vaccine and other gene therapy products as biological drugs. See "Risk Factors -- Government Regulation; No Assurance of FDA Approval."

    After successful completion of clinical trials of a new product candidate, FDA marketing approval must be obtained. The Company expects that its vaccine and gene therapy products will be regulated as biological drugs. All drugs regulated as biologics must be proven to be safe, pure, potent and efficacious. Currently, there are three alternative possible application processes that may apply to the Company's product candidates. First, traditionally, approval by CBER of both a Product License Application ("PLA") and an Establishment License Application ("ELA") is required before commercial marketing of a biologic can occur. Further requirements traditionally applicable to biologics include release of each lot of a biologic and specific biological GMP standards in addition to those applicable to other drugs. Second, only a single Biologics License Application ("BLA") may be required for certain biologics the FDA considers to be well characterized. The ELA requirement has been eliminated for certain specified biotechnology and synthetic biological products, including therapeutic DNA plasmids. Lot release requirements have also been eliminated for certain of these well characterized biologics. Thus, if the Company were to reach the license stage for a therapeutic DNA plasmid product candidate, under current regulations only a single license application, a BLA may be required. However, if the Company were to reach the license stage for a preventive DNA-based vaccine, under current regulations both a PLA and ELA would be required. Third, if the product candidate is classified as a non-biological new drug, the Company must file a New Drug Application ("NDA") with CDER and receive approval before commercially marketing the drug. New drugs must be shown by substantial evidence to be safe and effective. Generally, in order to obtain approval of non-biological drugs, the FDA requires at least two properly conducted, adequate and well controlled clinical studies demonstrating safety and efficacy with sufficient levels of statistical assurance. In case of approval of a biological drug, one properly conducted, adequate and well controlled study may suffice.

    The NDA, BLA or PLA/ELA must include results of product development activities, preclinical studies and clinical trials in addition to detailed manufacturing information. The review and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. If questions arise during the FDA review process, approval can take longer. Notwithstanding the submission of relevant data, the FDA may ultimately decide that the NDA, BLA or PLA/ELA does not satisfy its regulatory criteria for approval and require additional clinical studies. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. In addition, after marketing clearance is secured, the FDA may require additional clinical testing to confirm safety and efficacy (Phase IV studies) and the manufacturing facility for the Company's products will be subject to periodic inspections for GMP compliance by FDA inspectors.

    Since 1992, non-biological and biological drugs have been subject to the Prescription Drug User Fee Act ("PDUFA"). PDUFA requires, among other things, companies that submit marketing applications for such products to pay fees in connection with review of such prescription drug applications. In return, the FDA has committed to reviewing a certain percentage of the marketing applications within certain time frames. In Fiscal Year 1997, the FDA has committed to reaching approval, disapproval or additional-data-required decisions on 90% of non-priority PLAs, BLAs and NDAs within 12 months of application submission. PDUFA expired on September 30, 1997. Although the Congress has passed legislation to extend PDUFA for an additional period of time, there can be no assurance that the extension will be signed by the President in a timely manner, if at all. Failure of Congress to extend PDUFA would have a significant adverse effect on the FDA's time frames for reviewing drug product marketing applications and on the Company's drug applications. See "Risk Factors -- Government Regulation; No Assurance of FDA Approval."

    The Orphan Drug Act of 1983, as amended, generally provides tax and market exclusivity incentives to manufacturers to undertake development and marketing of products to treat diseases having a prevalence of no more than 200,000 people in the United States at the time of application for Orphan Drug designation. In addition to GENEVAX-TCR, which has received Orphan Drug designation for use in CTCL, Apollon may pursue Orphan Drug designation, where appropriate, with respect to other products. A drug that receives Orphan Drug designation by the FDA and is the first product to receive FDA marketing approval is entitled to a seven-year exclusive marketing period in the United States for the approved indication. However, a drug that is considered by the FDA to be different in chemical structure or use from or that is clinically superior to an approved Orphan Drug is not barred from receiving FDA approval for marketing during such seven-year period. Therefore, it is possible, for example, that even if a DNA-based vaccine or other gene therapy product receives exclusive marketing approval for a particular indication, a second gene therapy product utilizing different technology (e.g., viral-based vs. non-viral-based) or a product using similar technology that is clinically superior can nonetheless be approved by the FDA at any time. In addition, Congress has considered restrictions on the designation of Orphan Drugs and the benefits available under the Orphan Drug Act for manufacturers of these drugs. No assurances exist that Orphan Drug status (other than for the CTCL products) or benefits will be available for any of the Company's drugs.

    In addition to the FDA requirements, the NIH has established guidelines for research involving recombinant DNA molecules, which are utilized by the Company and certain of its collaborators in their research. These guidelines apply to all recombinant DNA research which is conducted at or supported by the NIH or most other governmental entities.

    In both domestic and foreign markets, sales of the Company's products, if any, will be dependent in part on the availability of reimbursements from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to market, there can be no assurance that these products will be considered cost-effective, that reimbursement will be available or, if available, that the payor's reimbursement policies will not adversely affect the Company's ability to sell its products on a profitable basis. See "Risk Factors -- Government Regulation; No Assurance of FDA Approval."

    The Company is also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research work. The extent of government regulation which might result from any future legislation or administrative action cannot be accurately predicted.

COMPETITION

    Gene delivery and DNA-based therapy are relatively new, rapidly evolving areas of science in which significant and unexpected technological advances are likely. Rapid technological development could result in the Company's products or technologies becoming obsolete before the Company recovers a significant portion of its related research, development and capital expenditures. The Company is aware of several development stage and established enterprises, including major pharmaceutical and biotechnology firms, which are exploring the field of human gene therapy or are actively engaged in research and development in areas similar or related to the Company's technology. The Company may also experience competition from companies that have acquired or may acquire technology from companies, universities and other research institutions. Additionally, there are products currently approved by the United States and other government regulatory agencies that are being sold for the treatment or prevention of diseases targeted by the Company.

    Most of the Company's competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than the Company. Other companies may succeed in developing products earlier than the Company, completing clinical trials and obtaining FDA approvals for such products more rapidly than the Company, or developing products that are more effective, reliable, available or cost-effective than the Company's product candidates and other potential products. There can be no assurance that research and development by others will not render the Company's technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy or vaccine developed by the Company or that any therapy or vaccine developed by the Company will be preferred to any existing or newly developed technologies.

FACILITIES

    Apollon leases 46,125 square feet of space in a one-story 60,880 square foot building in the Great Valley Corporate Center in Malvern, Pennsylvania. The lease expires September 30, 2003, subject to the

Company's option to renew for an additional five years. The Company has improved about 23,700 square feet of its leased space with offices, laboratories and associated utilities.

    Apollon expects this building to serve its needs for the foreseeable future. Apollon may consider the construction of a manufacturing facility to support the commercialization of the Company's first GENEVAX product candidate and may require additional manufacturing space if multiple products approach commercialization.

EMPLOYEES

    As of September 30, 1997, the Company had 56 full-time and four part-time employees, 17 of which hold a Ph.D. or M.D. degree. Of the Company's employees, 47 are engaged directly in full-time or part-time research and product development efforts. None of the Company's employees is covered by a collective bargaining agreement. Apollon believes that it maintains good relations with its employees.

LEGAL PROCEEDINGS

    The Company is not presently involved in any material legal proceedings outside of the ordinary course of business. The Company may in the future be named as a defendant in lawsuits involving product defects, breach of warranty or other actions relating to products which it manufactures or distributes.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding the executive officers and directors of the Company as of June 30, 1997:

                                                          AGE                            POSITION
                                                          ---      ----------------------------------------------------

Morton Collins, Ph.D.(1)............................          61   Chairman of the Board

Vincent R. Zurawski, Jr., Ph.D......................          51   President, Chief Executive Officer and Director

Richard A. Carrano, Ph.D............................          56   Vice President, Technology Development and
                                                                   Regulatory Affairs

Richard B. Ciccarelli, Ph.D.........................          40   Vice President, Research and Development

Richard S. Ginsberg, M.D............................          45   Vice President, Clinical Research

James G. Murphy.....................................          41   Vice President, Finance and Administration, Chief
                                                                   Financial Officer and Treasurer

Thomas S. Edgington, M.D............................          65   Director

Christopher Moller, Ph.D.(1)........................          43   Director

Hubert J.P. Schoemaker, Ph.D........................          47   Director

------------------------

(1) Member of the Compensation Committee

    DR. COLLINS has been Chairman of the Board of Apollon since June 1992. Since 1968, Dr. Collins has been a general partner of DSV Partners III and DSV Management, Ltd., the general partner of DSV Partners IV, an affiliate of the Company. Dr. Collins is a director of Kopin Corporation, The Liposome Company, Pressure Systems, Inc., Tandem Computers, Incorporated and Thermotrex Corporation. He received his MS and Ph.D. degrees in engineering from Princeton University.

    DR. ZURAWSKI founded Apollon in January 1992. He has been President and Chief Executive Officer and a director of the Company since its inception. Prior to January 1992, Dr. Zurawski was Senior Vice President and Chief Scientific Officer at Centocor, Inc., which he co-founded in 1979. Dr. Zurawski received his Ph.D. in Chemistry from Purdue University. Prior to founding Apollon, Dr. Zurawski was a Research Fellow at the Massachusetts General Hospital, a Faculty Member at Harvard Medical School and a Visiting Professor at the Karolinska Hospital, Stockholm, Sweden.

    DR. CARRANO joined Apollon at its inception in January 1992 as Vice President, Administration and Business Development and has held the position of Vice President, Technology Development and Regulatory Affairs since June 1995. Prior to joining Apollon, Dr. Carrano held positions at ICI America, Adria Laboratories, Centocor, Inc. and Unimed Inc. from 1966 to 1991. Dr. Carrano received his Ph.D. in Pharmacology and Biochemistry from the University of Connecticut.

    DR. CICCARELLI joined Apollon in December 1994 as Director, Applied Research and Development, held the position of Associate Vice President, Research and Development from February 1995 to January 1996, held the position of Vice President, Biologics and Pharmaceutics Research from January 1996 to January 1997 and was appointed Vice President, Research and Development in January 1997. Prior to joining Apollon, Dr. Ciccarelli was Assistant Director of Molecular and Cellular Biology in the Sterling Winthrop Pharmaceuticals Division of Eastman Kodak, which he joined as a senior research scientist in 1985.

Dr. Ciccarelli received his Ph.D. in Biological Chemistry from Dartmouth College and was a Damon Runyon-Walter Winchell Cancer Fund postdoctoral fellow at M.I.T. until 1985.

    DR. GINSBERG joined Apollon in October 1995 as Vice President, Clinical Research. Prior to joining Apollon, Dr. Ginsberg worked for LabCorp, Inc. as Vice President, Clinical Trials from 1994 to 1995 and for Hoffmann-LaRoche Inc. as Associate Clinical Director from 1989 to 1994. Previously, Dr. Ginsberg was Director of Clinical Research of The Liposome Company. Dr. Ginsberg received his M.D. from Eastern Virginia Medical School.

    MR. MURPHY joined Apollon in March 1996 as Vice President, Finance and Administration, Chief Financial Officer and Treasurer. From January 1995 to March 1996, Mr. Murphy was Chief Financial Officer and Treasurer of ATX Telecom Systems, Inc., a wholly owned subsidiary of Amoco Corporation. From March 1989 to December 1994, Mr. Murphy was Chief Financial Officer and a Director of Infopage, Inc. Mr. Murphy received his B.S. degree from Villanova University and is a Certified Public Accountant.

    DR. EDGINGTON has been a director of Apollon since September 1993. He has been a Professor in the Departments of Immunology and Vascular Biology at The Scripps Research Institute since 1965. He is also Adjunct Professor of Pathology at the University of California, San Diego and was a founder of Corvas International, Inc., a biopharmaceutical firm with headquarters in San Diego. He received his undergraduate, graduate education and M.D. at Stanford University.


    DR. MOLLER has been a director of Apollon since July 1995. Dr. Moller has served as Managing Director of Technology Leaders III since January 1994 and as Managing Director and general partner of Technology Leaders II Management, L.P., since January 1994 and in various capacities with its predecessors since January 1990. He is a director of five biotechnology companies including ViroPharma, Inc. and ChromaVision, Inc. Dr. Moller serves on the board of trustees of the Lankenau Research Institute. He received his Ph.D. degree in immunology from the University of Pennsylvania.


    DR. SCHOEMAKER has been a director of Apollon since its inception in January 1992. He was a co-founder of Centocor, Inc., where he has served as Chairman of the Board since 1980. Dr. Schoemaker is also Co-Chairman of the Board of the Eastern Technology Council, Co-Chairman of the Executive Committee of Technology Leaders, L.P. and a director of Safeguard Scientifics, Inc. He received his Ph.D. in biochemistry from the Massachusetts Institute of Technology ("M.I.T.").

    All directors hold office until the next annual meeting of shareholders of the Company and until their successors have been elected and qualified. The officers of the Company are appointed annually and serve at the discretion of the Board of Directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    SUMMARY COMPENSATION TABLE

    The following table sets forth a summary of the compensation paid by the Company during the fiscal year ended December 31, 1996 to the Company's Chief Executive Officer and to each other person who was an executive officer at the end of the fiscal year ended December 31, 1996 and whose total annual salary and bonus exceeded $100,000 during such fiscal year (the "Named Executive Officers").

                                            ANNUAL COMPENSATION
                                   -------------------------------------

NAME AND                                                                    OPTIONS/         ALL OTHER
  PRINCIPAL POSITION                 YEAR     SALARY ($)     BONUS ($)      SARS (#)     COMPENSATION ($)
---------------------------------  ---------  -----------  -------------  -------------  -----------------

Vincent R. Zurawski, Jr.,........       1996     199,039        --             --              5,600(1)
  Ph.D., President and
  Chief Executive Officer

Richard A. Carrano, Ph.D.,.......       1996     145,885         3,000         --               --
  Vice President, Technology
  Development and
  Regulatory Affairs

Richard B. Ciccarelli, Ph.D.,....       1996     123,933         4,000         12,863           --
  Vice President,
  Research and Development

Richard S. Ginsberg, M.D.,.......       1996     155,000         5,000         --              2,863(2)
  M.S., Vice President,
  Clinical Research

------------------------

(1) Represents certain tax preparation fees paid by the Company.

(2) Represents certain insurance premiums paid by the Company.

    EMPLOYMENT AGREEMENTS

    In February 1992, Richard A. Carrano entered into an employment agreement with the Company. The agreement provided for an initial annual base salary of $120,000, to be reviewed and adjusted periodically, along with participation in bonus programs and other customary employee benefits. The agreement provided Dr. Carrano the opportunity to purchase 5,742 shares of Common Stock at fair market value at the time of purchase, which shares were purchased in June 1992. The agreement also provides for compensation for Dr. Carrano in the event of his termination, other than for specified causes. Under the terms of the agreement, Dr. Carrano has entered into a non-disclosure of inventions and confidentiality agreement with the Company.

    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth a summary of the options granted by the Company during its last fiscal year to the Named Executive Officers during the fiscal year ended December 31, 1996.

                                                                                                      POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED ANNUAL
                                                         % OF TOTAL                                   RATES OF STOCK PRICE
                                                           OPTIONS        EXERCISE                        APPRECIATION
                                           OPTIONS       GRANTED TO        OR BASE                    FOR OPTION TERMS ($)
                                           GRANTED      EMPLOYEES IN        PRICE     EXPIRATION   --------------------------
NAME                                       (#)(1)        FISCAL YEAR       ($/SH)        DATE          5%            10%
---------------------------------------  -----------  -----------------  -----------  -----------  -----------  -------------

Richard B. Ciccarelli, Ph.D............      12,863             8.7          1.6326      4/24/06       13,207        33,468

------------------------

(1) No SARs were granted in the last fiscal year.

    NUMBER/VALUE OF UNEXERCISED OPTIONS

    The following table sets forth the number of shares acquired upon exercise of options exercised by the Named Executive Officers during the last fiscal year, the value realized upon the exercise of such options, the number of shares issuable on exercise of unexercised options held by such persons as of December 31, 1996 and the value of such unexercised options as of such date.

                                                                       NUMBER OF SHARES
                                                                          UNDERLYING
                                                                  UNEXERCISED OPTIONS/ LSARS   VALUE OF UNEXERCISED IN-THE-MONEY
                                                                            FY-END                OPTIONS/LSARS AT FY-END (1)
                                 SHARES ACQUIRED       VALUE      --------------------------  -----------------------------------
NAME                             ON EXERCISE (#)   REALIZED ($)   EXERCISABLE  UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
------------------------------  -----------------  -------------  -----------  -------------  -----------------  ----------------

Vincent R. Zurawski, Jr.,
  Ph.D. ......................              0                0        22,970        68,910        $  62,499         $  187,497

Richard A. Carrano, Ph.D. ....         13,322           52,648         2,756         8,728            8,298             26,348

Richard B. Ciccarelli,
  Ph.D. ......................              0                0         7,695        29,056           23,688             84,307

Richard S. Ginsberg,
  M.D., M.S. .................              0                0         5,743        17,227           15,626             46,873

--------------------------


(1) Value is measured by the difference between the fair market value of the Company's Common Stock on December 31, 1996 ($4.35 per share as determined by the Board of Directors) and the exercise price of the option.


    CHANGE OF CONTROL AGREEMENTS

    In July 1996, the Company and its executive officers entered into agreements regarding severance payments in the event of termination in connection with a change in control of the Company. The Company entered into substantially similar agreements with Richard A. Carrano, Vice President, Technology Development and Regulatory Affairs, Richard B. Ciccarelli, Vice President, Research and Development, Richard S. Ginsberg, Vice President, Clinical Research, James G. Murphy, Vice President, Finance and Administration and Chief Financial Officer and Anthony Marcucci, Controller. These agreements provide that the Company or its successor shall pay severance equal to six months base salary of the executive if the executive is terminated in connection with a change in control of the Company. The Company or its successor shall also be obligated to purchase the securities of the Company owned by the executive, and to pay a sum equal to the difference between the exercise price of all outstanding, but not yet exercisable, options granted to the executive and the price paid to effect the change in control. The Company entered into a similar agreement with Vincent R. Zurawski, Jr., President and Chief Executive Officer. However, Dr. Zurawski's agreement provides for a severance payment equal to 24 months of his base salary, as compared to six months for the other executive officers.

    COMPENSATION OF DIRECTORS

    Directors do not receive compensation for services on the Board of Directors or any committee thereof. All of the directors, however, are reimbursed for their expenses for each Board and committee meeting attended.

    During the last fiscal year, the Company paid no consulting fees to any directors. During the 1993 and 1994 fiscal years, the Company accrued $30,000 for consulting fees payable to Thomas Edgington, which were paid in 1996. Such consulting fees accrued at the rate of $2,500 per month from October 1, 1993 until September 30, 1994. The Company believes that the terms of its consulting arrangement with Dr. Edgington were no less favorable than those the Company could have received from an independent third party. On June 26, 1997, the Company issued to Dr. Edgington options to purchase 6,891 shares of Common Stock at an exercise price of $4.35 per share for services rendered as a director.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last fiscal year, the Compensation Committee of the Board of Directors consisted of Morton Collins and Christopher Moller. Dr. Moller replaced Thomas Edgington in March 1996. During the 1993 and 1994 fiscal years, the Company accrued $30,000 for consulting fees payable to Dr. Edgington, which were paid in 1996. Morton Collins, a director and Chairman of the Board of the Company, is a general partner of DSV Management. Ltd. and the general partner of DSV Partners IV, a principal shareholder of the Company.

    1992 OMNIBUS STOCK OPTION PLAN

    The Company's 1992 Omnibus Stock Option Plan (the "1992 Stock Option Plan") was approved by the Board of Directors on June 15, 1992 and by the shareholders on June 14, 1993. The 1992 Stock Option Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended and non-qualified stock options. Under the 1992 Stock Option Plan, the Company is authorized to grant a maximum of 459,400 shares of Common Stock to employees, officers, directors and consultants of the Company (Eligible Persons). The maximum term is five years for incentive stock options granted to an Eligible Person who owns, on the date of the grant, more than 10% of the total combined voting power of all classes of stock of the Company and ten years for all other options granted under the 1992 Stock Option Plan. The 1992 Stock Option Plan will terminate on June 15, 2002, unless sooner terminated by the Board of Directors. The 1992 Stock Option Plan is administered by the Board, unless the Board delegates administration to a committee of disinterested directors. As of September 30, 1997, options to purchase 422,379 shares of Common Stock were outstanding under the 1992 Stock Option Plan, 181,252 of which are immediately exercisable.

    The 1992 Stock Option Plan provides for the granting of limited stock appreciation rights ("LSARs") to officers and directors under the 1992 Stock Option Plan at the discretion of the Board of Directors. Those options with respect to which a LSAR has been granted are exercisable only during the period commencing on the first day following the occurrence of a "Triggering Event" as defined in the 1992 Stock Option Plan and terminate no later than the expiration of the underlying option. Upon the occurrence of any Triggering Event, the optionee shall receive from the Company an amount in cash equal to the excess of the fair market value per share of the Common Stock on the date the Triggering Event occurs over the related exercise price per share. No LSARs have been granted as of September 30, 1997.

    1997 NON-QUALIFIED STOCK OPTION PLAN

    The Company's 1997 Non-Qualified Stock Option Plan (the "1997 Stock Option Plan") was approved by the Board of Directors on April 16, 1997. The 1997 Stock Option Plan provides for the grant of non-qualified stock options. Under the 1997 Stock Option Plan, the Company is authorized to grant a maximum of 91,880 shares of Common Stock to employees, officers, directors and consultants of the Company (Eligible Persons). The maximum term is ten years for all options granted under the 1997 Stock Option Plan. The 1997 Stock Option Plan will terminate on April 16, 2007, unless sooner terminated by the Board of Directors. The 1997 Stock Option Plan is administered by the Board, unless the Board delegates administration to the Compensation Committee. As of September 30, 1997, options to purchase 34,792 shares of Common Stock were outstanding under the 1997 Stock Option Plan, none of which are immediately exercisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As of September 30, 1997, Centocor owned approximately 31% of the equity shares of the Company on a fully diluted basis. Hubert J.P. Schoemaker, a director of the Company, is Chairman of the Board of Centocor. Prior to 1994, Vincent R. Zurawski, Jr., a director and President and Chief Executive Officer of the Company, served as a consultant to Centocor.

    On September 20, 1994, the Company entered into an agreement with Centocor (the "Facilities Use Agreement"), whereby the Company leases certain manufacturing space from Centocor. On the same date, the Company issued to Centocor 200,000 shares of Series B Convertible Preferred Stock pursuant to the Facilities Use Agreement. The Company issued an additional 200,000 shares of Series B Convertible Preferred Stock to Centocor on November 22, 1995 pursuant to the Facilities Use Agreement. Such Convertible Preferred Stock was issued in lieu of an aggregate $1.0 million owed under this agreement.

    In 1994 and 1995, the Company borrowed an aggregate principal amount of $1.0 million from Centocor, which amount was converted into 400,000 shares of Series B Convertible Preferred Stock and all interest was waived on April 23, 1996. As further consideration for these loans, the Company issued warrants to Centocor, giving it the right to purchase a total of 73,504 shares of Common Stock at an exercise price of $5.44 per share.

    On March 6, 1995, the Company and Centocor entered into the Centocor License and Option Agreement. Pursuant to this agreement, Centocor waived its rights to certain technology and patents and obtained certain rights to other technology, in exchange for which it agreed to pay the Company certain milestone payments and royalties. Centocor also paid to the Company an aggregate of $750,000 under the Centocor License and Option Agreement as further consideration for the license and option rights it obtained. The Company received an additional $75,000 in 1997 under this agreement. See "Business -- Strategic Alliances and Collaborations -- Corporate Collaborations."

    In 1994 and 1995, the Company borrowed an aggregate principal amount of $1.5 million from DSV Partners IV, which amount was converted into 600,000 shares of Series B Convertible Preferred Stock and all interest was waived on April 23, 1996. As further consideration for these loans, the Company issued warrants to DSV Partners IV, giving it the right to purchase a total of 110,256 shares of Common Stock at an exercise price of $5.44 per share. Morton Collins, a director and Chairman of the Board of the Company, is a general partner of DSV Management, Ltd., the general partner of DSV Partners IV.

    In 1994 and 1995, the Company borrowed an aggregate principal amount of $1.5 million from Technology Leaders Offshore C.V. and Technology Leaders, L.P., which amount was converted into 600,000 shares of Series B Convertible Preferred Stock and all interest was waived on April 23, 1996. As further consideration for these loans, the Company issued warrants to Technology Leaders Offshore C.V. and Technology Leaders, L.P. giving them the right to purchase a total of 58,776 and 51,472 shares of Common Stock, respectively, at an exercise price of $5.44 per share. Christopher Moller, a director of the Company, is Managing Director of the general partner of Technology Leaders, L.P. and Technology Leaders Offshore C.V. Dr. Schoemaker is Co-Chairman of the Executive Committee of the general partner of Technology Leaders, L.P. and Technology Leaders Offshore C.V.

    In March 1996, pursuant to an agreement between the Company and the preferred shareholders, $511,000 of interest accrued from the date of issuance on $4.0 million aggregate principal amount promissory notes was waived, of which $418,000 was accrued at December 31, 1995. The $511,000 of interest that was waived was credited to the Company's additional paid-in capital account in 1996. In April 1996, the preferred shareholders converted the principal amount of these notes into 1,600,000 shares of the Series B Convertible Preferred Stock as described above.

    During 1996, the Company issued 2,435,286 shares of Series C Convertible Preferred Stock for $9.7 million ($4.00 per share). Centocor purchased 769,786 shares of the Series C Convertible Preferred Stock for $4.00 per share. The Company received net proceeds of $9.4 million net of placement fees.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth, as of September 30, 1997, the record and beneficial ownership of the Company's Common Stock, assuming conversion of the Convertible Preferred Stock and the AHP Financing, by (i) each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock assuming Conversion, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group.



                                                                                                  PERCENTAGE OWNED
                                                                                             --------------------------
                                                                              NUMBER OF
                                                                               SHARES
NAMES AND ADDRESSES                                                         BENEFICIALLY      BEFORE THE     AFTER THE
OF BENEFICIAL OWNERS (1)                                                      OWNED (2)        OFFERING      OFFERING
------------------------------------------------------------------------  -----------------  -------------  -----------
5% SHAREHOLDERS

Centocor, Inc.(3).......................................................       1,943,163            34.0%         23.6%
200 Great Valley Parkway
Malvern, PA 19355

DSV Partners IV(4)......................................................       1,258,756            21.9          15.2
221 Nassau Street
Princeton, NJ 08542

Chancellor Capital Management, Inc.(5)..................................         689,100            12.2           8.5
153 East 53rd Street
25th Floor
New York, NY 10022

Technology Leaders Offshore C.V.(6).....................................         401,644             7.0           4.9
800 Safeguard Building
435 Devon Park Drive
Wayne, PA 19087

Technology Leaders, L.P.(7).............................................         351,763             6.2           4.3
800 Safeguard Building
435 Devon Park Drive
Wayne, PA 19087

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Hubert J.P. Schoemaker, Ph.D.(8)........................................       2,712,649            46.4          32.5
Centocor, Inc.
200 Great Valley Parkway
Malvern, PA 19355

Morton Collins, Ph.D.(9)................................................       1,258,756            21.9          15.2
DSV Management, Ltd.
221 Nassau Street
Princeton, NJ 02021

Christopher Moller, Ph.D.(10)...........................................         753,407            13.1           9.1
TL Ventures
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087

Vincent R. Zurawski, Jr., Ph.D.(11).....................................         155,277             2.7           1.9

Richard A. Carrano, Ph.D.(12)...........................................          31,239               *             *

                                                                                                  PERCENTAGE OWNED
                                                                                             --------------------------
                                                                              NUMBER OF
                                                                               SHARES
NAMES AND ADDRESSES                                                         BENEFICIALLY      BEFORE THE     AFTER THE
OF BENEFICIAL OWNERS (1)                                                      OWNED (2)        OFFERING      OFFERING
------------------------------------------------------------------------  -----------------  -------------  -----------
Thomas S. Edgington, M.D.(13)...........................................          19,525               *             *
Molecular Biology
  Consultants
2362 Avenida de la Playa
La Jolla, CA 92037

Richard B. Ciccarelli, Ph.D.(14)........................................          13,783               *             *

Richard S. Ginsberg, M.D., M.S.(15).....................................           5,743               *             *

All directors and executive officers as a group
  (10 persons)(16)......................................................       4,215,461            69.9%         49.4%

------------------------
*   Less than 1%.

(1) Unless otherwise indicated, the business address is in care of the Company.

(2) Except as otherwise indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of stock owned.

(3) Includes 73,504 shares of Common Stock issuable upon the exercise of warrants.

(4) Includes 110,256 shares of Common Stock issuable upon the exercise of warrants.

(5) Chancellor Capital Management, Inc. holds these shares in its capacity as investment manager for an aggregate of four institutions and disclaims beneficial ownership of such shares.

(6) Includes 58,776 shares of Common Stock issuable upon the exercise of warrants.

(7) Includes 51,472 shares of Common Stock issuable upon the exercise of warrants.

(8) Includes 16,079 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of September 30, 1997. Also includes 1,943,163 shares of Common Stock beneficially owned by Centocor. Dr. Schoemaker is Chairman of the Board of Centocor and disclaims beneficial ownership of the 1,943,163 shares beneficially owned by Centocor. Also includes 51,472 and 58,776 shares of Common Stock issuable upon the exercise of warrants and 300,291 and 342,868 shares of Common Stock held by Technology Leaders, L.P. and Technology Leaders Offshore C.V., respectively. Dr. Schoemaker is Co-Chairman of the Executive Committee of the general partner of Technology Leaders, L.P. and Technology Leaders Offshore C.V. and disclaims beneficial ownership of all such shares.

(9) Includes 110,256 shares of Common Stock issuable upon the exercise of warrants and 1,148,500 shares of Common Stock held by DSV Partners IV. Dr. Collins is a general partner of DSV Management, Ltd., the general partner of DSV Partners IV. Dr. Collins disclaims beneficial ownership of the shares held or exercisable by DSV Partners IV.

(10) Includes 51,472 and 58,776 shares of Common Stock issuable upon the exercise of warrants held by Technology Leaders, L.P. and Technology Leaders Offshore C.V., respectively. Also includes 300,291 and 342,868 shares of Common Stock owned by Technology Leaders, L.P. and Technology Leaders Offshore C.V., respectively. Dr. Moller is Managing Director of the general partner of each of Technology Leaders, L.P. and Technology Leaders Offshore C.V. Dr. Moller disclaims beneficial ownership of all such shares.

(11) Includes 105,662 shares of Common Stock held by Argus Investment Partners, L.P., of which Dr. Zurawski is the general partner. Also includes 22,970 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of September 30, 1997.

(12) Includes 3,905 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of September 30, 1997.

(13) Consists of 10,337 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of September 30, 1997; and 9,188 shares of Common Stock held by the Thomas S. & Joanne R. Edgington Trust.

(14) Includes 13,783 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of September 30, 1997.

(15) Includes 5,743 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of September 30, 1997.

(16) Includes 88,550 shares of Common Stock subject to options which have been granted to certain individuals and which are exercisable or which will become exercisable within 60 days of September 30, 1997. Also includes 105,662 shares of Common Stock beneficially owned by Argus Investment Partners, L.P., of which Dr. Zurawski is the general partner. See (11) above. Also includes the shares of Common Stock beneficially owned by Centocor, DSV Partners IV, Technology Leaders, L.P. and Technology Leaders Offshore C.V. See (8), (9) and (10) above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this Offering, the authorized capital stock of the Company will consist of 60,000,000 shares, $.01 par value per share of which 50,000,000 shares will be designated as Common Stock, par value $.01 per share. As of September 30, 1997, there were 647,547 shares of Common Stock, par value $.01 per share issued and outstanding, held of record by 29 shareholders and a total of 10,335,286 shares of Convertible Preferred Stock issued and outstanding and convertible into Common Stock (at a conversion rate adjusted for the Reverse Stock Split), held of record by 43 shareholders.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any outstanding Convertible Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Convertible Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

OTHER CAPITAL STOCK

    Upon completion of this Offering, the Board will have the authority, without further action by the shareholders, to issue from time to time up to an additional 10,000,000 shares of capital stock in one or more classes or series including, but not limited to, shares of Common Stock and to fix the voting rights, preferences, limitations and special rights, if any, of such capital stock. The Board, without shareholder approval, can from time to time issue such capital stock with voting, conversion and other rights which would adversely affect the voting power and other rights of the holders of Common Stock. Such capital stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or to make removal of management more difficult. Such issuance could have the effect of delaying, deterring or preventing a change in control of the Company without any further action by the shareholders. While the Company many consider from time to time the issuance of such capital stock in connection with corporate collaborations or other transactions, the Company has no present plans to issue shares of such capital stock.

WARRANTS

    As of September 30, 1997, there were warrants to purchase 294,008 shares of Common Stock at an exercise price of $5.44 per share outstanding, held by four holders and a warrant to purchase 122,420 shares of Common Stock at an exercise price of $8.71 per share held by one holder. On October 3, 1997, the Company issued a warrant to purchase 68,910 shares of Common Stock at an exercise price equal to 115% of the initial public offering price to A.H. Investments Ltd. The exercise price of all warrants is subject to adjustment upon certain stock dividends, distributions, subdivisions, combinations or reclassifications, or upon a below market issuance or distribution to all holders of Common Stock. The warrantholders may elect to receive shares equal to the value of the warrant without payment of any additional consideration. The warrants may be exercised in whole or in any part at any time after the date of issuance or exercisability as applicable until five years after issuance or exercisability as applicable. The exercise periods for the warrants will expire at varying times beginning on August 19, 1999 and ending on October 3, 2003. The warrants may be transferred and assigned at the option of the warrantholder. Upon a reorganization event of the Company, warrantholders are entitled to protections so that they will receive the aggregate amount and kind of stock they would have received prior to the reorganization.

REGISTRATION RIGHTS


    After the Offering, holders of 45,940 shares of Common Stock, 4,748,021 shares of Common Stock to be issued upon the Conversion, 485,338 shares of Common Stock issuable upon exercise of warrants and 250,000 shares of Common Stock to be issued upon the conversion of a convertible promissory note, (collectively the "Registerable Shares"), are entitled to certain rights with respect to the registration of such shares under the Securities Act.


    Under agreements with the Company, the holders of these shares have the right, on not more than two occasions, to require the Company to register such shares of Common Stock under the Securities Act (a "demand" registration), provided that the Company is required to effect a demand registration only upon the request of holders of at least a majority of a series of the Registerable Shares and only if the shares of Common Stock to be registered exceed 20% of the shares of Common Stock then held by the holders of the series of the Registerable Shares. Holders also are entitled to include their shares of Common Stock in a registered offering of securities by the Company for its own account or for the account of selling securityholders (a "piggyback" registration). The holders have waived their right to include their shares of Common Stock in the Offering. In addition to these demand and piggyback registration rights, these holders may require the Company to file an unlimited number of registration statements on Form S-3 under the Securities Act, when available. The Company is required to bear all registration and selling expenses, other than underwriting discounts, selling commissions and applicable stock transfer taxes, in connection with the registration of shares of Common Stock in all demand, piggyback and Form S-3 registrations.

ANTI-TAKEOVER PROVISIONS

    Directors may be removed without cause with the approval of a majority of the voting power of the stock entitled to vote in the election of Directors. Any Director elected to fill a vacancy, however created, serves for the remainder of the term of the Director which he or she is replacing. Shareholders do not have cumulative voting rights in the election of Directors.

    The 1988 BCL includes certain shareholder protection provisions, which will apply to the Company following the Offering. The Company has decided not to opt out the various protections of the 1988 BCL. The following is a description of those provisions of the 1988 BCL that will apply to the Company and that may have an anti-takeover effect. This description of the 1988 BCL is only a summary thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the 1988 BCL.

        (i) Upon a control-share acquisition (acquiring person acquires or proposes to acquire 20%, 33 1/3% or 50% or more of the voting power of the Common Stock of the Company) the 1988 BCL operates to suspend the voting rights of the control shares (the newly acquired shares upon such an acquisition, plus any shares acquired within 180 days of exceeding a threshold) of an acquiring person upon a control share acquisition. The acquiring person can regain his right to vote such control shares upon the approval of a majority of the outstanding disinterested shares and a majority of all Common Stock.

        (ii) The disgorgement provisions require a controlling person (a person who acquired, offered to acquire or publicly disclosed the intention of acquiring at least 20% of the voting power of the Company) to disgorge "greenmail" profits, or profits realized from the disposition of the Company's securities within 18 months after becoming a controlling person and the security was acquired by the controlling person within 24 months before or 18 months after becoming a controlling person.

       (iii) The Control Transaction provisions allow holders of voting shares of a corporation to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of voting power over the Common Stock of the Company). Fair value is defined as not less than the highest price paid by the acquiror during a certain 90 day period.

        (iv) An interested shareholder (the beneficial owner of 20% of the voting stock either of a corporation or of an affiliate of the corporation who was at any time within the five-year period immediately prior to the date in question the beneficial owner of 20% of the voting stock of the corporation) cannot engage in a business combination with the corporation for a period of five years unless: (a) the board approves the business combination prior to the Interested Shareholder becoming such or the acquisition of shares in advance or (b) if the interested shareholder owns 80% of such stock, the business combination is approved by a majority of the disinterested shareholders and the transaction satisfies certain "fair price" provisions. After the five-year period, the same restrictions apply, unless the transaction either is approved (a) by a majority of the disinterested shareholders and satisfies the fair price provisions or (b) by all shareholders.

        (v) Corporations may adopt shareholders' rights plans with discriminatory provisions (sometimes referred to as poison pills) whereby options to acquire shares or corporate assets are created and issued which contain terms that limit persons owning or offering to acquire a specified percentage of outstanding shares from exercising, converting, transferring or receiving options and allows the exercise of options to be limited to shareholders or triggered based upon control transactions. Such poison pills take effect only in the event of a control transaction. Pursuant to the 1988 BCL, such poison pills may be adopted by the Board without shareholder approval.

        (vi) Shareholders of a corporation would no longer have a statutory right to call special meetings of shareholders or to propose amendments to the articles under the provisions of the 1988 BCL.

       (vii) In discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider to the extent they deem appropriate, (i) the effects of any action upon shareholders, employees, suppliers, customers and creditors of the corporation are located, (ii) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation, (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, (iv) and all other pertinent factors. Further, the board of directors, committees of the board and individual directors are not required, in considering the best interests of the corporation or the effects of any action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor. The consideration of the foregoing factors shall not constitute a violation of the applicable standard of care.

    The foregoing provisions may discourage certain types of transactions that involve a change of control of the Company and ensure a measure of continuity in the management of the business and affairs of the Company. While the Company does not currently have a shareholder rights plan or poison pill, the effect of the above-described provisions may be to deter hostile takeovers at a price higher than the prevailing market price for the Common Stock and to permit current management to remain in control of the Company. In some circumstances certain shareholders may consider these anti-takeover provisions to have disadvantageous effects. Tender offers or other non-open market acquisitions of stock are frequently made at prices above the prevailing market price of a Company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. These anti-takeover provisions may discourage any or all such acquisitions, particularly those of less than all of the Company's shares and may thereby deprive certain holders of the Company's Common Stock of any opportunity to sell their stock at a temporarily higher market price.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Co.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, the Company will have outstanding 8,145,568 shares of Common Stock. The 2,500,000 shares sold in the Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction unless acquired by affiliates of the Company. None of the remaining 5,645,568 outstanding shares of Common Stock have been registered under the Securities Act, which means that they may be resold only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.


    In general, under Rule 144 as currently in effect, if one year have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from either the Company or an affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (81,455 shares upon completion of the Offering) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.


    In addition, of the 5,645,568 shares of Common Stock previously issued by the Company, including shares of Common Stock issued in the Conversion and the AHP Financing, 5,271,064 shares (4,975,249 shares of which are subject to the lock-up agreements described below) will be eligible for sale in the public market, pursuant to Rule 144, beginning 90 days after the Offering, subject to the manner of sale, volume and other restrictions of Rule 144 and 50,254 shares (45,385 shares of which are subject to the lock-up agreements described below) will be eligible for sale in the public market immediately after the Offering pursuant to Rule 144(k) and without the restrictions of Rule 144.


    The Company and its officers, directors and certain shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., except that the Company may issue Common Stock in connection with its 1992 Stock Option Plan and the 1997 Stock Option Plan. See "Underwriting."

    Prior to the Offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                                                                   NUMBER OF
NAME                                                                                 SHARES
---------------------------------------------------------------------------------  ----------
Smith Barney Inc.................................................................
Genesis Merchant Group Securities LLC............................................
Cruttenden Roth Incorporated.....................................................

                                                                                   ----------
Total............................................................................   2,500,000
                                                                                   ----------
                                                                                   ----------

    The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters, for whom Smith Barney Inc., Genesis Merchant Group Securities LLC and Cruttenden Roth Incorporated are acting as the representatives (the "Representatives"), propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that
represents a concession not in excess of $      per share under the public
offering price. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $      per share to other Underwriters or to certain
other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    In connection with this Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more shares of Common Stock than the total amount shown on the list of Underwriters and participations which appear above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the shares of Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the shares of Common Stock or effecting purchases of the shares of Common Stock for the purpose of pegging, fixing or maintaining the price of the shares of Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Underwriters purchase shares of

Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the shares of Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.


    The Company, its executive officers and directors, and certain shareholders of the Company have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock except, in the case of the Company, in certain limited circumstances.

    Prior to the Offering, there has been no public market for the shares of Common Stock. Consequently, the initial public offering price for the shares of Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the Offering and the market prices and earnings of similar securities of comparable companies at the time of the Offering.


    The Underwriters have reserved 83,333 shares (assuming a public offering price of $12.00 per share) of the Common Stock offered hereby for possible sale to Biogen, which has expressed an interest in purchasing such shares.


    Genesis Merchant Group Securities LLC, an underwriter of the Offering, acted as placement agent in connection with the sale by the Company of 2,435,286 shares of Series C Convertible Preferred Stock in May 1996 for which the Company received $9.4 million in net proceeds. For its services, Genesis Merchant Group Securities LLC received customary compensation and reimbursement of its related expenses, a portion of which was paid in the form of a warrant to purchase 122,420 shares of Common Stock at an exercise price of $8.71 per share. In addition, pursuant to a financial advisory agreement, the Company paid $35,000 to Genesis Merchant Group Securities LLC in February 1997.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain legal matters with respect to patent matters are passed upon for the Company by Woodcock Washburn Kurtz Mackiewicz & Norris LLP, Philadelphia, Pennsylvania. Certain legal matters related to the Offering will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

    The balance sheets as of December 31, 1995 and 1996 and the statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph which refers to the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The statements relating to U.S. patent and licensing matters in this Prospectus under the captions "Prospectus Summary", "Risk Factors -- Patents and Proprietary Rights; Access to Proprietary Genes and Proteins" and "Business" have been reviewed and approved by Ratner & Prestia, Berwyn, Pennsylvania, special patent counsel for the Company, and have been included herein in reliance upon the review and approval of such firm as experts in U.S. patent law.


                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes part of the Registration Statement, omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement (and the exhibits and schedules thereto), as well as such reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system which is publicly available through the Commission's web site on the Internet (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------

APOLLON, INC.

Report of Independent Accountants..........................................................................        F-2

Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997 (unaudited).........................        F-3

Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and the nine months ended
  September 30, 1996 and 1997 (unaudited)..................................................................        F-4

Statements of Redeemable Preferred Stock and Stockholders' Deficit for the years ended December 31, 1994,
  1995 and 1996 and the nine months ended September 30, 1997 (unaudited)...................................        F-5

Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and the nine months ended
  September 30, 1996 and 1997 (unaudited)..................................................................        F-6

Notes to Financial Statements..............................................................................        F-7

After consummation of the proposed reverse stock split, as described in Note 17, Coopers & Lybrand L.L.P. will be in a position to render the following report.

Coopers & Lybrand L.L.P.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
    Apollon, Inc.
Malvern, Pennsylvania

We have audited the accompanying balance sheets of Apollon, Inc. as of December 31, 1995 and 1996, and the related statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apollon, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative net worth, suffered recurring losses and generated net cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 28, 1997, except as to the information presented in Note 17 for which the date is September 29, 1997

                                 APOLLON, INC.

                                 BALANCE SHEETS

               (In thousands, except share and per share amounts)


                                                                     DECEMBER 31,                       PRO FORMA
                                                                 --------------------  SEPTEMBER 30,  SEPTEMBER 30,
                                                                   1995       1996         1997           1997
                                                                 ---------  ---------  -------------  -------------
                                                                                        (UNAUDITED)    (UNAUDITED)
                            ASSETS
Current assets:
  Cash and cash equivalents....................................  $   1,832  $   9,132    $   1,576      $   4,576
  Investments available for sale...............................        624        588          170            170
  Interest and other receivables...............................         18        172           86             86
  Other current assets.........................................        140        143          157            157
                                                                 ---------  ---------  -------------  -------------
        Total current assets...................................      2,614     10,035        1,989          4,989
Property and equipment, net....................................      2,104      2,340        1,795          1,795
Intangible and other assets....................................      1,265      1,226          712            712
                                                                 ---------  ---------  -------------  -------------
        Total assets...........................................  $   5,983  $  13,601    $   4,496      $   7,496
                                                                 ---------  ---------  -------------  -------------
                                                                 ---------  ---------  -------------  -------------

                          LIABILITIES, REDEEMABLE PREFERRED
                      STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
  Accounts payable.............................................  $     522  $     696    $     420      $     420
  Accounts payable to stockholder..............................        282     --           --             --
  Accrued expenses.............................................      1,035        815        1,111          1,111
  Accrued interest payable to preferred stockholders...........        418     --           --             --
  Capital lease obligations, current portion...................        116        139          127            127
  Convertible demand notes payable to preferred stockholders...      4,000     --           --             --
                                                                 ---------  ---------  -------------  -------------
        Total current liabilities..............................      6,373      1,650        1,658          1,658

Other liabilities..............................................        152        348          195            195
Capital lease obligations......................................        161         92           87             87
                                                                 ---------  ---------  -------------  -------------
        Total liabilities......................................      6,686      2,090        1,940          1,940
Commitments and contingencies
Redeemable cumulative convertible preferred stocks: Liquidation preference: $14,368, $29,290 and $30,703 at December 31, 1995
  and 1996 and September 30, 1997, respectively................     14,368     29,290       30,703         --
                                                                 ---------  ---------  -------------  -------------
Stockholders' (deficit) equity:
  Common stock $.01 par value; authorized 50,000,000 shares;
    issued and outstanding 555,135, 619,237, 647,547, and
    5,645,568 shares at December 31, 1995 and 1996, June 30,
    1997, and pro forma September 30, 1997, respectively.......          6          6            6             56
Additional paid-in capital.....................................     --         --           --             33,653
Accumulated deficit............................................    (15,077)   (17,785)     (28,153)       (28,153)
                                                                 ---------  ---------  -------------  -------------
        Total stockholders' (deficit) equity...................    (15,071)   (17,779)     (28,147)         5,556
                                                                 ---------  ---------  -------------  -------------
        Total liabilities, redeemable preferred stock and
          stockholders' (deficit) equity.......................  $   5,983  $  13,601    $   4,496      $   7,496
                                                                 ---------  ---------  -------------  -------------
                                                                 ---------  ---------  -------------  -------------


   The accompanying notes are an integral part of these financial statements.

                                 APOLLON, INC.

                            STATEMENTS OF OPERATIONS

               (In thousands, except share and per share amounts)

                                                                                                         NINE MONTHS
                                                                    YEAR ENDED DECEMBER 31,          ENDED SEPTEMBER 30,
                                                               ---------------------------------  --------------------------
                                                                 1994       1995        1996          1996          1997
                                                               ---------  ---------  -----------  -------------  -----------

                                                                                                   (UNAUDITED)   (UNAUDITED)
Revenues:
  Contracts..................................................     --      $   6,750   $   7,800     $   3,800     $     625
  Other......................................................     --          1,075         449           239            86
                                                               ---------  ---------  -----------  -------------  -----------
    Total revenues...........................................     --          7,825       8,249         4,039           711
                                                               ---------  ---------  -----------  -------------  -----------
Costs and expenses:
  Research and development...................................  $   6,179      5,253       7,310         4,942         7,088
  General and administrative.................................      1,538      2,193       3,050         2,120         2,852
                                                               ---------  ---------  -----------  -------------  -----------
    Total operating costs and expenses.......................      7,717      7,446      10,360         7,062         9,940
                                                               ---------  ---------  -----------  -------------  -----------
(Loss) income from operations................................     (7,717)       379      (2,111)       (3,023)       (9,229)
Interest income..............................................         54        110         373           220           210
Interest expense.............................................        (89)      (415)       (123)         (116)          (22)
                                                               ---------  ---------  -----------  -------------  -----------
    Net (loss) income........................................  $  (7,752) $      74   $  (1,861)    $  (2,919)    $  (9,041)
                                                               ---------  ---------  -----------  -------------  -----------
                                                               ---------  ---------  -----------  -------------  -----------
Accretion of redemption value attributable to redeemable
  cumulative convertible preferred stock.....................        609        999       1,517           876     $   1,413
                                                               ---------  ---------  -----------  -------------  -----------
Net loss allocable to common stockholders....................  $  (8,361) $    (925)  $  (3,378)    $  (3,795)    $ (10,454)
                                                               ---------  ---------  -----------  -------------  -----------
                                                               ---------  ---------  -----------  -------------  -----------

Pro forma net loss per share (unaudited).....................                         $    (.33)                  $   (1.59)
                                                                                     -----------                 -----------
                                                                                     -----------                 -----------
Shares used in computing pro forma net loss per share
  (unaudited)................................................                         5,608,888                   5,687,791
                                                                                     -----------                 -----------
                                                                                     -----------                 -----------


   The accompanying notes are an integral part of these financial statements.

                                 APOLLON, INC.
                       STATEMENTS OF REDEEMABLE PREFERRED
                        STOCK AND STOCKHOLDERS' DEFICIT
               (In thousands, except share and per share amounts)

                                                                             COMMON STOCK
                                                                           PAR VALUE, $.01       ADDITIONAL
                                                                       ------------------------    PAID-IN     ACCUMULATED
                                                                         SHARES       AMOUNT       CAPITAL       DEFICIT
                                                                       -----------  -----------  -----------  -------------
Balance, January 1, 1994.............................................      578,266   $       6    $     183    $    (5,976)
Shares issued pursuant to exercise of stock options..................        1,493      --           --
Shares retired.......................................................      (22,970)     --           --
Shares repurchased...................................................       (2,756)     --           --
Accreted dividends on Series A and Series B preferred stock..........                                  (183)          (426)
Net loss.............................................................                                               (7,752)
                                                                       -----------         ---        -----   -------------
Balance, December 31, 1994...........................................      554,033           6       --            (14,154)
Shares issued pursuant to exercise of stock options..................        3,352      --                2
Shares retired.......................................................       (2,250)     --           --
Issuance of 400,000 shares of Series B redeemable cumulative convertible preferred stock ($2.50 per share)......................
Accreted dividends on Series A and Series B preferred stock..........                                    (2)          (997)
Net income...........................................................                                                   74
                                                                       -----------         ---        -----   -------------
Balance, December 31, 1995...........................................      555,135           6       --            (15,077)
Shares issued pursuant to exercise of stock options..................       18,162      --                9
Issuance of 1,600,000 shares of Series B redeemable cumulative convertible preferred stock ($2.50 per share) upon conversion of demand notes.......................................................
Waiver of interest expense upon conversion of demand notes...........                                   511
Issuance of 2,435,286 shares of Series C redeemable cumulative convertible preferred stock ($4.00 per share), net.................
Increase in carrying value of Series C preferred stock...............                                  (336)
Shares issued for payment of license fees............................       45,940      --              150
Accreted dividends on Series A and Series B preferred stock..........                                  (334)          (847)
Net loss.............................................................                                               (1,861)
                                                                       -----------         ---        -----   -------------
Balance, December 31, 1996...........................................      619,237           6       --            (17,785)
Shares issued pursuant to exercise of stock options..................        3,732      --                4
Shares issued for payment of license fees and other..................       24,578      --               82
Accreted dividends on Series A, Series B and Series C preferred
  stock..............................................................                                   (86)        (1,327)
Net loss.............................................................                                               (9,041)
                                                                       -----------         ---        -----   -------------
Balance, September 30, 1997 (unaudited)..............................      647,547   $       6    $  --        $   (28,153)
                                                                       -----------         ---        -----   -------------
                                                                       -----------         ---        -----   -------------

                                                                                        REDEEMABLE       REDEEMABLE
                                                                                        CUMULATIVE       CUMULATIVE
                                                                       TOTAL COMMON     CONVERTIBLE      CONVERTIBLE
                                                                       STOCKHOLDERS'  PREFERRED STOCK  PREFERRED STOCK
                                                                          DEFICIT        SERIES A         SERIES B
                                                                       -------------  ---------------  ---------------
Balance, January 1, 1994.............................................   $    (5,787)     $   6,760        $   5,000
Shares issued pursuant to exercise of stock options..................       --
Shares retired.......................................................       --
Shares repurchased...................................................       --
Accreted dividends on Series A and Series B preferred stock..........          (609)           541               68
Net loss.............................................................        (7,752)
                                                                       -------------        ------          -------
Balance, December 31, 1994...........................................       (14,148)         7,301            5,068
Shares issued pursuant to exercise of stock options..................             2
Shares retired.......................................................       --
Issuance of 400,000 shares of Series B redeemable cumulative
  convertible preferred stock ($2.50 per share)......................                                         1,000
Accreted dividends on Series A and Series B preferred stock..........          (999)           584              415
Net income...........................................................            74
                                                                       -------------        ------          -------
Balance, December 31, 1995...........................................       (15,071)         7,885            6,483
Shares issued pursuant to exercise of stock options..................             9
Issuance of 1,600,000 shares of Series B redeemable cumulative convertible preferred stock ($2.50 per share) upon conversion of
  demand notes.......................................................                                         4,000
Waiver of interest expense upon conversion of demand notes...........           511
Issuance of 2,435,286 shares of Series C redeemable cumulative convertible preferred stock ($4.00 per share), net.................
Increase in carrying value of Series C preferred stock...............          (336)
Shares issued for payment of license fees............................           150
Accreted dividends on Series A and Series B preferred stock..........        (1,181)           692              489
Net loss.............................................................        (1,861)
                                                                       -------------        ------          -------
Balance, December 31, 1996...........................................       (17,779)         8,577           10,972
Shares issued pursuant to exercise of stock options..................             4
Shares issued for payment of license fees and other..................            82
Accreted dividends on Series A, Series B and Series C preferred
  stock..............................................................        (1,413)           525              561
Net loss.............................................................        (9,041)
                                                                       -------------        ------          -------
Balance, September 30, 1997 (unaudited)..............................   $   (28,147)     $   9,102        $  11,533
                                                                       -------------        ------          -------
                                                                       -------------        ------          -------

                                                                         REDEEMABLE          TOTAL
                                                                         CUMULATIVE       REDEEMABLE
                                                                         CONVERTIBLE      CUMULATIVE
                                                                       PREFERRED STOCK    CONVERTIBLE
                                                                          SERIES C      PREFERRED STOCK
                                                                       ---------------  ---------------
Balance, January 1, 1994.............................................     $  --            $  11,760
Shares issued pursuant to exercise of stock options..................
Shares retired.......................................................
Shares repurchased...................................................
Accreted dividends on Series A and Series B preferred stock..........        --                  609
Net loss.............................................................
                                                                            -------          -------
Balance, December 31, 1994...........................................        --               12,369
Shares issued pursuant to exercise of stock options..................
Shares retired.......................................................
Issuance of 400,000 shares of Series B redeemable cumulative
  convertible preferred stock ($2.50 per share)......................                          1,000
Accreted dividends on Series A and Series B preferred stock..........                            999
Net income...........................................................
                                                                            -------          -------
Balance, December 31, 1995...........................................        --               14,368
Shares issued pursuant to exercise of stock options..................
Issuance of 1,600,000 shares of Series B redeemable cumulative convertible preferred stock ($2.50 per share) upon conversion of
  demand notes.......................................................                          4,000
Waiver of interest expense upon conversion of demand notes...........
Issuance of 2,435,286 shares of Series C redeemable cumulative
  convertible preferred stock ($4.00 per share), net.................         9,405            9,405
Increase in carrying value of Series C preferred stock...............           336              336
Shares issued for payment of license fees............................
Accreted dividends on Series A and Series B preferred stock..........                          1,181
Net loss.............................................................
                                                                            -------          -------
Balance, December 31, 1996...........................................         9,741           29,290
Shares issued pursuant to exercise of stock options..................
Shares issued for payment of license fees and other..................
Accreted dividends on Series A, Series B and Series C preferred
  stock..............................................................           327            1,413
Net loss.............................................................
                                                                            -------          -------
Balance, September 30, 1997 (unaudited)..............................     $  10,068        $  30,703
                                                                            -------          -------
                                                                            -------          -------


   The accompanying notes are an integral part of these financial statements.

                                 APOLLON, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                           NINE MONTHS
                                                                        YEAR ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                                                                    -------------------------------  ------------------------
                                                                      1994       1995       1996        1996         1997
                                                                    ---------  ---------  ---------  -----------  -----------

                                                                                                     (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income...............................................  $  (7,752) $      74  $  (1,861)  $  (2,919)   $  (9,041)
  Adjustments to reconcile net (loss) income to net cash (used for) provided by operating activities:
    Depreciation and amortization.................................        536        785        987         681        1,177
    Common stock issued for payment of license fees and other.....     --         --         --          --               82
    Deferred compensation.........................................     --         --            227         235         (153)
  Changes in assets and liabilities:
    Interest and other receivables................................          8        (15)      (154)        (11)          86
    Other assets..................................................       (205)       (27)      (107)         (2)      --
    Accounts payable..............................................        335       (504)       174         170         (278)
    Accounts payable to stockholder...............................        205         27       (282)       (281)      --
    Accrued expenses and interest.................................        695        407        (70)       (381)         296
    Other liabilities.............................................         54         27        (31)     --           --
    Other, net....................................................         (6)        (5)        90          76          (14)
                                                                    ---------  ---------  ---------  -----------  -----------
        Net cash (used for) provided by operating activities......     (6,130)       769     (1,027)     (2,432)      (7,845)
                                                                    ---------  ---------  ---------  -----------  -----------
Cash flows from investing activities:
  Short-term investments, net.....................................      3,351       (130)        36      (1,658)         418
  Purchases of property and equipment, net of capital leases......       (291)      (355)    (1,005)       (532)         (22)
                                                                    ---------  ---------  ---------  -----------  -----------
        Net cash provided by (used for) investing activities......      3,060       (485)      (969)     (2,190)         396
                                                                    ---------  ---------  ---------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of loan..................................     --            250     --          --           --
  Payment of loan.................................................     --           (250)    --          --           --
  Payment of capital lease obligations, net.......................       (170)      (331)      (118)       (112)        (111)
  Proceeds from issuance of demand notes..........................      2,750      1,940     --          --           --
  Payments of demand notes........................................     --           (690)    --          --
  Proceeds from issuance of preferred stock, net..................     --         --          9,405       9,405       --
  Proceeds from issuance of common stock..........................          1          2          9           9            4
                                                                    ---------  ---------  ---------  -----------  -----------
        Net cash provided by (used for) financing activities......      2,581        921      9,296       9,302         (107)
                                                                    ---------  ---------  ---------  -----------  -----------
Net (decrease) increase in cash and cash equivalents..............       (489)     1,205      7,300       4,680       (7,556)
Cash and cash equivalents, beginning of period....................      1,116        627      1,832       1,832        9,132
                                                                    ---------  ---------  ---------  -----------  -----------
Cash and cash equivalents, end of period..........................  $     627  $   1,832  $   9,132   $   6,512    $   1,576
                                                                    ---------  ---------  ---------  -----------  -----------
                                                                    ---------  ---------  ---------  -----------  -----------
Supplemental disclosure of cash flow information:
      Cash paid for interest......................................  $      42  $      44  $      30   $      24    $      23
                                                                    ---------  ---------  ---------  -----------  -----------
                                                                    ---------  ---------  ---------  -----------  -----------
    Non-cash transactions:
      Capital lease additions.....................................  $     205  $     202  $      98   $      98    $      96
                                                                    ---------  ---------  ---------  -----------  -----------
                                                                    ---------  ---------  ---------  -----------  -----------
      Preferred stock issued for facilities usage.................  $  --      $   1,000  $  --          --           --
                                                                    ---------  ---------  ---------  -----------  -----------
                                                                    ---------  ---------  ---------  -----------  -----------
      Conversion of demand notes..................................  $  --      $  --      $   4,000   $   4,000       --
                                                                    ---------  ---------  ---------  -----------  -----------
                                                                    ---------  ---------  ---------  -----------  -----------
      Waiver of interest on demand notes..........................  $  --      $  --      $     511   $     511       --
                                                                    ---------  ---------  ---------  -----------  -----------
                                                                    ---------  ---------  ---------  -----------  -----------
      Common stock issued for payment of license fees and other...  $  --      $  --      $     150      --        $      82
                                                                    ---------  ---------  ---------  -----------  -----------
                                                                    ---------  ---------  ---------  -----------  -----------


   The accompanying notes are an integral part of these financial statements.

                                 APOLLON, INC.

                         NOTES TO FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

1. ORGANIZATION:

    Apollon, Inc. (the "Company") is engaged in the business of developing DNA-based vaccines and other DNA-based gene therapy products for the prevention and treatment of infectious and autoimmune diseases. Apollon has developed non-viral, facilitated DNA delivery technology that enhances the uptake of genetic material into cells and the subsequent expression of encoded proteins. The Company has focused its initial product development efforts on its GENEVAX-Registered Trademark- DNA-based vaccines which are directed against various infectious and autoimmune diseases. The Company was incorporated and commenced operation on January 31, 1992. The Company was considered a development stage company for the period from January 31, 1992 (inception date) to December 31, 1994.

    The Company has limited revenues to date and is subject to a number of risks including the uncertainty of product development, the need to obtain adequate additional financing to fund the development of its products, competition from substitute products and larger companies, patent and/or license protection for its products, processes and technology and the dependence on key personnel and consultants.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION:

    The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, and accordingly, they do not give effect to adjustments that may be required should the Company be unable to continue business operations in its current form and, therefore, be required to realize its assets and settle its liabilities and contingencies in other than the normal course of business. The Company had a negative net worth as of December 31, 1996 and did not generate cash from operating activities during the year then ended. To fund its operating expenses based on current levels of expenditures, the Company will rely on its ability to earn revenues by meeting certain milestones and obtain financing from outside sources. In order to ensure that the Company will have sufficient capital available to meet anticipated expenditures, management plans to (1) seek additional financing from outside sources, (2) continue to focus development efforts to achieve milestones, and
(3) look to eliminate certain recurring expenses in order to reduce current expenditure levels. There can be no assurances that management will be successful in carrying out its plans.

    CASH, CASH EQUIVALENTS AND INVESTMENTS AVAILABLE FOR SALE:

    The Company classifies investments with original maturities of three months or less as cash equivalents.


    Investments available for sale consist of commercial paper and certificates of deposits, bearing interest at rates which vary from 3.4% to 5.75% with original maturities of three months to one year and are recorded at fair value. Unrealized gains and losses, if any, are recorded as a component of stockholders' equity. There were no unrealized gains and losses at December 31, 1995 and 1996 and September 30, 1997, respectively.


    The Company places its cash, cash equivalents and short-term investments with high credit quality financial institutions. To date, the Company has not incurred any losses related to these investments.

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Leased equipment is recorded at the lesser of cost or the present value of the minimum lease payments. Depreciation and amortization are recorded using the straight-line method. Assets are depreciated over their estimated useful lives or over the remaining terms of the leases, whichever is shorter. Leasehold improvements are amortized over the lease term or the life of the improvements, whichever is shorter. Asset depreciable lives are as follows:

Computer and laboratory equipment.................................  1-6 years
Furniture and fixtures............................................    6 years
Leasehold improvements............................................    5 years

    PATENTS:

    Patent expenses are capitalized and recorded at cost and, upon notification of a patent allowance or related favorable event, are amortized on a straight-line basis over the estimated useful life of the patent. These capitalized costs are periodically reviewed by the Company and impairments are charged to operations when the expected future operating cash flows derived from such patents are less than their carrying value.

    REVENUE RECOGNITION:

    For contracts and agreements in which the Company receives non-refundable fees or milestone payments, revenues are recognized when they are earned in accordance with the applicable performance requirements and contractual terms. For contracts and grants under which the Company is reimbursed for expenses, revenue is recognized as the related expenses are incurred.

    RESEARCH AND DEVELOPMENT:

    Research and development costs are charged to operations in the period incurred.

    INCOME TAXES:

    Income taxes are determined using the asset and liability method. Deferred taxes are recognized for the tax consequences of temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, by applying the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to reduce the deferred income tax asset to the level at which it is "more likely than not" that the tax benefits will not be realized.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:


    The carrying value of the Company's short-term financial instruments approximate their fair values, based on the short-term maturities of these instruments. As of December 31, 1995 and 1996 and September 30, 1997, the fair value of the Company's redeemable cumulative convertible preferred stock approximates its carrying amount, using rates currently available to the Company for such financial instruments with similar terms and remaining maturities.

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    STOCK BASED COMPENSATION:

    Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("SFAS 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay for the stock. Compensation cost related to stock options of non-employees is recorded at fair value.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRO FORMA NET LOSS PER SHARE (UNAUDITED):

    Pro forma net loss per share is computed using the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding and gives effect to certain adjustments described below. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to Securities and Exchange Commission (SEC) Staff Accounting Bulletins and SEC staff policy, common and common equivalent shares issued during the 12-month period prior to the proposed initial public offering (the "Offering"--see Note 18) at prices below the anticipated initial public offering price are presumed to have been issued in contemplation of the Offering and have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and an assumed initial public offering price of $12).

    Pursuant to the policy of the SEC staff, the calculation of shares used in computing pro forma net loss per share also includes all series of redeemable cumulative convertible preferred stock that will automatically convert into shares of common stock upon completion of the Offering (using the if-converted method) for all periods presented. Shares issued upon conversion of the convertible promissory note (see Note 18) have also been included in the calculation as if they were outstanding for all periods presented using an assumed initial public offering price of $12.


    In addition, the weighted average number of shares used in the calculation has been adjusted to reflect the Reverse Stock Split (see Note 17) effective prior to the Offering (see Note 18).

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The following table sets forth the calculation of total number of shares used in the computation of pro forma net loss per common share:


                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                                                        YEAR ENDED    SEPTEMBER
                                                                                       DECEMBER 31,      30,
                                                                                           1996          1997
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)

Weighted average common shares outstanding...........................................      565,611       644,514
Incremental shares assumed to be outstanding related to common stock, stock options
  and warrants granted based on the treasury stock method............................       45,256        45,256
Redeemable cumulative convertible preferred stock....................................    4,748,021     4,748,021
Convertible promissory note..........................................................      250,000       250,000
                                                                                       ------------  ------------
Weighted average common and common equivalent shares used in computation of pro forma
  net loss per share.................................................................    5,608,888     5,687,791
                                                                                       ------------  ------------
                                                                                       ------------  ------------


    PRO FORMA BALANCE SHEET (UNAUDITED):


    The pro forma balance sheet includes the $3.0 million received on October 2, 1997 in return for a convertible promissory note (See Note 18). Upon the closing of the Offering, all of the outstanding shares of Series A, B and C redeemable cumulative convertible preferred stock and the convertible promissory note will automatically convert into 4,998,021 shares of common stock. The unaudited pro forma presentation of the September 30, 1997 balance sheet has been prepared assuming the conversion of the redeemable cumulative convertible preferred stock into common stock as of September 30, 1997, the most recent balance sheet included in the accompanying financial statements.


    INTERIM FINANCIAL STATEMENTS (UNAUDITED):


    The balance sheet at September 30, 1997, the statements of operations and statements of cash flows for the nine months ended September 30, 1996 and 1997 and the statement of redeemable preferred stock and stockholders' deficit for the nine months ended September 30, 1997 are unaudited. In the opinion of management of the Company, such unaudited financial statements include all adjustments (consisting of normal accruals) necessary for a fair presentation of financial results for the interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the entire year.


    NEW ACCOUNTING PRONOUNCEMENTS:

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"). This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock. This statement is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is not permitted. This statement requires restatement of all prior period EPS data presented. The Company will adopt SFAS 128 in the fourth quarter of the fiscal year ending December 31,

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
1997. The adoption of this accounting standard is not expected to have a material impact on the financial statements.

    During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE ("SFAS 129"). SFAS 129 requires entities to explain, in summary form within their financial statements, the pertinent rights and privileges of the various securities outstanding. Information that shall be disclosed should include dividend and liquidation preferences, participation rights, call prices and dates, conversion or exercise prices or rates and pertinent dates, sinking fund requirements, unusual voting rights, and significant terms of contracts to issue additional shares. SFAS 129 is effective for periods ending after December 15, 1997. The adoption of this accounting standard is not expected to have a material impact on the financial statements.

    During June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997 and reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of this accounting standard is not expected to have a material impact on the financial statements.

3. INVESTMENTS AVAILABLE FOR SALE:


    Securities classified as available for sale at December 31, 1995 and 1996 and September 30, 1997 are summarized below:



                                                         DECEMBER 31
                                        ----------------------------------------------    SEPTEMBER 30, 1997
                                                 1995                    1996                (UNAUDITED)
                                        ----------------------  ----------------------  ----------------------
                                                    CARRYING                CARRYING                CARRYING
                                          COST        VALUE       COST        VALUE       COST        VALUE
                                        ---------  -----------  ---------  -----------  ---------  -----------
Investments available for sale:
Commercial paper......................  $     492   $     492   $     490   $     490   $  --       $  --
Certificates of deposit...............        132         132          98          98         170         170
                                        ---------       -----   ---------       -----   ---------       -----
                                        $     624   $     624   $     588   $     588   $     170   $     170
                                        ---------       -----   ---------       -----   ---------       -----
                                        ---------       -----   ---------       -----   ---------       -----


    At December 31, 1995 and 1996, respectively, the certificates of deposit were pledged as collateral until October 31, 1996 and October 31, 1997, respectively, by the Company for payment obligations under a capitalized lease agreement for machinery and equipment.

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

4. PROPERTY AND EQUIPMENT:


    Property and equipment consist of the following at December 31, 1995 and 1996 and September 30, 1997:



                                                               DECEMBER 31
                                                           --------------------  SEPTEMBER 30,
                                                             1995       1996         1997
                                                           ---------  ---------  -------------
                                                                                  (UNAUDITED)

Computer and laboratory equipment........................  $   1,903  $   2,256    $   2,374
Furniture and fixtures...................................        110        177          177
Leasehold improvements...................................      1,571      2,228        2,228
                                                           ---------  ---------  -------------
                                                               3,584      4,661        4,779
Less accumulated depreciation and amortization...........     (1,480)    (2,321)      (2,984)
                                                           ---------  ---------  -------------
                                                           $   2,104  $   2,340    $   1,795
                                                           ---------  ---------  -------------
                                                           ---------  ---------  -------------



    Depreciation and amortization expense related to property and equipment for the years ended December 31, 1994, 1995 and 1996 was $514, $700 and $841, respectively and $572 and $663 for the nine months ended September 30, 1996 and 1997, respectively. As of December 31, 1995 and 1996 and September 30, 1997, accounts payable included $19, $66 and $0, respectively, related to purchases of property and equipment.



    Computer and laboratory equipment at December 31, 1995 and 1996 and September 30, 1997 includes approximately $919, $1,017 and $1,113 of equipment under capitalized leases, respectively. Accumulated depreciation for this equipment was $486, $734 and $881 at December 31, 1995 and 1996 and September 30, 1997, respectively.


5. INTANGIBLE AND OTHER ASSETS:


    Intangible and other assets, net of accumulated amortization of $131, $278 and $386, consist of the following at December 31, 1995 and 1996 and September 30, 1997:



                                                                 DECEMBER 31
                                                             --------------------   SEPTEMBER 30,
                                                               1995       1996          1997
                                                             ---------  ---------  ---------------
                                                                                     (UNAUDITED)

Patents....................................................  $     398  $     488     $     113
Prepaid facilities cost, net...............................        813        688           594
Other......................................................         54         50             5
                                                             ---------  ---------         -----
                                                             $   1,265  $   1,226     $     712
                                                             ---------  ---------         -----
                                                             ---------  ---------         -----

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

6. ACCRUED EXPENSES:


    Accrued expenses consist of the following at December 31, 1995 and 1996 and September 30, 1997:



                                                                   DECEMBER 31
                                                               --------------------  SEPTEMBER 30,
                                                                 1995       1996         1997
                                                               ---------  ---------  -------------
                                                                                      (UNAUDITED)

Research.....................................................  $     404  $     252    $     257
Legal........................................................        164        199          412
Compensation.................................................         59        169          145
License fees.................................................        258        108           73
Other........................................................        150         87          224
                                                               ---------  ---------       ------
                                                               $   1,035  $     815    $   1,111
                                                               ---------  ---------       ------
                                                               ---------  ---------       ------


7. OTHER LIABILITIES:


    Other liabilities consist of the following at December 31, 1995 and 1996 and September 30, 1997:



                                                                     DECEMBER 31
                                                                 --------------------   SEPTEMBER 30,
                                                                   1995       1996          1997
                                                                 ---------  ---------  ---------------
                                                                                         (UNAUDITED)

Deferred compensation..........................................     --      $     227     $      74
Deferred rent..................................................  $     152        121           121
                                                                 ---------  ---------         -----
                                                                 $     152  $     348     $     195
                                                                 ---------  ---------         -----
                                                                 ---------  ---------         -----

                                 APOLLON, INC.

                         NOTES TO FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

8. DEBT:

    During 1994 and 1995, the Company issued a series of promissory notes payable to the preferred and common stockholders totaling $2,750 and $1,940, respectively, bearing interest at a rate of 1% above the prime commercial rate being charged by PNC Bank, N.A. The proceeds received from these notes was used to fund operations.

    These promissory notes, together with any related accrued interest, were payable on demand and were convertible into shares of the next series of convertible preferred stock issued by the Company. During 1995, the Company paid on demand $690 of these notes plus accrued interest.

    In addition, as additional consideration, the Company issued warrants to the preferred stockholders to purchase 165,381 and 128,627 shares of the Company's common stock in 1994 and 1995, respectively. The warrants are exercisable at $5.44 per share, subject to adjustment, and expire on November 9, 1999.

    In March 1996, pursuant to a Waiver of Interest agreement between the Company and the preferred stockholders, $511 of interest accrued from the date of issuance on the $4,000 promissory notes was waived, of which $418 was accrued at December 31, 1995. The $511 of interest that was waived was credited to the Company's additional paid-in capital account in 1996.

    In April 1996, the preferred stockholders converted the principal amount of these notes into 1,600,000 shares of the $2.50 Series B redeemable 8% cumulative preferred stock, $.01 par value (see Note 9).

9. REDEEMABLE PREFERRED STOCK:


    Redeemable cumulative convertible preferred stock consists of the following at December 31, 1995 and 1996 and September 30, 1997:



                                                                                   DECEMBER 31
                                                                               --------------------  SEPTEMBER 30,
                                                                                 1995       1996         1997
                                                                               ---------  ---------  -------------
                                                                                                      (UNAUDITED)

Series A 8% redeemable cumulative convertible preferred stock, $.01 par value; issued and outstanding 3,900,000 shares at December 31, 1995 and
  1996 and September 30, 1997 (liquidation preference of $7,885, $8,577 and
  $9,102 at December 31, 1995 and 1996 and September 30, 1997,
  respectively)..............................................................  $   7,885  $   8,577    $   9,102

Series B 8% redeemable cumulative convertible preferred stock, $.01 par value; issued and outstanding 2,400,000, 4,000,000, and 4,000,000 shares at
  December 31, 1995 and 1996 and September 30, 1997, respectively
  (liquidation preference of $6,483, $10,972 and $11,533 at December 31, 1995
  and 1996 and September 30, 1997, respectively).............................      6,483     10,972       11,533

Series C 8% redeemable cumulative convertible preferred stock, $.01 par value; issued and outstanding 2,435,286 shares at December 31, 1996 and
  September 30, 1997 (liquidation preference of $9,741 and $10,068 at
  December 31, 1996 and September 30, 1997, respectively)....................     --          9,741       10,068
                                                                               ---------  ---------  -------------

                                                                               $  14,368  $  29,290    $  30,703
                                                                               ---------  ---------  -------------
                                                                               ---------  ---------  -------------

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

9. REDEEMABLE PREFERRED STOCK: (CONTINUED)

    As of December 31, 1996 and September 30, 1997, the Company has authorized 12,900,000 shares of its preferred stock, $.01 par value.


    During 1995, the Company issued an additional 400,000 shares of Series B redeemable 8% cumulative convertible preferred stock, $.01 par value (Series B) as consideration for $1,000 ($2.50 per share) of services to be rendered by a significant stockholder pursuant to a Facilities Use Agreement dated September 20, 1994 between the Company and the significant stockholder (see Note 10).

    During 1996, the Company issued 1,600,000 shares of Series B redeemable 8% cumulative convertible preferred stock, $.01 par value, upon the conversion of the $4,000 promissory notes ($2.50 per share) by the preferred stockholders (see
Note 8).

    During 1996, the Company issued 2,435,286 shares of Series C redeemable 8% cumulative convertible preferred stock, $.01 par value (Series C) for $9,741 ($4.00 per share). The Company received net proceeds of $9,405 after placement fees. In addition, the placement agent purchased warrants to acquire 122,420 shares of the Company's common stock. The warrants are exercisable at $8.71 per share, subject to adjustment, and expire on May 1, 2001.

    The Series A, Series B and Series C are redeemable at the option of the preferred stockholder on specified redemption dates as follows:

                                                                         PERCENTAGE OF PREFERRED
REDEMPTION DATE                                                             SHARES REDEEMABLE
-----------------------------------------------------------------------  -----------------------

April 30, 1998.........................................................            33-1/3%

April 30, 1999.........................................................            66-2/3%

April 30, 2000.........................................................               100%

    The redemption price for each redeemed preferred share shall be the sum of the greater of the liquidation price or the fair market value per share plus all accrued and unpaid preferred dividends to date, whether or not declared, on the redemption date.


    Holders of the Series A, Series B and Series C can convert such shares into common stock at any time at a conversion ratio of 0.4594-for-one. In addition, the preferred stock converts automatically into common stock upon the completion of an initial public offering at a price per share not less than $5.00 and for total proceeds of at least $15,000. No preferred shares were converted during 1994, 1995, 1996 or through September 30, 1997.


    In the event of a liquidation, Series A, Series B and Series C stockholders are entitled to $1.67 per share, $2.50 per share, and $4.00 per share, respectively, plus any accrued dividends and any other dividends declared but unpaid. After the payment of the aforementioned amounts, the remaining assets or property distributable upon such liquidation shall be divided pro rata among holders of the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

    Dividends on the Series A and the Series C cumulate at the rate of 8% of the purchase price commencing one year from the date of issuance. Dividends on the Series B cumulate at the rate of 8% of the purchase price commencing one year from the date of issuance, except for the initial 2,000,000 shares of Series B issued during 1993, on which dividends began cumulating on October 30, 1994. As of

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

9. REDEEMABLE PREFERRED STOCK: (CONTINUED)

September 30, 1997, the Company has accrued $2,602 of dividends related to the Series A preferred stock, $1,533 related to the Series B preferred stock and $327 related to the Series C preferred stock. Series A, Series B and Series C stockholders have voting rights equivalent to those of common stockholders.


10. RELATED PARTY TRANSACTIONS:

    On June 25, 1992, the Company and a significant stockholder entered into a marketing and development agreement. Under this agreement, the stockholder has the option to provide funding for the research, experimentation and development of certain products by the Company and to acquire a royalty-bearing license to market these products.

    In early 1995, this marketing and development agreement was amended such that the significant stockholder waived its existing funding and commercialization rights in exchange for an exclusive royalty bearing license to certain technologies and patents, and an option for a similar license agreement related to other technologies. In addition, the Company transferred all of its rights to certain compounds to this stockholder, and was granted a nonexclusive royalty fee license to any improvements owned by the stockholder related to certain compounds. In consideration, the Company received $750 upon execution of this agreement, which is classified as other revenues in the 1995 statement of operations. Should the Company achieve specific developmental and approval milestones as defined in the agreement, the stockholder is required to make certain additional payments to the Company. In April 1997, the Company received an additional $75 under this agreement.


    On September 20, 1994, the Company and a significant stockholder entered into a facilities use agreement such that the significant stockholder granted to the Company and its employees an irrevocable license (the "License") to use and occupy a portion of the significant stockholder's facilities for the development and manufacture of nucleic acid-based product candidates, genetic vaccine product candidates and related uses. In consideration for the grant of this License, the Company, during 1995, issued to the significant stockholder 400,000 shares of $2.50 Series B redeemable 8% cumulative convertible preferred stock, $.01 par value. The initial term of this agreement commenced on July 1, 1995 and expires two years following the date that the Company successfully develops and manufactures in this facility its first genetic vaccine product candidate for use in connection with human clinical trials. Thereafter, in the absence of termination notices given by the Company or the significant stockholder, this agreement renews automatically on a yearly basis with the same terms and conditions except there shall be no additional consideration payable by the Company. The cost associated with this agreement ($1,000) has been accounted for as a prepaid asset and is being amortized over a period of eight years, the term of the agreement. Amortization expense related to this asset was $62 and $125 for the years ended December 31, 1995 and December 31, 1996, respectively and $94 for each of the nine months ended September 30, 1996 and 1997, respectively.


    In 1995, the Company and a significant stockholder entered into a contract manufacturing agreement such that the Company shall manufacture certain plasmids for use in genetic vaccines. In consideration, the Company received $50 in 1995 and $50 in 1996. These amounts are included in other revenues in the 1995 and 1996 statements of operations.

    In 1994 and 1995, the Company issued a series of promissory notes payable to certain preferred and common stockholders. Pursuant to an agreement between the Company and the preferred stockholders,

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

10. RELATED PARTY TRANSACTIONS: (CONTINUED) interest accrued of $511 at March 31, 1996 on the remaining promissory notes was waived and the notes were converted into Series B convertible preferred stock. These transactions are more fully described in Note 8 and Note 9.

    In June 1995, a significant stockholder agreed to loan the Company $250, bearing interest at the rate of 1% above the prime commercial rate being charged by PNC Bank, N.A. This loan was repaid, including interest, in August 1995.

    During 1994 and 1995, a significant stockholder managed the medical insurance program for the Company, for which no fee was charged. As of December 31, 1995, the Company's net amount due to this stockholder was $282. This amount was paid in full in 1996.

11. STOCK OPTION PLAN:

    In 1992, the Company established a stock option plan ("the 1992 Plan") and authorized a total of 459,400 incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") which may be issued to employees, officers, directors and consultants of the Company. Upon the approval of the Company's Board of Directors, the ISOs and NQSOs may be granted at a price not less than 100% of the fair market value on the date of the grant. The options become exercisable one to ten years following the grant, and expire five or ten years from the date of the grant.


    The 1992 Plan provides for the granting of limited stock appreciation rights (LSARs) at the discretion of the Company's Board of Directors to holders of options under the 1992 Plan. Those options with respect to which an LSAR has been granted are exercisable only during the period commencing on the first day following the occurrence of a "Triggering Event" as defined in the 1992 Plan and terminate no later than the expiration of the underlying option. Upon the occurrence of any Triggering Event, the optionee shall receive from the Company an amount in cash equal to the excess of the fair market value per share of the Company's common stock on the date the Triggering Event occurs over the related exercise price per share. No LSARs have been granted as of September 30, 1997.

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

11. STOCK OPTION PLAN: (CONTINUED)

    Activity under the 1992 Plan and the 1997 Plan (see Note 18) during the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997 is as follows:



                                                                                                        SEPTEMBER 30, 1997
                                                           1995                      1996                  (UNAUDITED)
                                                 ------------------------  ------------------------  ------------------------
                                                               WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                                                AVERAGE                   AVERAGE                   AVERAGE
                                                               EXERCISE                  EXERCISE                  EXERCISE
                                                   SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                                                 -----------  -----------  -----------  -----------  -----------  -----------

Outstanding, beginning of period...............      177,066   $     .97       310,244   $    1.26       427,751   $    1.65

  Granted......................................      150,218        1.58       147,953        2.30        37,547        4.35

  Exercised....................................       (3,352)        .68       (18,162)        .56        (3,732)       1.21

  Expired......................................      (13,688)       1.07       (12,284)       1.56        (4,395)       3.28
                                                 -----------  -----------  -----------  -----------  -----------  -----------

Outstanding, end of period.....................      310,244   $    1.26       427,751   $    1.65       457,171   $    1.86
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------

Options exercisable at period-end..............       72,755                   135,199                   181,252
                                                 -----------               -----------               -----------
                                                 -----------               -----------               -----------

Option price range at end of period............  $ .04-$1.63               $ .04-$4.35               $ .04-$4.35
                                                 -----------               -----------               -----------
                                                 -----------               -----------               -----------

Weighted-average fair value of options granted
  during year..................................         $.78                     $1.22
                                                 -----------               -----------
                                                 -----------               -----------


                                                                OPTIONS OUTSTANDING
                                                     -----------------------------------------    OPTIONS EXERCISABLE
                                                                     WEIGHTED-                  ------------------------
                                                                      AVERAGE       WEIGHTED-                 WEIGHTED-
                                                       NUMBER        REMAINING       AVERAGE      NUMBER       AVERAGE
RANGE OF                                             OUTSTANDING    CONTRACTUAL     EXERCISE    EXERCISABLE   EXERCISE
EXERCISE PRICE                                       AT 12/31/96       LIFE           PRICE     AT 12/31/96     PRICE
---------------------------------------------------  -----------  ---------------  -----------  -----------  -----------
$.04...............................................      22,966           5.50      $     .04       22,966    $     .04
$1.20-$1.63........................................     368,456           8.39           1.48      112,233         1.34
$4.35..............................................      36,329           9.79           4.35       --           --
                                                     -----------           ---          -----   -----------  -----------
                                                        427,751           8.35      $    1.65      135,199    $    1.12
                                                     -----------           ---          -----   -----------  -----------
                                                     -----------           ---          -----   -----------  -----------


    As of December 31, 1995 and 1996 and September 30, 1997, 140,982, 5,313 and
64,041 shares of common stock, respectively, were available for the granting of additional options.


    The Company has adopted the disclosure only provisions of FAS No. 123 "Accounting for Stock-based Compensation." Accordingly, no compensation cost has been recognized for the Company's 1992 Plan and 1997 Plan. Had compensation cost for the Company's 1992 Plan and 1997 Plan been determined based on

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

11. STOCK OPTION PLAN: (CONTINUED)
the fair value at the grant date for awards in 1995 and 1996 consistent with the provisions of FAS No. 123, the Company's net income (loss) would have been increased to the pro forma amounts indicated below:

                                                                                   1995        1996
                                                                                   -----     ---------

Net income (loss)--as reported................................................          74      (1,861)

Net income (loss)--pro forma..................................................          70      (1,912)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996: dividend yield of 0.00%; expected volatility of .63%; risk free interest rate of 6.29%; and expected lives based on actual terms of options granted.

    WARRANTS:

    In connection with the issuance of Series C redeemable preferred stock, the Company issued warrants to the placement agent to purchase 122,420 shares of common stock. The warrants are exercisable upon issuance and expire on May 1, 2001.

12. INCOME TAXES:

    The Company utilized net operating loss carryforwards of approximately $1.4 million in 1995 to offset its tax expense for the year.

    The principal differences between the carrying value of assets and liabilities for financial reporting and tax reporting purposes relate to depreciation and start-up costs.

    Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1996 are shown below. The net deferred tax asset has been fully reserved with a valuation allowance as of December 31, 1995 and 1996 due to the Company's limited earnings history.

                                                                             1995       1996
                                                                           ---------  ---------

Deferred tax assets:

    Net operating loss carryforwards.....................................  $   3,313  $   4,105

    Capitalized research and development costs...........................        609        710

    Capitalized start-up costs and other.................................      1,113        985
                                                                           ---------  ---------

Total deferred tax assets................................................      5,035      5,800

Valuation allowance......................................................     (5,035)    (5,800)
                                                                           ---------  ---------

      Total deferred tax assets..........................................  $  --      $  --
                                                                           ---------  ---------
                                                                           ---------  ---------

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

12. INCOME TAXES: (CONTINUED)

    At December 31, 1996, the Company has U.S. Federal operating loss carryforwards of approximately $12,000 which expire through 2011 and which may be applied against future taxable income. At December 31, 1996, the Company also has research and development tax credit carryforwards of approximately $710 available to offset future federal income taxes, which expire between 2007 and 2011. At December 31, 1996, the Company has state operating loss carryforwards of approximately $750, which expire through 1999, and which may be applied against future taxable income. The Company's ability to utilize such net operating loss and research and development credit carryforwards may be subject to certain limitations due to ownership changes as defined by rules enacted with the Tax Reform Act of 1986.


13. COMMITMENTS AND CONTINGENCIES:

    OPERATING AND CAPITALIZED LEASES:

    The Company has a noncancelable operating lease for its plant and office facility. This lease includes scheduled base rent increases over the term of the lease.

    The future minimum rental commitments under all capitalized and noncancelable operating leases as of December 31, 1996 are as follows:

                                                                             OPERATING    CAPITALIZED
FISCAL YEAR                                                                   LEASES        LEASES
--------------------------------------------------------------------------  -----------  -------------

1997......................................................................   $     305     $     159

1998......................................................................         238            98

1999......................................................................          33             3

2000......................................................................          32        --

2001......................................................................          19        --
                                                                                 -----         -----

Minimum lease payments....................................................   $     627     $     260
                                                                                 -----
                                                                                 -----

Less imputed interest.....................................................                        29
                                                                                               -----

Present value of minimum lease payments...................................                 $     231
                                                                                               -----
                                                                                               -----


    Total rent expense for operating leases for the years ended December 31, 1994, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997 amounted to $154, $107, $142, $192 and $206, respectively, net of sublease payments of $55, $102, $67, $53 and $5, respectively.


    RESEARCH AND CONSULTING AGREEMENTS:

    The Company has research and consulting agreements with various educational and medical institutions, scientists and other professionals to support research and development activities relating to oligonucleotide, hepatitis, allergy and other nucleic acid based agents. The terms of these agreements expire at various dates in 1997 and 1998 and most are cancelable at Apollon's option if sufficient progress is not made on the projects as defined in the agreements. The minimum payments under these agreements as of December 31, 1996 is $931 and $150 payable during 1997 and 1998, respectively.

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

14. PROFIT SHARING PLAN:


    Employees participate in a defined contribution profit sharing plan covering all employees with more than three months service. Under the "401(k)" salary reduction provisions of the plan, employees may elect to defer up to 15% of their compensation, subject to statutory limitations, and have the Company contribute deferred amounts, subject to the approval of the Board of Directors. A provision of $10 was made for the year ended December 31, 1995 and $0 for the year ended December 31, 1996 and the nine months ended September 30, 1997.


15. CONTRACT REVENUES:


    In July 1995, the Company entered into a research and development agreement and a manufacturing and supply agreement with Lederle-Praxis Biologics ("LPB"), a division of American Cyanamid Company, which is a wholly-owned subsidiary of American Home Products Corporation, for the development of GENEVAX-Registered Trademark- DNA-based genetic vaccines directed against human immunodeficiency virus ("HIV"), herpes simplex virus ("HSV"), and human papilloma virus ("HPV"). Under the terms of these agreements, Apollon has granted LPB worldwide rights to commercialize the HIV, HSV, and HPV products, and has retained exclusive worldwide manufacturing rights with respect to these products. Under the terms of the research and development agreement, LPB will make certain guaranteed and milestone-related payments to the Company. Under the terms of the manufacturing and supply agreement, the Company will receive from LPB a percentage of final retail product sales. In the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, the Company received guaranteed and milestone-related payments totaling $6,750, $7,800, $3,750 and $550, respectively.


16. LICENSE AGREEMENTS--UNIVERSITY OF PENNSYLVANIA AND THE WISTAR INSTITUTE:

    The University of Pennsylvania ("Penn") and The Wistar Institute ("Wistar") are joint owners of certain technology including the United States Patent "Genetic Immunization" and other patent applications, jointly the "Technology". This Technology has been licensed exclusively, on a worldwide basis, to the Company. The Technology relates to the Company's genetic immunization research.

    The Company has entered into separate License Agreements with Penn and Wistar. The Penn License Agreement was completed on December 1, 1994 and extends in perpetuity, except under certain circumstances such as, but not limited to, a bankruptcy of the Company.

    In consideration for the Penn License Agreement, the Company has agreed to make royalty payments to Penn based upon the sales of products developed using the Technology. To date, the Company has not made any commercial sales of products and has made no royalty payments to Penn. The Company recorded a $150 license expense in 1995 and issued 45,940 shares of common stock to Penn in 1996 in lieu of cash payment.

    The Company entered into a separate License Agreement with Wistar on January 2, 1997. The Wistar Agreement provides the Company with an exclusive, worldwide license to the Technology owned by Wistar jointly with Penn. In consideration for the Wistar License Agreement, the Company has agreed to make license initiation fee payments and royalty fee payments to Wistar.

    In addition, the Company agreed to issue to Wistar 22,970 shares of common stock of the Company as further consideration for the grant of the license. The Wistar Agreement extends in perpetuity, except under certain circumstances such as, but not limited to, a bankruptcy of the Company.

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

17. REVERSE STOCK SPLIT:


    On September 29, 1997, the Company's stockholders approved a 0.4594-for-one reverse stock split (the "Reverse Stock Split") of the Company's outstanding common stock to be effected prior to completion of the Offering. All references to shares of common stock have been retroactively adjusted to reflect the Reverse Stock Split as of January 1, 1994.


18. SUBSEQUENT EVENTS (UNAUDITED):

    1997 STOCK OPTION PLAN:

    In April 1997 the Company established a second stock option plan ("the 1997 Plan") and authorized a total of 91,880 NQSOs which may be issued to employees, officers, directors and consultants of the Company. Upon the approval of the Company's Board of Directors, the NQSOs may be granted at a price not less than 100% of the fair market value on the date of the grant. The options become exercisable one to ten years following the grant, and expire ten years from the date of the grant. Activity under the 1997 Plan has been included in Note 11.

    INITIAL PUBLIC OFFERING:


    In September 1997, the company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission for the Company's initial public offering of its common stock (the "Offering"). Upon closing of the Offering, all shares of Series A, Series B and Series C redeemable cumulative convertible preferred stock outstanding will be automatically converted into shares of common stock on a 0.4594-for-one basis. In addition, the convertible promissory note, described below, will be converted as of the closing date of the Offering. Such conversions are reflected in the unaudited pro forma stockholders equity at September 30, 1997 in the balance sheet contained herein. The Company's board of directors authorized and the stockholders approved an amendment to the Articles of Incorporation, to become effective upon completion of the Offering, which provides that the Company's authorized capital stock consists of 60,000,000 shares, par value of $.01 per share, of which 50,000,000 shares are designated as common stock.

                                 APOLLON, INC.

               (In thousands, except share and per share amounts)

18. SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)
    CONVERTIBLE PROMISSORY NOTE:

    On October 2, 1997, the Company issued a $3 million convertible promissory note payable to A.H. Investments Ltd., an affiliate of American Home Products Corporation, bearing interest at a rate of 2% above the prime commercial rate being charged by PNC Bank, N.A. The promissory note, together with any unpaid accrued interest, will be payable on demand at any time on or after April 3, 1999, or will be automatically converted into shares of the company's common stock upon the closing of the Offering at a conversion price equal to the initial public offering price. The proceeds received from this note will be used to fund operations.

    In addition, as additional consideration, the Company issued a warrant to A.H. Investments Ltd. to purchase 68,910 shares of the Company's common stock. This warrant is exercisable six months after the closing of the Offering at a price equal to 115% of the initial public offering price, subject to adjustment, and expires five years after becoming exercisable.


    LICENSE AND OPTION AGREEMENT:



    In November 1997, the Company entered into a license and option agreement with Biogen, Inc. pursuant to which the Company received a license to Biogen's intellectual property related to DNA sequences encoding hepatitis B viral antigens and Biogen received the option to market and sell, on an exclusive basis in Japan HBV product candidates developed by the Company incorporating Biogen's intellectual property.

         Figure 1. Cellular and humoral immune responses stimulated by DNA following facilitated DNA delivery. Cells that contain DNA encoding antigenic proteins present fragments of these proteins called antigenic peptides (represented by the yellow beads) to CD8(+) T cells, the precursors of cytotoxic T cells. The body's cells can also release intact antigenic proteins or large protein fragments into the surrounding environment where they are taken up by antigen presenting cells that fragment the proteins and present them to helper T cells. With the aid of these helper T cells, B cells that are also directly stimulated by antigenic protein go on to form plasma cells that release into the circulation large quantities of antibody specific for the antigenic protein. In addition, the CD8(+) T cells, with aid from helper T cells, go on to form cytotoxic T cells.

         Figure 2. Facilitated delivery of DNA to cells using bupivacaine. DNA, which carries the genes of interest and is contained inside membranous liposomal structures formed by facilitating agents such as bupivacaine, interact with cell membranes. The DNA is taken up by cells and transported to the cell nucleus where it supports gene expression and protein production. In this illustration, the blue spheres represent the liposomal structures. Cut-a-way versions show the internal DNA in yellow.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS


                                                            PAGE
                                                            -----
Prospectus Summary.....................................           3
Risk Factors...........................................           7
Use of Proceeds........................................          17
Dividend Policy........................................          17
The Company............................................          17
Capitalization.........................................          18
Dilution...............................................          19
Selected Financial Data................................          20
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................          21
Business...............................................          26
Management.............................................          46
Certain Relationships and Related Transactions.........          51
Principal Shareholders.................................          52
Description of Capital Stock...........................          54
Shares Eligible for Future Sale........................          57
Underwriting...........................................          58
Legal Matters..........................................          59
Experts................................................          59
Available Information..................................          60
Financial Statements...................................         F-1


                                 --------------


    UNTIL          , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                2,500,000 SHARES



                                     [LOGO]

                                  COMMON STOCK


                                  ------------

                                   PROSPECTUS
                                          , 1997

                               -----------------

                               SMITH BARNEY INC.

                             GENESIS MERCHANT GROUP
                  SECURITIES

                                CRUTTENDEN ROTH
                                  INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated amount of various expenses in connection with the sale and distribution of the securities being registered:

SEC Registration fee............................................  $  11,326
NASD filing fee.................................................      4,238
Nasdaq National Market filing fee...............................     37,864
Printing and engraving expenses.................................    250,000
Legal fees and expenses.........................................    175,000
(including blue sky fees and expenses)
Accounting fees and expenses....................................    100,000
Transfer agent fees.............................................      2,500
Miscellaneous...................................................     19,072
                                                                  ---------
Total...........................................................  $ 600,000
                                                                  ---------
                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Pennsylvania Business Corporation Law of 1988 authorizes the Company to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

    Article 5 of the Company's By-Laws provides as follows:

        5.1 INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS. The Corporation shall indemnify any director, officer, employee or agent of the Corporation or any of its subsidiaries who was or is an "authorized representative" of the Corporation (which shall mean, for the purpose of this Article, a director or officer of the Corporation or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal and whether brought by or in the right of the Corporation, its shareholders or otherwise) by reason of the fact that such person was or is an authorized representative of the Corporation to the fullest extent permitted by law, including without limitation indemnification against expenses (which shall include for purposes of this Article attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. If an authorized representative is not entitled to indemnification in respect of a portion of any liabilities to which such person may be subject, the Corporation shall nonetheless indemnify such person to the maximum extent for the remaining portion of the liabilities.

        5.2 ADVANCEMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any person entitled to indemnification under Section 5.1 in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article and may pay such expenses in advance on behalf of any employee or agent on receipt of a similar undertaking. The financial ability of such authorized representative to make such repayment shall not be prerequisite to the making of an advance.

        5.3 EMPLOYEE BENEFIT PLANS. For purposes of this Article, the Corporation shall be deemed to have requested an officer, director, employee or agent to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; excise taxes assessed on an authorized representative with respect to any transaction with an employee benefit plan shall be deemed "fines"; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

        5.4 SECURITY FOR INDEMNIFICATION OBLIGATIONS. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation or use any other mechanism or arrangement whatsoever in such amounts, at such costs and upon such other terms and conditions as the Board of Directors shall deem appropriate.

        5.5 RELIANCE UPON PROVISIONS. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

        5.6 AMENDMENT OR REPEAL. All rights of indemnification under this Article shall be deemed a contract between the Corporation and the person entitled to indemnification under this Article pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

        5.7 SCOPE OF ARTICLE. The indemnification, as authorized by this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time and shall inure to the benefit of the heirs, executors and administrators of such person.

    The By-laws of the Company provide that, subject to certain limitations, no director shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since August 1, 1994, the Registrant has issued and sold the following unregistered securities:

    1. From August 1994 through April 1995, the Company sold a total of 28 convertible demand notes in the aggregate principal amount of $4.0 million, together with 28 warrants to purchase an aggregate of 294,008 shares of the Company's Common Stock at an exercise price of $5.44 per share, to four private investors. On April 23, 1996, the convertible demand notes were converted into 1,600,000 shares of the Company's Series B Convertible Preferred Stock.

    2. From June 1995 to August 1995, the Company sold a total of ten demand notes in the aggregate principal amount of $940,000 to five private investors. These demand notes were paid in full on August 14, 1995.

    3. On September 20, 1994 and November 22, 1995, the Company issued a total of 400,000 shares of Series B Convertible Preferred Stock in lieu of a $1.0 million cash payment for a license and certain services provided to the Company under a Facilities Use Agreement between the Company and Centocor, Inc.

    4. Through September 30, 1997, the Company granted options to acquire an aggregate of 392,025 shares of Common Stock at exercise prices ranging from $1.20 to $4.35 to various directors, officers, employees and consultants.

    5. Through September 30, 1997, the Company issued 25,591 shares of Common Stock upon exercise of options.

    6. Through September 30, 1997, options to purchase 33,237 shares of Common Stock previously granted to former employees and a former director of the Company expired.

    7. In May 1996, the Company sold a total of 2,435,286 shares of its Series C Convertible Preferred Stock for an aggregate price of $9.7 million, or $4.00 per share, to private investors.

    8. On May 1, 1996, the Company sold a warrant to purchase 122,420 shares of its Common Stock at an exercise price of $8.71 per share for an aggregate price of $266,480 pursuant to a Financial Advisory Agreement between the Company and Genesis Merchant Group Securities LLC.

    9. On October 2, 1997, the Company issued a convertible promissory note in the principal amount of $3.0 million and sold a warrant to purchase 68,910 shares of Common Stock at an exercise price equal to 115% of the initial offering price in the Offering to one private investor.

    The Company believes that the transactions described above were exempt from registration under Sections 3(a)(9), 3(b) or 4(2) of the Securities Act because the subject securities were, respectively, either (i) exchanged by the issuer with its existing security holders exclusively, with no commission or other remuneration being paid or given directly or indirectly for soliciting such exchange; (ii) issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act; or (iii) sold to a limited group of persons, each of whom was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with the Company or its management and was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates evidencing the shares and/or agreements relating to the right to purchase such shares described above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT NO.                                                 EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
      1      Form of Underwriting Agreement.**

      3.1    Articles of Incorporation of the Registrant, as amended.++

      3.2    Bylaws of the Registrant.++

      4.1    Form of certificate evidencing Common Stock of the Registrant.++

      4.2    Stock Purchase Agreement, dated as of June 25, 1992, by and among the Registrant and the investors listed in Exhibit 1(a) thereto.++

     4.2(a)  Amendment to Stock Purchase Agreement, dated November 15, 1993, among the Registrant and the
             Investors.++

     4.2(b)  Amendment to Stock Purchase Agreement, dated September 20, 1994, among the Registrant and the
             Investors.++

     4.2(c)  Amendment to Stock Purchase Agreement, dated May 1, 1996, among the Registrant and the Investors.++

     4.2(d)  Amendment to Stock Purchase Agreement, dated September 26, 1997, among the Registrant and the
             Investors.++

      4.3    Stock Purchase Agreement, dated as of November 15, 1993, by and among the Registrant and the investors listed on Exhibit 1.1 thereto.++

     4.3(a)  Amendment to Stock Purchase Agreement dated September 20, 1994, among the Registrant and the
             Investors.++

     4.3(b)  Amendment to Stock Purchase Agreement, dated May 1, 1996, among the Registrant and the Investors.++

     4.3(c)  Amendment to Stock Purchase Agreement dated September 26, 1997, among the Registrant and the
             Investors.++

      4.4    Stock Purchase Agreement, dated September 20, 1994, between the Registrant and Centocor, Inc.++

      4.5    Stock Purchase Agreement, dated as of May 1, 1996, by and among the Registrant and the investors listed on Schedule 1.1 attached thereto.++

     4.5(a)  Amendment No. 1 to Stock Purchase Agreement, dated September 26, 1997, among the Registrant and the
             Investors.++

      4.6    Warrant, dated as of May 1, 1996, issued to Genesis Merchant Group Securities.++

      4.7    Form of Common Stock Warrant.++

      4.8    License Agreement, dated as of January 2, 1997, by and between The Wistar Institute of Anatomy and
             Biology and the Registrant (included in Exhibit 10.9).*++

      4.9    Stock Purchase Agreement dated as of July 17, 1997, between the Registrant and the Trustees of the
             University of Pennsylvania.++

      4.10   Securities Purchase Agreement, dated September 19, 1997, between the Registrant and A.H. Investments
             Ltd.++

      4.11   Common Stock Warrant, dated October 3, 1997, issued to A.H. Investments Ltd.++

      4.12   Convertible Promissory Note dated October 3, 1997, issued to A.H. Investments Ltd.++

      5      Opinion of Ballard Spahr Andrews & Ingersoll regarding legality of securities being registered.**

EXHIBIT NO.                                                 EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
     10.1    1992 Omnibus Stock Option Plan.+++

     10.2    1997 Non-Qualified Stock Option Plan.+++

     10.3    Research and Development and License Agreement, dated July 19, 1995, between the Registrant and
             American Cyanamid Company.*++

    10.3(a)  Amendment No. 1 to the Research and Development and License Agreement, dated October 3, 1997, between the Registrant and American Cyanamid Company.*++

     10.4    Supply Agreement, dated July 19, 1995, between the Registrant and American Cyanamid Company.*++

    10.4(a)  Amendment No. 1 to the Supply Agreement, dated October 3, 1997, between the Registrant and American
             Cyanamid Company.*++

     10.5    License and Option Agreement, dated March 6, 1995, between the Registrant and Centocor, Inc.*++

    10.5(a)  Amendment to License and Option Agreement, dated May 31, 1995, between the Registrant and Centocor,
             Inc.++

     10.6    License Agreement, dated December 1, 1994 between the Registrant and the Trustees of the University of Pennsylvania.*++

    10.6(a)  Amendment to License Agreement, dated July 17, 1997, between the Registrant and the Trustees of the
             University of Pennsylvania.++

     10.7    License Agreement, dated December 1, 1994, between the Registrant and the Institute of Biotechnology and Advanced Molecular Medicine, Inc.*++

     10.8    Agreement between the Registrant and the University of Iowa, effective December 3, 1992.*++

     10.9    License Agreement, dated as of January 2, 1997, by and between The Wistar Institute of Anatomy and
             Biology and the Registrant.*++

     10.10   Agreement, dated as of July 24, 1996, between the Registrant and Vincent R. Zurawski, Jr.+++

     10.11   Agreement, dated as of July 17, 1996, between the Registrant and Richard Ginsberg.+++

     10.12   Agreement, dated as of July 17, 1996, between the Registrant and Richard Ciccarelli.+++

     10.13   Agreement, dated as of July 17, 1996, between the Registrant and James Murphy.+++

     10.14   Agreement, dated as of July 17, 1996, between the Registrant and Anthony Marcucci.+++

     10.15   Agreement, dated as of July 17, 1996, between the Registrant and Richard Carrano.+++

     10.16   Facilities Use Agreement, dated September 20, 1994, between the Registrant and Centocor, Inc.*++

     10.17   Flex Lease, dated July 8, 1992, between Nairn Great Valley, Inc. and the Registrant.++

   10.17(a)  First Amendment to Flex Lease, dated January 11, 1993 by and between Nairn Great Valley, Inc. and the
             Registrant.++

   10.17(b)  Second Amendment to Flex Lease, dated November 19, 1993 by and between Nairn Great Valley, Inc. and the Registrant.++

   10.17(c)  Third Amendment to Agreement of Lease, dated September 23, 1997 by and between Liberty Property
             Limited Partnership and the Registrant.++

     10.18   Exclusive License Agreement, dated as of July 9, 1997, by and among the Registrant, [         ] and
             [         ].*++

EXHIBIT NO.                                                 EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
     10.19   License and Option Agreement, dated as of November 17,1997, by and between the Registrant and Biogen,
             Inc.*

     21      Subsidiaries of the Registrant.++

     23.1    Consent of Coopers & Lybrand L.L.P.

     23.2    Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5).

     23.3    Consent of Ratner & Prestia.

     23.4    Consent of Woodcock Washburn Kurtz Mackiewicz & Norris LLP.

     24      Power of Attorney (included in signature page).++

     27      Financial Data Schedule.


------------------------
+  Constitutes a management contract or compensatory plan.

* Confidential treatment has been requested for certain portions thereof. Such portions have been filed separately with the Commission.

**  To be filed by amendment.


++   Previously filed.


ITEM 17. UNDERTAKINGS.

    The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on November 20, 1997.


                                APOLLON, INC.

                                By:  /s/ VINCENT R. ZURAWSKI, JR.
                                     -----------------------------------------
                                     Vincent R. Zurawski, Jr.
                                     President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                                President, Chief Executive
/s/ VINCENT R. ZURAWSKI, JR.      Officer and Director
------------------------------    (principal executive       November 20, 1997
Vincent R. Zurawski, Jr.          officer)

                                Vice President, Finance
                                  and Administration,
/s/ JAMES G. MURPHY               Chief Financial Officer
------------------------------    and Treasurer (principal   November 20, 1997
James G. Murphy                   financial and accounting
                                  officer)

              *
------------------------------  Director                     November 20, 1997
        Morton Collins

              *
------------------------------  Director                     November 20, 1997
     Thomas S. Edgington

              *
------------------------------  Director                     November 20, 1997
      Christopher Moller

              *
------------------------------  Director                     November 20, 1997
   Hubert J. P. Schoemaker




*By:     /s/ JAMES G. MURPHY
      -------------------------
           James G. Murphy
          ATTORNEY-IN-FACT

                                 APOLLON, INC.
                       REGISTRATION STATEMENT ON FORM S-1
                                 EXHIBIT INDEX


EXHIBIT NO.                                                 EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
   10.19     License and Option Agreement dated as of November 19, 1997 by and between the Registrant and Biogen,
             Inc.*
   23.1      Consent of Coopers & Lybrand L.L.P.
   23.3      Consent of Ratner & Prestia.
   23.4      Consent of Woodcock Washburn Kurtz Mackiewicz & Norris LLP.
   27        Financial Data Schedule.


------------------------


* Confidential treatment has been requested for certain portions thereof. Such portions have been filed separately with the Commission.